Exhibit 10.3

Annex A to Amendment No. 2

REVOLVING CREDIT AGREEMENT
dated as of October 16, 2023
by and among
MAMMOTH ENERGY SERVICES, INC.,
as Borrower,
the other Loan Parties from time to time party hereto,
the Lenders from time to time party hereto,
and
FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Sole Lead Arranger, Sole Bookrunner, Agent, L/C Issuer and Swing Line Lender
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TABLE OF CONTENTS
Page
1.    DEFINITIONS    1
1.1    Certain Defined Terms    1
1.2    Accounting Terms and Determinations    46
1.3    Pro Forma Treatment    46
1.4    Other Definitional Provisions and References    47
1.5    Currency Matters    47
2.    ADVANCES AND LETTERS OF CREDIT    47
2.1    Revolving Credit Advances and Borrowings    47
2.2    Prepayments/Commitment Termination    49
2.3    Swing Line Advances    51
2.4    Interest and Applicable Margin; Fees    52
2.5    Tranche Rate Provisions    55
2.6    Letters of Credit    58
2.7    General Provisions Regarding Payment    58
2.8    Loan Account    58
2.9    Taxes    59
2.10    Capital Adequacy    60
2.11    Mitigation Obligations    60
2.12    Defaulting Lenders    61
2.13    Termination of Defaulting Lender    63
2.14    Notes    63
2.15    Increase of Revolving Loan Commitments; Additional Lenders    63
2.16    Appointment of Loan Party Representative    64
3.    REPRESENTATIONS AND WARRANTIES    65
3.1    Existence and Power; Affected Financial Institution    65
3.2    Organization and Authorization; No Contravention    65
3.3    Binding Effect    65
3.4    Capitalization    65
3.5    Financial Information    66
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3.6    Litigation    67
3.7    Ownership of Property    67
3.8    No Default    67
3.9    Labor Matters    67
3.10    Regulated Entities    67
3.11    Margin Regulations    68
3.12    Compliance With Laws; Anti-Terrorism Laws    68
3.13    Taxes    68
3.14    ERISA; Canadian Plans.    68
3.15    Brokers    70
3.16    Material Contracts    70
3.17    Environmental Compliance.    70
3.18    Intellectual Property    71
3.19    Real Property Interests    71
3.20    Full Disclosure    71
3.21    [Reserved]    72
3.22    Use of Proceeds    72
3.23    Insurance    72
3.24    Customer and Trade Relations    72
3.25    Bonding; Licenses    72
3.26    Solvency    72
3.27    Affiliate Transactions    72
3.28    Representations and Warranties in Loan Documents    72
4.    AFFIRMATIVE COVENANTS    73
4.1    Maintenance of Existence and Conduct of Business    73
4.2    Payment of Charges.    73
4.3    Books and Records    73
4.4    Insurance; Damage to or Destruction of Collateral.    74
4.5    Compliance with Laws    74
4.6    Canadian Plans    75
4.7    Intellectual Property    75
4.8    Environmental Matters    75

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4.9    Collateral Access Agreement    76
4.10    [Reserved]    76
4.11    Cash Management Systems    76
4.12    Maintenance of Property; Material Contracts    76
4.13    Inspection of Property and Books and Records; Appraisals.    76
4.14    Use of Proceeds    76
4.15    Further Assurances.    76
5.    NEGATIVE COVENANTS    77
5.1    Dispositions    78
5.2    Investments; Loans and Advances    79
5.3    Indebtedness    80
5.4    Employee Loans and Affiliate Transactions    82
5.5    Capital Structure and Business    82
5.6    Contingent Obligations    83
5.7    Liens    83
5.8    Consolidations and Mergers    84
5.9    ERISA    85
5.10    Hazardous Materials    85
5.11    Sale Leasebacks    85
5.12    Restricted Payments    85
5.13    Change of Corporate Name or Location; Change of Fiscal Year    86
5.14    No Restriction on Distributions; No Negative Pledges    86
5.15    Negative Pledge on Real Estate    86
5.16    Affiliate Compensation and Fees    86
5.17    Margin Stock; Use of Proceeds    87
5.18    Sanctions; Use of Proceeds    87
5.19    Prepayments of Other Indebtedness    87
5.20    Surety Bonds    87
6.    FINANCIAL COVENANT    88
6.1    Minimum Fixed Charge Coverage Ratio    88
7.    FINANCIAL STATEMENTS AND INFORMATION    88
7.1    Reports and Notices    88

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7.2    Communication with Accountants    88
8.    CONDITIONS PRECEDENT.    88
8.1    Conditions to the Initial Advances    88
8.2    Further Conditions to Each Advance    90
9.    EVENTS OF DEFAULT; RIGHTS AND REMEDIES    90
9.1    Events of Default    90
9.2    Remedies    92
9.3    Application of Proceeds    93
9.4    Actions in Concert    94
9.5    Waivers by Loan Parties    94
10.    EXPENSES AND INDEMNITY    94
10.1    Expenses    94
10.2    Indemnity    95
11.    AGENT    95
11.1    Appointment and Authorization    95
11.2    Agent and Affiliates    96
11.3    Action by Agent; Actions through Sub-Agents    96
11.4    Consultation with Experts    96
11.5    Liability of Agent    96
11.6    Indemnification    97
11.7    Right to Request and Act on Instructions    97
11.8    Credit Decision    97
11.9    Collateral Matters    97
11.10    Agency for Perfection    98
11.11    Notice of Default    98
11.12    Successor Agent    98
11.13    Disbursements of Revolving Credit Advances; Payment and Sharing of Payment    99
11.14    Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist 101
11.15    Withholding Tax    102
11.16    Agent May File Proof of Claim    103

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11.17    Agent in Individual Capacity    103
11.18    ERISA Fiduciary Representations and Warranties.    104
11.19    Acknowledgments Regarding Erroneous Payments    105
12.    MISCELLANEOUS    105
12.1    Survival    106
12.2    No Waivers    106
12.3    Notices    106
12.4    Severability    107
12.5    Amendments and Waivers    107
12.6    Assignments; Participations; Replacement of Lenders    109
12.7    Headings    111
12.8    Confidentiality    111
12.9    Waiver of Consequential and Other Damages    112
12.10    Reinstatement    112
12.11    Marshaling; Payments Set Aside    113
12.12    GOVERNING LAW; SUBMISSION TO JURISDICTION    113
12.13    WAIVER OF JURY TRIAL    113
12.14    Publication; Advertisement    114
12.15    Counterparts; Integration    114
12.16    No Strict Construction    114
12.17    USA PATRIOT Act Notification    114
12.18    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    114
12.19    Acknowledgement Regarding Any Supported QFCs    115
12.20    Judgment Currency    115

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INDEX OF
ANNEXES, EXHIBITS AND SCHEDULES
Annex A    -    Letters of Credit
Annex B    -    Cash Management Systems
Annex C    -    Financial Statements, Projections and other Reporting
Annex D    -    Collateral Reports
Annex E    -    Revolving Loan Commitments

Exhibit 7.1(b)    -    Form of Borrowing Base Certificate
Exhibit 12.6    -    Form of Assignment Agreement
Exhibit C    -    Form of Compliance Certificate

Schedule 3.1    -    Existence
Schedule 3.4    -    Capitalization
Schedule 3.16    -    Material Contracts
Schedule 3.17    -    Environmental Compliance
Schedule 3.18    -    Intellectual Property
Schedule 3.19    -    Real Property Interests
Schedule 3.25    -    Surety Bond Agreements; IP License Agreements
Schedule 3.27    -    Affiliate Transactions
Schedule 4.1    -    Corporate and Trade Names
Schedule 5.3    -    Indebtedness
Schedule 5.4    -    Employee Loans and Affiliate Transactions
Schedule 5.6    -    Contingent Obligations
Schedule 5.7    -    Liens

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REVOLVING CREDIT AGREEMENT
This REVOLVING CREDIT AGREEMENT, dated as of October 16, 2023, is by and among MAMMOTH ENERGY SERVICES, INC., a Delaware corporation (“Borrower”), the other Loan Parties from time to time party hereto, the Lenders from time to time party hereto, and FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Agent, L/C Issuer and Swing Line Lender.
RECITALS
WHEREAS, Borrower desires that Lenders extend certain revolving credit facilities to Borrower to provide funds necessary for the purpose of refinancing certain indebtedness of the Loan Parties and providing (a) working capital financing for Borrower and the other Loan Parties, (b) funds for other general corporate purposes of Borrower and the other Loan Parties, and (c) funds for other purposes permitted hereunder; and
WHEREAS, each Loan Party desires to secure all of the Obligations by granting to Agent, for the benefit of the Secured Parties, a perfected Lien upon substantially all of its personal property, including all outstanding Stock of each Subsidiary, pursuant to the terms of the Loan Documents.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:
1.DEFINITIONS
1.1Certain Defined Terms. For purposes of this Agreement, including the introductory paragraph, recitals, annexes, exhibits and schedules hereto, and the other Loan Documents, capitalized terms shall have the following meanings:
“Account Debtor” means any Person who may become obligated to a Loan Party under, with respect to, or on account of, an Account, any Chattel Paper or any General Intangibles (including a payment intangible).
“Accounts” means all rights, titles and interests of each Loan Party in all of such Loan Party’s “accounts,” as such term is defined in the UCC, except with respect to Accounts in Canada, where “accounts” has the meaning ascribed to such term in the PPSA, whether now owned, existing, hereafter acquired or arising, including all of such Loan Party’s (a) accounts receivable, other receivables, book debts and other forms of obligations (including any such obligations that may be characterized as an account or contract right under the UCC or the PPSA), (b) rights in, to and under all purchase orders or receipts for Goods or services, (c) rights to any Goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed Goods), (d) rights to payment due to any Loan Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Loan Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Loan Party), (e) healthcare insurance receivables, and (f) Supporting Obligations and other collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

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“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Stock of any Person or otherwise causing any Person to become a Subsidiary of Borrower, or (c) a merger or consolidation or any other combination with another Person.
“Additional Lender” as defined in Section 2.15(b).
“Adjusted EBITDA” means, for any period, with respect to Borrower and its Subsidiaries on a consolidated basis, the sum of:
(a)net income (or loss) for such period (excluding extraordinary gains and losses (in each case, as determined in accordance with GAAP immediately prior to giving effect to FASB’s Accounting Standards Update No. 2015-01)); plus
(b)to the extent reducing net income for such period, without duplication, the sum of the following:
(i)interest expenses for such period; plus
(ii)all charges against income for such period for federal, state, provincial, territorial and local Taxes (other than, for the avoidance of doubt, charges for Taxes that are excluded from the determination of the Fixed Charge Coverage Ratio pursuant to clause (b) of the definition thereof); plus
(iii)depreciation expenses for such period; plus
(iv)amortization expenses for such period; plus
(v)all fees and expenses paid or payable under the Management Agreement; plus
(vi)all amounts incurred and payable for all fees, commissions and charges under the Loan Documents and with respect to any Advances, or other Indebtedness for borrowed money, including any amendment, modification, or supplement hereof or thereof; plus
(vii)all non-cash losses or expenses (excluding non-cash losses or expenses relating to a write-down, write off or reserve with respect to Accounts or Inventory); plus
(viii)any extraordinary charges or losses (in each case, as determined in accordance with GAAP immediately prior to giving effect to FASB’s Accounting Standards Update No. 2015-01); plus
(ix)non-capitalized fees and expenses paid during such period which were incurred in connection with the closing of the transactions contemplated hereby in an aggregate amount not to exceed $150,000 and paid on or within 180 days of the Closing Date; plus
(x)all non-capitalized fees and expenses paid in connection with each Permitted Acquisition and each Permitted Joint Venture Investment whether or not successful, not to exceed 3% of the aggregate cash consideration paid in connection therewith, and in each

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case, paid on or within 180 days of the applicable closing date of such Permitted Acquisition or Permitted Joint Venture Investment; plus
(xi)all non-capitalized fees and expenses paid in connection with the consummation of primary or secondary offerings of the Stock of Borrower in an amount not to exceed $5,000,000 in the aggregate and paid on or within 180 days of the applicable closing date of such transaction, and in each case, as evidenced by supporting documentation as Agent may require in its Permitted Discretion; minus
(c)to the extent increasing net income for such period the sum, without duplication, the sum of the following:
(i)interest income, including any interest income arising with respect to the PREPA Receivable; plus
(ii)other than any amount received in relation to a PREPA Receivable, any unusual, one-time or non-recurring gains (in each case, as determined by reference to GAAP immediately prior to giving effect to FASB’s Accounting Standards Update No. 2015-01); plus
(iii)non-cash gains (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash items that reduced net income in any prior period).
“Advance” means any Revolving Credit Advance and/or Swing Line Advance, as the context may require.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” as defined in Section 12.6(c).
“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 15% or more of the Stock having ordinary voting power in the election of directors (or managers) of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, and (c) each of such Person’s officers, directors, members, managers, joint venturers and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, that the term “Affiliate” shall specifically exclude Agent, L/C Issuer, Swing Line Lender and each Lender.
“Agent” means Fifth Third Bank, National Association, in its capacity as administrative agent for the Lenders under the Loan Documents or any successor administrative agent appointed pursuant to Section 11.12.
“Agreed Currency” as defined in Section 12.20.
“Agreement” means this Revolving Credit Agreement.

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“AMLA” means Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and its associated regulations in effect as of the date hereof and any other applicable or analogous anti-money laundering Laws of Canada, including any guidelines or orders thereunder.
“Anti-Corruption Laws” means any applicable law or regulation in the U.S., Canada or any other applicable jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act, and the Corruption of Foreign Public Officials Act (Canada).
“Anti-Terrorism Laws” means any applicable Laws relating to terrorism financing or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, and the Laws comprising or implementing the Bank Secrecy Act and AMLA.
“Applicable Margin” means, as of any date of determination, the applicable per annum rate in the applicable column set forth in the table below based on the Average Excess Availability Percentage.

Pricing Grid Level	Average Excess Availability Percentage	Base Rate applicable to Revolving Credit Advances	Tranche Rate applicable to Revolving Credit Advances
I	> 66.66%	0.75%	1.75%
II	> 33.33% and < 66.66%	1.00%	2.00%
III	< 33.33%	1.25%	2.25%

From the Closing Date until the Fiscal Quarter ending December 31, 2023 (such date, the “First Pricing Grid Determination Date”), the Applicable Margin shall be determined by reference to “Pricing Grid Level III” as set forth above. From and after the First Pricing Grid Determination Date, the Applicable Margin shall be determined as of the end of each Fiscal Quarter ending on or after the First Pricing Grid Determination Date (each such date, a “Determination Date”). Upon Agent’s receipt of the applicable Financial Statements and a corresponding Borrowing Base Certificate, the Applicable Margin will be subject to adjustment in accordance with the table set forth above based on the Average Excess Availability Percentage for the applicable Fiscal Quarter so long as no Event of Default is existing as of the applicable Determination Date (and, if any such Event of Default is then existing and continuing, including the failure to timely deliver the applicable Financial Statements and a corresponding Borrowing Base Certificate, the Applicable Margin shall be determined by reference to “Pricing Grid Level III” as set forth above, commencing on the first date of such Event of Default). The foregoing adjustment, if applicable, will become effective on the first Business Day of the first calendar month after Agent’s receipt of the applicable Financial Statements and a corresponding Borrowing Base Certificate until the next succeeding effective date of adjustment pursuant to this definition.
In the event that any applicable Borrowing Base Certificate is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) Borrower shall immediately deliver to Agent a corrected Borrowing Base Certificate for that period, (ii) the Applicable Margin shall be determined based on the corrected Borrowing Base Certificate for that period, and (iii) Borrower shall immediately pay to Agent (for the account of the Lenders that hold the Revolving Loan Commitments and Advances at the time such payment is received, regardless of whether those Lenders held the Revolving Loan

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Commitments and Advances during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall not limit the rights of Agent or the Lenders with respect to Section 2.4(c) and Section 9 and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Advances.
“Application Event” means (a) the occurrence of a failure by Borrower to repay all of the Obligations in full on the Commitment Termination Date, or (b) the occurrence and continuance of an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 9.3(b).
“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.
“Assignment Agreement” means an assignment agreement substantially in the form of Exhibit 12.6.
“Availability” means, as of any date of determination, the lesser of (a) the Maximum Revolver Amount as of such date and (b) the Borrowing Base as of such date.
“Average Excess Availability Percentage” means, with respect to any period, the quotient (expressed as a percentage) of (a) the quotient of (i) the aggregate amount of Excess Availability for each Business Day in such period divided by (ii) the number of Business Days in such period divided by (b) Availability for such period.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other Law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms, or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product” means any of the following products, services or facilities extended to any Loan Party from time to time by Agent, any Lender or any of Affiliate of Agent or any Lender or any Person who was Agent, a Lender or an Affiliate of Agent or a Lender at the time it provided such products, services or facilities: (a) any services in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox services, stop payment services, and other treasury management services; (b) commercial credit

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card and merchant card services; and (c) other banking products or services as may be requested by any Loan Party, other than Letters of Credit and Rate Contracts; provided, that no such products, services or facilities provided by any Lender (other than any Lender that is also Agent or an Affiliate of Agent) or any of its respective Affiliates shall be deemed to be “Bank Products” hereunder until Agent has been notified in writing by the applicable Lender thereof.
“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.
“Base Rate” means a variable per annum rate, as of any date of determination, equal to the greater of: (a) 0.0% or (b) the rate that Fifth Third publicly announces, publishes or designates from time to time as its index rate or prime rate, or any successor rate thereto, in effect at its principal office. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Fifth Third may make commercial loans or other loans at rates of interest at, above or below the Base Rate. Any change in the Base Rate shall be effective for purposes of this Agreement on the date of such change without notice to Borrower.
“Base Rate Loans” means Advances that accrue interest by reference to the Base Rate in accordance with the terms of this Agreement.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation and/or analogous or equivalent information required under applicable Laws in effect in Canada.
“Beneficial Ownership Regulation” means (i) the United States 31 C.F.R. § 1010.230 and/or (ii) analogous or equivalent applicable Laws in effect in Canada.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the IRC or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the IRC) the assets of any such “employee benefit plan” or “plan”.
“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder, as in effect from time to time.
“BillPayer Service” means Agent’s (or, as applicable, its Affiliate’s) then current automated bill paying service, as established and implemented by Agent (or such Affiliate) in accordance with its methods and procedures periodically in effect.
“Bonded Accounts” means as to any Loan Party, all now owned or hereafter acquired Accounts and proceeds thereof, including all insurance proceeds and letter of credit proceeds, in each case solely to the extent such Accounts and proceeds thereof arise out of a Bonded Contract, including Bonded Retainage, and other forms of obligations owing to any Loan Party under instruments and documents of title constituting the foregoing rights, securities, and guarantees with respect to each of the foregoing.
“Bonded Contract” means the contracts listed on Schedule 3.25 and any future contract in respect of which any Surety Bond is issued on behalf of any Loan Party.
“Bonded Inventory” means all Inventory of the Loan Parties that is furnished under any Bonded Contract or that is delivered to, prefabricated for or specifically ordered for a Bonded Job Site.

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“Bonded Job Site” means the site specified in a Bonded Contract where any Loan Party is to perform the services required thereunder.
“Bonded Retainage” means contract proceeds periodically withheld by an Account Debtor to provide further security for the performance by any Loan Party of a Bonded Contract, and as such are payable to it only upon a clear demonstration of compliance with terms of the Bonded Contract.
“Borrower” as defined in the introductory paragraph hereto.
“Borrowing Base” means, as of any date of determination by Agent, with respect to the Loan Parties, the sum of:
(a)up to 90% of the Eligible Investment Grade Accounts at such time, plus
(b)up to 90% of the Eligible Unbilled Investment Grade Accounts at such time (provided, that the aggregate amount included in the Borrowing Base pursuant to this clause (b) and clause (d) below shall not exceed 20% of the Borrowing Base), plus
(c)up to 85% of the Eligible Non-Investment Grade Accounts at such time, plus
(d)up to 85% of the Eligible Unbilled Non-Investment Grade Accounts at such time (provided, that the aggregate amount included in the Borrowing Base pursuant to this clause (d) and clause (b) above shall not exceed 20% of the Borrowing Base), plus
(e)the lesser of (i) up to 65% of the Eligible Inventory at such time valued at the lower of cost (determined on a first in, first out basis) or market and (ii) up to 85% of the Net Orderly Liquidation Percentage of Eligible Inventory at such time (provided, that the aggregate amount included in the Borrowing Base pursuant to this clause (e) in respect of Eligible Inventory shall not exceed the lesser of $3,750,000 and 5% of the Borrowing Base), plus
(f)up to 90% of the lesser of face value and current market value (as determined by Agent in its Permitted Discretion) of Eligible Government Securities, plus
(g)up to 80% of the lesser of face value and current market value (as determined by Agent in its Permitted Discretion) of Eligible Municipal/Corporate Bonds, plus
(h)up to 50% of the current market value (as determined by Agent in its Permitted Discretion) of Eligible Equity Securities, plus
(i)up to 100% of Qualified Cash, plus
(j)up to 80% of the lesser of face value and current market value (as determined by Agent in its Permitted Discretion) of Eligible Convertible Bonds; provided that if Agent determines in its Permitted Discretion that the current market value thereof is based on the stock conversion value, then such 80% advance rate shall be reduced to up to 60%, minus
(k)Reserves established by Agent at such time in accordance with the terms of this Agreement.

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In addition, at no time shall the aggregate amount included in the Borrowing Base pursuant to (i) clauses (a), (b), (c) and (d) above in respect of such Accounts payable in Canadian Dollars, exceed the lesser of $3,750,000 and 5% of the Borrowing Base, and (ii) clauses (g), (h) and (j) above exceed $10,000,000.
Agent may, in its Permitted Discretion, reduce or otherwise adjust the advance rates set forth above, establish or otherwise adjust Reserves or reduce or otherwise adjust one or more of the other elements used in computing the Borrowing Base, including standards of eligibility consistent with the terms of this Agreement. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to Agent pursuant to Annex D.
“Borrowing Base Cash Collateral Account” means one or more Deposit Accounts that are subject to a Deposit Account Control Agreement that provides Agent with the sole dominion and control over such Deposit Account, including, for the avoidance of doubt, the disposition of the amounts on deposit therein.
“Borrowing Base Certificate” means a certificate in the form of Exhibit 7.1(b) and delivered to Agent pursuant to Annex D.
“Business Day” means (a) with respect to all notices and determinations, including Interest Payment Dates, in connection with the Tranche Rate, any day that commercial banks in New York, NY are required by law to be open for business and that is a U.S. Government Securities Business Day, which means any day other than a Saturday, Sunday, or day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities and (b) in all other cases, any day on which commercial banks in Cincinnati, Ohio and New York, New York are required by Law to be open for business; provided, that, notwithstanding anything to the contrary in this definition, at any time during which a Rate Contract with any Secured Party is then in effect with respect to all or a portion of the Obligations, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Rate Contract shall govern with respect to all applicable notices and determinations in connection with such portion of the Obligations arising under such Rate Contract. Periods of days referred to in the Loan Documents will be counted in calendar days unless Business Days are expressly prescribed.
“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than 1 year and that are required to be capitalized under GAAP; excluding, without duplication, any such expenditures or liabilities to the extent constituting (a) expenditures of insurance proceeds to acquire or repair any asset, (b) leasehold improvements for which Borrower or any Subsidiary is reimbursed by the lessor, sublessor or sublessee, (c) expenditures made with the proceeds of any amount reinvested pursuant to Section 2.2(b)(ii), or (d) consideration for Permitted Acquisitions. Capital Expenditures shall include the total principal portion of Capital Lease Obligations.
“CAD Dollars,” “Canadian Dollars” or “CAD $” refers to lawful money of Canada.
“Canadian Benefit Plans” means all material employee benefit plans or arrangements maintained or contributed to by any Canadian Loan Party that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, social assistance, bonus, incentive compensation, phantom stock, legal services,

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supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plan and arrangements in which the employees or former employees of any Canadian Loan Party participate or are eligible to participate but excluding all stock option or stock purchase plans.
“Canadian Insolvency Laws” means any of the BIA, the CCAA, the Wind-Up and Restructuring Act and any other applicable insolvency, bankruptcy, liquidation, reorganization, arrangement or relief of debtor or other similar law of any jurisdiction, including (the Canada Business Corporation Act (Canada)) where such statute is used by a Person to propose an arrangement and any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it. All references in this Agreement and the other Loan Documents to “bankruptcy,” “bankruptcy laws,” “insolvency,” “Debtor Relief Laws,” “Insolvency Event,” and similar terms are treated as also referring to the Canadian Insolvency Laws.
“Canadian Loan Party” means a Loan Party that is organized under the Laws of a province or a territory or the federal laws of Canada.
“Canadian Pension Plans” means all plans and arrangements which are considered to be pension plans for the purposes of any applicable pension benefits standard statute and/or regulation in Canada established, maintained or contributed to by any Loan Party for its employees or former employees, but does not include the Canada Pension Plan as maintained by the Government of Canada.
“Canadian Pension Termination Event” means (a) the voluntary full or partial wind up of a Canadian Pension Plan that is a registered pension plan by a Loan Party or the taking of any action for the purpose of effecting the foregoing; (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer such a plan; or (c) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of, winding up or the appointment of trustee to administer, any such plan.
“Canadian Tax Act” means the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder, as in effect from time to time.
“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person, subject to Section 1.2.
“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease, subject to Section 1.2.
“Cash Collateral” as defined in Annex A.
“Cash Dominion Period” means the period (a) commencing on the earlier of the date that (i) Excess Availability as of such date is less than the greater of 12.5% of Availability as of such date and $5,000,000 and (ii) a Event of Default has occurred and is continuing; and (b) ending on the date that (i) Excess Availability is equal to or greater than the greater of 12.5% of Availability and $5,000,000 for 30 consecutive days and (ii) no Default or Event of Default exists.
“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or the Canadian federal government or (ii) issued by any agency of the United States federal government or an agency of

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the Canadian federal government the obligations of which are fully backed by the full faith and credit of the United States federal government or the Canadian federal government, as the case may be, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, or by a province or territory of Canada or any political subdivision or taxing authority thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the Laws of any state of the United States, any province or territory of Canada or the federal laws of Canada, (d) (x) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the Laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $500,000,000, and (y) any Canadian Dollar-denominated demand and time deposits and certificates of deposit or acceptances with any financial institution that is a commercial bank organized under the laws of Canada, having combined capital and surplus and undivided profits not less than the Dollar Equivalent of $500,000,000 and is rated at least A-3 by S&P or at least P-3 by Moody’s, and (e) shares of any United States or Canadian money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of the Dollar Equivalent of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States or Canada, as the case may be; provided that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.
“Cash Management Systems” as defined in Section 4.11.
“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder, as in effect from time to time.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canada or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, or within the meaning of any analogous or applicable Laws in effect in Canada) (other than any Permitted Holder) shall have acquired (i) beneficial ownership of 50% or more on a fully diluted basis of the voting Stock of Borrower in the aggregate, or (ii) the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar

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governing body) of Borrower; or (b) except as permitted by Section 5.1, Borrower shall cease to beneficially own and control, directly or indirectly, 100%, on a fully diluted basis, of the economic and voting interest in the Stock of its Subsidiaries.
“Charges” means all federal, state, provincial, territorial, county, city, municipal, local, foreign or other governmental Taxes (including Taxes owed to the PBGC at the time due and payable), levies, assessments, charges, Liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Loan Party, (d) any Loan Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Loan Party’s business.
“Chattel Paper” means all rights, titles and interests of each Loan Party in all of such Loan Party’s “chattel paper,” as such term is defined in the UCC, except with respect to Chattel Paper in Canada, where “chattel paper” has the meaning ascribed to such term in the PPSA, including electronic chattel paper, whether now owned or existing or hereafter acquired or arising, wherever located.
“Closing Date” means the date of this Agreement.
“Closing Date Surety Bond” means that certain Agreement of Indemnity, dated as of August 11, 2022, by and among Borrower and the other Loan Parties party thereto, in each case as the “Contractor” and “Indemnitors” thereunder, and International Fidelity Insurance Company and/or Harco National Insurance Company, both affiliates of IAT Insurance Group, Inc., as amended by that certain Rider to Agreement of Indemnity, dated August 11, 2022, by and among Borrower and the other Loan Parties party thereto and Harco National Insurance Co., in each case, as in effect on the Closing Date.
“Collateral” means the property covered by the Guaranty and Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, whether now owned or existing or hereafter acquired or arising, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations, but specifically excluding the Excluded Property.
“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgment letter of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s books and records or Eligible Inventory, in each case, in form and substance satisfactory to Agent in its Permitted Discretion and pursuant to which (a) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request (or, in the case of a warehouseman or processor, such warehouseman or processor alternatively agrees to allow Agent to enter upon the warehouse or processor premises to remove the Collateral); and (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request (or alternatively agrees to allow Agent to enter upon the premises to remove the Collateral).
“Collateral Documents” means the Guaranty and Security Agreement, the Guarantee and General Security Agreement, any Patent Security Agreements, any Trademark Security Agreements, any Copyright Security Agreements, the Perfection Certificate, the Collateral Access Agreements, the Deposit

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Account Control Agreements, any Control Letters, and all other agreements heretofore, now or hereafter entered into in favor of Agent or any Lender guarantying payment of, or granting a Lien upon property as security for payment of, the Obligations.
“Collateral Reports” means the reports with respect to the Collateral referred to in Annex D.
“Collection Account” means one or more deposit accounts of a Loan Party as may be specified in writing by Agent as a “Collection Account” for purposes of this Agreement.
“Commitment Termination Date” means the earliest of (a) the Stated Maturity Date, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Advances to remain outstanding pursuant to Section 9.2(b), and (c) the date of prepayment in full by Borrower of the outstanding Advances and the cancellation and return (or stand-by guaranty) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex A, and the termination and permanent reduction of the Revolving Loan Commitments to $0.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a compliance certificate in the form of Exhibit C.
“Conforming Changes” means, with respect to the use, administration of, or any conventions associated with the Tranche Rate or any proposed Successor Rate, as applicable, any changes to the terms of this Agreement related to the timing, frequency, and methodology of determining rates and making payments of interest, including changes to the definition of Business Day, lookback periods or observation shift, prepayments, and borrowing, conversion, or continuation notices, and other technical, administrative, or operational matters, as may be appropriate, in the discretion of Agent, to reflect the adoption and implementation of such applicable rate and to permit the administration thereof by Agent in an operationally feasible manner and, to the extent feasible, consistent with market practice.
“Consolidating” means, with respect to any Financial Statements, Financial Statements that are prepared on an entity-by-entity or division-by-division basis, as applicable, consistent with the applicable historical Financial Statements delivered to Agent on or before the Closing Date.
“Contingent Acquisition Consideration” means any earnout obligation or similar deferred or contingent obligation of any Loan Party or any of its Subsidiaries incurred or created in connection with a Permitted Acquisition.
“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such

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obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.
“Contracts” means all rights, titles and interests of each Loan Party in such Loan Party’s “contracts,” as such term is defined in the UCC, whether now owned or existing or hereafter acquired or arising, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Loan Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.
“Control Letter” means a letter agreement between Agent and (a) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Loan Party, (b) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a Securities Account in the name of any Loan Party, or (c) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Loan Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to Agent, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Loan Party.
“Copyright License” means any and all rights now owned or hereafter acquired by any Loan Party under any written agreement granting any right to use any Copyright or Copyright registration.
“Copyright Security Agreements” means, collectively, each Copyright Security Agreement made in favor of Agent, on behalf of itself and Lenders, by each applicable Loan Party.
“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, in the Canadian Intellectual Property Office or in any similar office or agency of Canada or any province or territory thereof, or in any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate recommended by the relevant Governmental Authority for determining “Daily Simple SOFR” for syndicated credit facilities; provided, that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.
“Debt Payments” means, for any period, in each case, all cash actually expended by Borrower or any Subsidiary to make (a) interest payments on any Advances, plus (b) payments for all

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fees, commissions and charges set forth herein, plus (c) payments on Capital Lease Obligations, plus (d) scheduled payments with respect to any other Indebtedness for borrowed money.
“Debtor Relief Laws” means the Bankruptcy Code, all Canadian Insolvency Laws, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, any state thereof, Canada or any province or territory thereof, or other applicable jurisdictions from time to time in effect.
“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.
“Default Rate” as defined in Section 2.4(c).
“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, any L/C Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advance) within two Business Days of the date when due, (b) has notified Borrower, Agent or any L/C Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Event, (ii) had appointed for it a receiver, interim receiver, custodian, conservator, trustee, monitor, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to Borrower, each L/C Issuer, each Swing Line Lender, and each Lender.
“Deposit Account Control Agreement” means, with respect to any Deposit Account, an agreement in form and substance reasonably satisfactory to Agent, among Agent, the financial institution

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or other Person at which such Deposit Account is maintained and the Loan Party maintaining such account, effective for Agent to obtain “control” (within the meaning of Articles 8 and 9 under the UCC) of such account.
“Deposit Accounts” means all “deposit accounts” as such term in defined in the UCC, now or hereafter held in the name of any Loan Party.
“Dilution” means, as of any date of determination, a percentage, based upon the 12 most recently ended full Fiscal Months, that is the quotient of the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits or other dilutive items with respect to the Accounts of the Loan Parties during such period divided by (b) the total gross billings with respect to such Accounts during such period.
“Disbursement Account” means a disbursement account specified by Agent to Borrower as the “Disbursement Account” from time to time.
“Document of Title” has the meaning prescribed for such term in the PPSA, which definition is incorporated herein by reference.
“Documents” means all rights, titles and interests of each Loan Party in such Loan Party’s “documents,” as such term is defined in the UCC, whether now owned or existing or hereafter acquired or arising, wherever located.
“Dollars” or “$” means lawful currency of the United States of America.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, and (b) if such amount is expressed in Canadian Dollars, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with Canadian Dollars last provided (either by publication or otherwise provided to Agent) by the applicable Bloomberg LP screen page (or such other commercially available source providing such quotations as may be selected by Agent) on the date that is immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by Agent using any method of determination it deems appropriate in its sole discretion). Any determination by Agent pursuant to clause (b) above shall be conclusive absent manifest error.
“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

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“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Accounts” means the Accounts of the Loan Parties (other than, for the avoidance of doubt, Eligible Unbilled Accounts) which Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Credit Advances and Swing Line Advances and the issuance of Letters of Credit. Without limiting Agent’s discretion provided herein, Eligible Accounts shall not include the following Accounts of the Loan Parties:
(a)(i) Accounts that are not paid within the earlier of 60 days following its due date or 90 days following its original invoice date and (ii) Accounts that specify a due date more than 90 days after original invoice date;
(b)Accounts that are the obligations of an Account Debtor if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the criteria set forth in clause (a) of this definition;
(c)Accounts that are the obligations of an Account Debtor located in a foreign country other than Canada, unless such Account is backed by a letter of credit that is in the possession of, and is directly drawable by, Agent, or is supported by a guaranty or acceptance terms, which, in each case of this clause (c), is acceptable to Agent in its Permitted Discretion;
(d)(i) Accounts that are the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Agent, in its Permitted Discretion, has agreed to the contrary in writing, or the applicable Loan Party has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation, or (ii) Accounts that are the obligation of an Account Debtor that is His Majesty in right of Canada or any provincial, territorial or local political subdivision thereof, or any province, territory or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing, or the applicable Loan Party has complied with respect to such obligation with the Financial Administration Act (Canada) or equivalent for the applicable province or territory, as amended, as applicable, and any other steps necessary to perfect the security interest and lien of Agent in such Account or necessary to assign such Account have been complied with to Agent’s satisfaction;
(e)Accounts that are owed by an Account Debtor or any Affiliate of such Account Debtor to which a Loan Party or any Subsidiary is liable for Goods sold or services rendered by the applicable Account Debtor or Affiliate thereof to such Loan Party or Subsidiary but only to the extent of the potential offset;
(f)Accounts to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account, but only to the extent of the maximum potential amount of such defense, counterclaim setoff or dispute against the applicable Account;
(g)Accounts that arise from a sale to any Affiliate of any Loan Party;
(h)Accounts, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, that exceed (i) 25% of the amount of all Accounts

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constituting Eligible Accounts and Eligible Unbilled Accounts, in each case, for Investment Grade Account Debtors and (ii) 15% of the amount of all Accounts constituting Eligible Accounts and Eligible Unbilled Accounts, in each case, for Account Debtors who are not Investment Grade Account Debtors, in each case of clauses (h)(i) and (h)(ii), subject to increase in Agent’s Permitted Discretion or, for specific Accounts, at such higher levels as may from time to time at the request of Borrower be agreed to by Agent in its Permitted Discretion.
(i)Accounts with respect to which an invoice, reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;
(j)Accounts where:
(i)the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or
(ii)a petition is filed by or against any Account Debtor obligated upon such Account under any Debtor Relief Law;
(k)(i) Accounts as to which a Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, (ii) Accounts which represent a progress billing consisting of an invoice for Goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Loan Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer, or (iii) Accounts which represent a pre-billing;
(l)Accounts that arise with respect to Goods that are sold on a bill-and-hold basis;
(m)Accounts that arise with respect to Goods that are sold on a cash-on-delivery basis;
(n)Accounts to the extent such Account exceeds any credit limit established by Agent, in its Permitted Discretion, following prior written notice of such limit by Agent to Borrower;
(o)Accounts that are payable in any currency other than United States Dollars or Canadian Dollars (but any Accounts payable in Canadian Dollars must be converted to Dollars immediately when included in the Borrowing Base and updated with each Borrowing Base Certificate delivered to Agent, in accordance with the conversion rate appearing on the Bloomberg LP screen page (or such other commercially available source providing such quotations as may be selected by Agent);
(p)Accounts that (i) are not owned by a Loan Party or (ii) are subject to any right, claim, Lien or other interest of any other Person, other than Liens in favor of Agent, securing the Obligations;
(q)Accounts that arise with respect to Goods that are placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is conditional;
(r)Accounts that are evidenced by a judgment, Instrument or Chattel Paper;

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(s)Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;
(t)Accounts that do not arise from the sale of Goods or the performance of services by a Loan Party in the Ordinary Course of Business, including sales of Equipment and bulk sales;
(u)(i) Accounts that are not subject to a first priority perfected Lien in favor of Agent, on behalf of the Secured Parties and (ii) to the extent not included in the foregoing clause (u)(i), Bonded Accounts;
(v)Accounts which consist (or to the extent consisting) of (i) deposits, (ii) vendor warranty claims, (iii) finance charges, service charges, or interest on delinquent Accounts, (iv) proceeds of consigned Inventory, (v) debit memoranda, (vi) retainage, (vii) credit memos, (viii) unreconciled amounts, or (ix) any credit balances due the Account Debtor thereof that have been on the Loan Parties’ books and records for 90 or more days;
(w)Accounts with respect to which any of the representations, warranties, covenants, and agreements contained in this Agreement, any Collateral Document or any other Loan Documents are incorrect in any material respect (without duplication of any materiality qualifier) as determined by Agent in its Permitted Discretion or have been breached;
(x)Accounts that arise out of a sale or other disposition of any assets that constitute Surety Collateral; or
(y)Accounts Agent otherwise deems to be ineligible in its Permitted Discretion.
If any Account at any time ceases to be an Eligible Account, such Account shall immediately be excluded from the calculation of Eligible Accounts.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person, a Loan Party or an Affiliate of a Loan Party) approved by (i) Agent (such approval not to be unreasonably withheld), (ii) Swing Line Lender and L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, Borrower (such approval not to be unreasonably withheld, and shall be deemed provided unless expressly withheld by Borrower within 10 Business Days of request therefor); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower, any Permitted Holder or any of Borrower’s or any Permitted Holder’s Affiliates or Subsidiaries.
“Eligible Convertible Bonds” means one or more bonds owned by a Loan Party that can be converted into a predetermined amount of Stock of the applicable issuer so long as (a) such issuer maintains a corporate credit rating of BBB- or higher by S&P or Baa3 or higher by Moody’s, and (b) such bonds are held in one or more Securities Accounts that are subject to a Securities Account Control Agreement.
“Eligible Equity Securities” means at any time, common and preferred equity securities, United States receipts and closed-end mutual funds, in each case that are owned by a Loan Party and that are then listed on the NYSE and NASDAQ, so long as such securities, receipts and mutual funds are held in one or more Securities Accounts that are subject to a Securities Account Control Agreement.

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“Eligible Government Securities” means any readily-marketable securities issued by any agency of the United States federal government, the obligations of which are fully backed by the full faith and credit of the United States federal government in each case that are owned by a Loan Party, so long as such securities are held in one or more Securities Accounts that are subject to a Securities Account Control Agreement.
“Eligible Inventory” means the Inventory of the Loan Parties consisting of wet sand and/or dry sand which Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Credit Advances and Swing Line Advances and the issuance of Letters of Credit. Without limiting Agent’s discretion provided herein Eligible Inventory shall not include the following Inventory of the Loan Parties:
(a)Inventory that is damaged and unfit for sale or excess, obsolete, unsalable, shopworn, or seconds;
(b)Inventory that is located at any site if the aggregate book value of Inventory at any such location is less than $250,000;
(c)Inventory that is placed on consignment or is held by a customer on a bill-and-hold, guaranteed sale, sale-and-return, or sale on approval basis;
(d)Inventory that (i) is not located on a premises owned, leased or rented by or to a Loan Party and set forth in Schedule 3.19, (ii) is stored at a leased location, unless Agent has given its prior written consent thereto and unless (A) a reasonably satisfactory Collateral Access Agreement has been delivered to Agent, or (B) Reserves reasonably satisfactory to Agent have been established with respect thereto, (iii) is stored with a bailee or warehouseman unless (A) a reasonably satisfactory, acknowledged bailee letter agreement has been received by Agent with respect thereto, or (B) Reserves reasonably satisfactory to Agent have been established with respect thereto, (iv) is in-process with a processor unless a reasonably satisfactory, acknowledged processor letter agreement has been received by Agent with respect thereto, or (v) is not located in the United States of America;
(e)Inventory that is in transit, except for Inventory in transit between domestic locations of Loan Parties as to which Agent’s Liens have been perfected at origin and destination;
(f)Inventory subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or disposition of that Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies);
(g)Inventory that consists of packing or shipping materials, or manufacturing supplies;
(h)Inventory that consists of tooling or replacement parts;
(i)Inventory that consists of display items;
(j)Inventory that consists of Goods which have been returned by the buyer and are unsalable;

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(k)Inventory that consists of any costs associated with “freight-in” charges in excess of normal and customary freight;
(l)Inventory that consists of Hazardous Materials or Goods that can be transported or sold only with licenses that are not readily available;
(m)Inventory that is not covered by casualty insurance reasonably acceptable to Agent;
(n)Inventory that is not owned by a Loan Party or is subject to Liens other than Agent’s Liens or rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Loan Party’s performance with respect to that Inventory);
(o)Inventory that is not subject to a first priority perfected Lien in favor of Agent on behalf of itself and the other Secured Parties;
(p)Inventory that is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except Liens in favor of Agent, on behalf of itself and the other Secured Parties;
(q)Inventory (other than raw materials and work-in-progress) that is not of a type held for sale in the Ordinary Course of Business;
(r)Inventory which is a discontinued product or component thereof;
(s)Inventory which is perishable;
(t)Inventory which is not reflected in a current perpetual inventory report of a Loan Party; and
(u)Inventory Agent otherwise deems to be ineligible in its Permitted Discretion.
If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall immediately be excluded from the calculation of Eligible Inventory.
“Eligible Investment Grade Accounts” means, at any time, Eligible Accounts if the Account Debtor in respect of such Eligible Account is an Investment Grade Account Debtor.
“Eligible Municipal/Corporate Bonds” means any readily-marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s and that are owned by a Loan Party, so long as such obligations are held in one or more Securities Accounts that are subject to a Securities Account Control Agreement.
“Eligible Non-Investment Grade Accounts” means, at any time, Eligible Accounts if the Account Debtor in respect of such Eligible Account is not an Investment Grade Account Debtor.
“Eligible Swap Counterparty” means Agent, any Affiliate of Agent, any Lender and/or any Affiliate of any Lender that (a) at any time it occupies such role or capacity (whether or not it remains

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in such capacity) enters into (or has entered into), at the time such Person (or such Person’s Affiliate) becomes a Lender under this Agreement, a Rate Contract permitted hereunder with Borrower or any Subsidiary of Borrower and (b) in the case of a Lender or an Affiliate of a Lender (other than an Affiliate of Agent), maintains a reporting system acceptable to Agent with respect to Rate Contract exposure and agrees with Agent to provide regular reporting to Agent in form and substance reasonably satisfactory to Agent, with respect to such exposure. In addition thereto, any Affiliate of a Lender shall, upon Agent’s request, execute and deliver to Agent a letter agreement pursuant to which such Affiliate designates Agent as its agent and agrees to share, pro rata, all expenses relating to liquidation of the Collateral for the benefit of such Affiliate.
“Eligible Unbilled Accounts” means, at any time, Accounts of any Loan Party (other than, for the avoidance of doubt, Eligible Accounts) arising in the Ordinary Course of Business which Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Credit Advances and Swing Line Advances and the issuance of Letters of Credit that (a) represent services previously performed by such Loan Party and accepted by the Account Debtor, (b) have not been fully invoiced and billed to the Account Debtor in accordance with such Loan Party’s written agreement with the Account Debtor, and (c) would otherwise constitute an Eligible Account but for the fact that the full amount of such Account has not been invoiced and billed to the Account Debtor (without giving effect to the exclusionary criteria set forth in clauses (a) and (b) of the definition of Eligible Accounts). Without limiting Agent’s discretion provided herein, Eligible Unbilled Accounts shall not include the following Accounts of the Loan Parties:
(a)Accounts that have not been invoiced and billed to the Account Debtor within 30 days of the applicable and corresponding work completion date; and
(b)Accounts, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, that exceed (i) 25% of the amount of all Accounts constituting Eligible Unbilled Accounts and Eligible Accounts, in each case, for Investment Grade Account Debtors and (ii) 15% of the amount of all Accounts constituting Eligible Unbilled Accounts and Eligible Accounts, in each case, for Account Debtors who are not Investment Grade Account Debtors, in each case of clauses (b)(i) and (b)(ii), subject to increase in Agent’s Permitted Discretion or, for specific Accounts, at such higher levels as may from time to time at the request of Borrower be agreed to by Agent in its Permitted Discretion.
(c)If any Account at any time ceases to be an Eligible Unbilled Account, such Account shall immediately be excluded from the calculation of Eligible Unbilled Accounts.
“Eligible Unbilled Investment Grade Accounts” means any Eligible Unbilled Accounts if the Account Debtor in respect of such Eligible Unbilled Account is an Investment Grade Account Debtor.
“Eligible Unbilled Non-Investment Grade Accounts” means any Eligible Unbilled Accounts if the Account Debtor in respect of such Eligible Unbilled Account is not an Investment Grade Account Debtor.
“Environmental Laws” means all applicable federal, state, provincial, territorial, local and foreign Laws, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater,

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wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include CERCLA; the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.); the Texas Water Code; the Texas Health & Safety Code; and in each case any and all regulations promulgated thereunder, and all analogous state, provincial, territorial, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.
“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any actual or alleged violation of, or liabilities arising under, Environmental Laws or Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.
“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.
“Equipment” means all rights, titles and interests of each Loan Party in such Loan Party’s “equipment,” as such term is defined in the UCC, except with respect to Equipment in Canada, where “equipment” has the meaning ascribed to such term in the PPSA, whether now owned or existing or hereafter acquired or arising, wherever located and, in any event, including all such Loan Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded Software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Loan Party, any trade or business (whether or not incorporated) that, together with such Loan Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.
“ERISA Event” means, with respect to any Loan Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Pension Plan; (b) the withdrawal of any

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Loan Party or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Pension Plan or Multiemployer Plan by the PBGC; (f) the failure by any Loan Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Pension Plan unless such failure is cured within 30 days; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (i) the loss of qualification or tax exempt status with respect to an ERISA Plan that is intended to be qualified under Section 401(a) of the IRC; or (j) the termination of an ERISA Plan described in Section 4064 of ERISA.
“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Loan Party maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the IRC or Title IV of ERISA, to which Borrower or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding 5 years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” as defined in Section 9.1.
“Evergreen Letter of Credit” as defined in Annex A.
“Excess Availability” means, as of any date of determination, the difference of (a) Availability at such time minus (b) the aggregate Revolving Exposure at such time.
“Excluded Accounts” means (a) any zero-balance accounts, as long as any deposits or funds in any such accounts are transferred at least once each Business Day to a Deposit Account subject to a Deposit Account Control Agreement (including, at any time following the exercise of exclusive control by Agent under the applicable Deposit Account Control Agreement with respect to such Deposit Account), (b) any payroll, withholding tax and other fiduciary accounts, in each case solely to the extent such accounts contain only amounts designated for payment of current payroll, withholding tax and other fiduciary liabilities, (c) any other deposit accounts as long as the aggregate balance for all such Loan Parties in all such other accounts does not exceed $1,000,000 at any time, (d) any cash collateral deposit account required pursuant to the Reimbursement Agreement; and (e) any Securities Accounts as long as the aggregate balance for all such Loan Parties in all such other accounts does not exceed $1,000,000 at any time.
“Excluded Domestic Holdco” means a Domestic Subsidiary substantially all of the assets of which consist of Stock of one or more Excluded Foreign Subsidiaries.
“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (a) a direct or indirect Subsidiary of an Excluded Foreign Subsidiary or (b) an Excluded Domestic Holdco.

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“Excluded Foreign Subsidiary” means a Foreign Subsidiary which is (a) a controlled foreign corporation (as defined in the IRC) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Stock to secure, any Indebtedness (other than the Advances) of a Loan Party or (b) a Foreign Subsidiary owned by a Foreign Subsidiary described in clause (a).
“Excluded Property” means, collectively, (i) fee-owned and leasehold interests in Real Estate; (ii) any permit, license or contractual obligation entered into by any Loan Party (x) to the extent that any such permit, license or contractual obligation or any requirement of Law applicable thereto prohibits the creation of a Lien thereon (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity, including applicable or analogous Laws in effect in Canada), (y) which would be abandoned, invalidated, or unenforceable as a result of the creation of a Lien in favor of Agent (other than to the extent that any such consequences set forth in this clause (y) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity, including applicable or analogous Laws in effect in Canada), or (z) to the extent that the creation of a Lien in favor of Agent would result in a breach or termination pursuant to the terms of or a default under any such permit, license or contractual obligation (other than to the extent that any such consequences set forth in this clause (z) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity, including applicable or analogous Laws in effect in Canada); (iii) property owned by any Loan Party that is subject to a purchase money Lien or a Capital Lease if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease) prohibits or requires the consent of any Person other than a Loan Party or its Affiliates which has not been obtained as a condition to the creation of any other Lien on such equipment; (iv) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed); (v) Excluded Accounts; and (vi) Collateral for which the benefits of obtaining such Collateral are outweighed by the costs or burdens of providing the same in Agent’s Permitted Discretion.
“Excluded Swap Obligation” means, with respect to any Person that has guaranteed a Swap Obligation, including the grant of a Lien to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.
“Excluded Taxes” mean any of the following Taxes imposed on or with respect to Agent, any Lender or any other recipient of a payment under any Loan Document or required to be withheld or deducted from a payment to such recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes in each case, (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office or, in the case of any Lender in which its applicable lending office is located or (ii) that are Other Connection Taxes; (b) in the case of a Foreign Lender, any United States federal withholding Tax that is

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imposed on amounts payable to or for the account of such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office, other than a designation made at the request of any Loan Party), except to the extent that such Foreign Lender (or its assignor or seller of a participation, if any) was entitled, immediately before such Foreign Lender became a party hereto or designated a new lending office (or assignment or sale of a participation), to receive additional amounts from Loan Parties with respect to such withholding tax pursuant to Section 2.9(a); (c) any United States federal withholding Taxes that would not have been imposed but for such recipient’s failure to comply with Section 2.9(c), and (d) any United States federal withholding Taxes imposed under FATCA.
“Executive Order No. 13224” means Executive Order No. 13224 (effective September 24, 2001).
“Existing Indebtedness” means the obligations outstanding pursuant to that certain Amended and Restated Revolving Credit and Security Agreement, dated as of October 19, 2018, by and among Borrower, the Prior Lender, the other lenders party thereto from time to time, and the other borrowers and loan parties party thereto from time to time, as amended, restated, supplemented or otherwise modified from time to time, as in effect on the Closing Date immediately prior to giving effect to any payment of such Indebtedness and other obligations on the Closing Date.
“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into by the United States with respect thereto, current or future regulations or official interpretations thereof, in each case implementing such IRC Sections, and any agreement entered into pursuant to Section 1471(b)(1) of the IRC, and any fiscal or regulatory legislation adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities entered into in connection with the implementation of the foregoing, and including for greater certainty, Parts XVIII and XIX of the Canadian Tax Act, and any rules or practices adopted pursuant to any of them.
“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“Fee Letter” means that certain fee letter, dated as of Closing Date, between Fifth Third and Borrower with respect to certain Fees to be paid from time to time by Borrower to Fifth Third.
“Fees” means any and all fees payable to Agent or any Lender pursuant to this Agreement or any other Loan Document.
“Fifth Third” means Fifth Third Bank, National Association.
“Fifth Third Lease Documents” means, collectively, any lease, lease contract, lease agreement, master lease, sublease, schedule or other document or agreement executed by any Person evidencing, governing, guarantying or securing any of the Fifth Third Lease Obligations, and “Fifth Third Lease Document” means any one of the Fifth Third Lease Documents; in each case as now in effect or as

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at any time after the Closing Date amended, modified, supplemented, restated, or otherwise changed and any substitute or replacement agreements, instruments, or documents accepted by Fifth Third or an Affiliate of Fifth Third.
“Fifth Third Lease Obligations” means any and all liabilities, obligations and other Indebtedness of any Loan Party owed to Fifth Third, Fifth Third Equipment Finance Company, or any other Affiliate of Fifth Third Bancorp of every kind and description, whether now existing or hereafter arising, including those owed by any Loan Party to others and acquired by Fifth Third or any Affiliate of Fifth Third Bancorp, by purchase, assignment or otherwise, whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, related or unrelated, and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in each case arising out of, pursuant to, in connection with or under any lease or other transfer of the right to possession and use of Goods for a term in return for consideration.
“Financial Covenant” means the financial covenant set forth in Section 6.1.
“Financial Covenant Period” means the period (a) commencing on the date that Excess Availability as of such date is less than the greater of 10% of Availability and $5,000,000; and (b) ending on the date which Excess Availability is equal to the greater of 10% of Excess Availability and $5,000,000 for 30 consecutive days.
“Financial Statements” means the consolidated and Consolidating income statements, statements of cash flows and balance sheets of the Loan Parties and their Subsidiaries delivered in accordance with Section 7.1 and Annex C.
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.
“First Pricing Grid Determination Date” as defined in the definition of the term “Applicable Margin”.
“Fiscal Month” means any of the monthly accounting periods of Borrower and its Subsidiaries ending on the last day of each calendar month of each calendar year.
“Fiscal Quarter” means any of the quarterly accounting periods of Borrower and its Subsidiaries ending on March 31, June 30, September 30 and December 31 of each calendar year.
“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.
“Fixed Charge Coverage Ratio” means, as of any date of determination, in each case, for the 12-Fiscal Month period then ending, the ratio of (a) Adjusted EBITDA, minus Unfinanced Capital Expenditures made during such period, minus cash distributions and dividends made by Borrower during such period (other than cash distributions and dividends made concurrently with the proceeds of the issuance by Borrower of any Stock), minus all fees and expenses paid in cash pursuant to the Management Agreement to (b) all Debt Payments made during such period, plus Taxes paid in cash during such period, plus all other Permitted Joint Venture Investments paid in cash during such period, plus Restricted Payments paid in cash during such period pursuant to Section 5.12(d).

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“Fixtures” means all rights, titles and interests of each Loan Party in such Loan Party’s “fixtures” as such term is defined in the UCC, whether now owned or existing or hereafter acquired or arising, wherever located.
“Foreign Lender” as defined in Section 2.9(c).
“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the IRC.
“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.
“General Intangibles” means all rights, titles and interests of each Loan Party in such Loan Party’s “general intangibles,” as such term is defined in the UCC, whether now owned or existing or hereafter acquired or arising, including all right, title and interest that such Loan Party may now or hereafter have in or under any Contract, Intangibles, all payment intangibles, customer lists, Intellectual Property Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Loan Party or any computer bureau or service company from time to time acting for such Loan Party.
“Goods” means all rights, titles and interests of each Loan Party in such Loan Party’s “goods” as defined in the UCC, except with respect to Goods in Canada, where “goods” has the meaning ascribed to such term in the PPSA, whether now owned or existing or hereafter acquired or arising, wherever located, including embedded software to the extent included in “goods” as defined in the UCC or in “goods” as defined in the PPSA, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.
“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantors” means each Subsidiary of Borrower, whether signatory hereto on the Closing Date or joined as a party hereto after the Closing Date, other than an Excluded Foreign Subsidiary or an Excluded Domestic Holdco.
“Guaranty” by any Person, means any obligation, contingent or otherwise, of such Person directly or indirectly guarantying any Indebtedness or other obligation of any other Person and, without

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limiting the generality of the foregoing, any obligations, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, Goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty shall not include endorsement for collection or deposit in the ordinary course of business. The term “Guaranty” used as a verb has a corresponding meaning.
“Guarantee and General Security Agreement” means the Guarantee and General Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Canadian Loan Party that is a signatory thereto.
“Guaranty and Security Agreement” means the Guaranty and Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Loan Party that is a signatory thereto.
“Hazardous Material” means (a) any “hazardous substance” as defined in CERCLA or under any applicable or analogous Laws in effect in Canada, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act or under any applicable or analogous Laws in effect Canada, (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum, its derivatives, by products and other hydrocarbons, (f) toxic mold, and (g) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.
“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.
“Increase” as defined in Section 2.15.
“Increased Access Period” means each of, and collectively, the following: (a) each period commencing on any date on which Excess Availability as of such date is less than the greater of 12.5% of Availability as of such date and $5,000,000, and continuing until the date, if any, on which Excess Availability is equal to or greater than the greater of 12.5% of Availability and $5,000,000 for 30 consecutive days, and (b) each period commencing on the date on which Agent notifies Borrower that it is electing to implement an Increased Access Period as a result of the occurrence (and during the continuation) of an Event of Default, and continuing thereafter until such time (if any) that such Event of Default is cured by Borrower or waived by the Required Lenders, in each case subject to, and in accordance with, the terms of this Agreement. Notwithstanding anything to the contrary herein, and for the avoidance of any doubt, Agent’s election to implement an Increased Access Period pursuant to the foregoing clause (b) is not intended, and shall not be deemed, to constitute a waiver of any of Agent’s or any Lender’s other rights or remedies in connection with the Event of Default giving rise to such election.
“Increased Amount Date” as defined in Section 2.15.
“Increased Reporting Period” means each of, and collectively, the following: (a) each period commencing on any date on which Excess Availability as of such date is less than the greater of

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15% of Availability as of such date and $5,000,000 for three (3) consecutive Business Days, and continuing until the date, if any, on which Excess Availability is equal to or greater than the greater of 15% of Availability and $5,000,000 for 30 consecutive days, and (b) each period commencing on the date on which Agent notifies Borrower that it is electing to implement an Increased Reporting Period as a result of the occurrence (and during the continuation) of an Event of Default, and continuing thereafter until such time (if any) that such Event of Default is cured by Borrower or waived by the Required Lenders, in each case subject to, and in accordance with, the terms of this Agreement. Notwithstanding anything to the contrary herein, and for the avoidance of any doubt, Agent’s election to implement an Increased Reporting Period pursuant to the foregoing clause (b) is not intended, and shall not be deemed, to constitute a waiver of any of Agent’s or any Lender’s other rights or remedies in connection with the Event of Default giving rise to such election.
“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not represented by a promissory note or other evidence of Indebtedness, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Base Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Stock in such Person or any other Person or any warrant, right or option to acquire such Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (j)  earnouts and other Contingent Acquisition Consideration to the extent required to be reflected as a liability on the balance sheet in accordance with GAAP, and (k) the Obligations.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” as defined in Section 10.2.
“Index Floor” has the meaning given to such term in the definition of “Tranche Rate”.
“Insolvency Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, liquidator, conservator, trustee, monitor, sequestrator, administrator, custodian, assignee for the benefit of creditors

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or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided, that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or Canada or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Instruments” means all rights, titles and interests of each Loan Party in such Loan Party’s “instruments,” as such term is defined in the UCC, except with respect to Instruments in Canada, where “instrument” has the meaning ascribed to such term in the PPSA, whether now owned or existing or hereafter acquired or arising, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.
“Intangible” means all rights, titles and interests of each Loan Party in such Loan Party’s “intangibles,” as such term in the PPSA, which definition is incorporated herein by reference, whether now owned or existing or hereafter acquired or arising.
“Intellectual Property” means any and all Copyrights, Patents, Trademarks, and Intellectual Property Licenses.
“Intellectual Property License” means any Copyright License, Patent License, Trademark License or other license of rights or interests in respect of Intellectual Property now held or hereafter acquired by any Loan Party.
“Intercompany Notes” as defined in Section 5.3.
“Interest Payment Date” means, all as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect (and subject to the terms of any BillPayer Service, as applicable): (a) as to any Base Rate Loan and the Unused Line Fee, the first Business Day of each month, and (b) as to any Tranche Rate Loan, the last day of the applicable Interest Period (provided, that in the case of any Interest Period longer than three months, the term “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period); provided, that, in addition to the foregoing, each of (i) the date upon which all of the Revolving Loan Commitments have been terminated and the Advances have been paid in full and (ii) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest and any applicable Unused Line Fee that has then accrued under this Agreement.
“Interest Period” means, with respect to any Tranche Rate Loan, a period commencing on the date of such Tranche Rate Loan and ending on the numerically corresponding day in the calendar month that is one-, three-, or six-months thereafter, as designated by Borrower to Agent from time to time in a Notice of Borrowing or Notice of Conversion or as otherwise set pursuant to the terms of this Agreement, as applicable, determined by Agent in accordance with this Agreement and Agent’s loan systems and procedures periodically in effect, including in accordance with the following terms and conditions, as applicable:

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(a)in the case of immediately successive Interest Periods with respect to a continued Tranche Rate Loan, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires, with interest for such day to be calculated based upon the interest rate in effect for the new Interest Period;
(b)if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, that if the next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day; and
(c)if any Interest Period begins on a Business Day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month ending at the end of such Interest Period.
“Inventory” means all rights, titles and interest of each Loan Party in such Loan Party’s “inventory,” as such term is defined in the UCC, except with respect to Inventory in Canada, where “inventory” has the meaning ascribed to such term in the PPSA, whether now owned or existing or hereafter acquired or arising, wherever located, and in any event including inventory, merchandise, Goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished Goods, returned Goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the Ordinary Course of Business, and (b) bona fide Accounts arising in the Ordinary Course of Business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), including any transfer of assets pursuant to statutory division, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
“Investment Grade Account Debtor” means, at any time, an Account Debtor that at such time has a corporate credit rating of BBB- or higher by S&P or Baa3 or higher by Moody’s.
“Investment Property” means all rights, titles and interests of each Loan Party in such Loan Party’s “investment property” as such term is defined in the UCC, except with respect to Investment Property in Canada, where “investment property” has the meaning ascribed to such term in the PPSA, whether now owned or existing or hereafter acquired or arising, wherever located, including (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all securities entitlements of any Loan Party, including the rights of such Loan Party to any Securities Account and the financial assets held by a securities intermediary in such Securities Account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all Securities Accounts of any Loan Party; (d) all commodity contracts of any Loan Party; and (e) all commodity accounts held by any Loan Party.

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“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.
“IRS” means the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions or the 2021 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Judgment Currency” as defined in Section 12.20.
“Law” and “Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, binding guidelines, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.
“L/C Issuer” means Fifth Third, in its capacity as the issuer of Letters of Credit for Borrower’s account as contemplated by this Agreement.
“L/C Sublimit” as defined in Annex A.
“Lenders” means each of (a) each Person party hereto as a lender, (b) each other Eligible Assignee that becomes a party hereto pursuant to Section 12.6, (c) Agent, to the extent of any Revolving Credit Advances made by Agent which have not been settled among Lenders pursuant to Section 12.6, and (d) the respective successors of each of the foregoing, and “Lenders” means all of the foregoing. In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral as more fully set forth in this Agreement and the Collateral Documents, the term “Lender” shall include Eligible Swap Counterparties and any provider of Bank Products. In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Eligible Swap Counterparty or provider of Bank Products in respect of Rate Contracts, other Swap Contracts or Bank Products unless such Eligible Swap Counterparty or provider of Bank Products has notified Agent of the amount of any such liability owed to it prior to such distribution.
“Letter of Credit Fee” as defined in Section 2.4(e)(iii).
“Letter of Credit Obligations” means all outstanding obligations incurred by Agent, Lenders and L/C Issuer at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuer or the purchase of a participation as set forth in Annex A with respect to any Letter of Credit. The amount of the Letter of Credit Obligations at any time shall equal the maximum amount that may be payable by L/C Issuer, Agent or Lenders thereupon or pursuant thereto.
“Letters of Credit” means commercial or standby letters of credit issued for the account of Borrower or any Subsidiary by the L/C Issuer, for which Agent and Lenders have incurred Letter of Credit Obligations.

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“Lien” means any mortgage or deed of trust, pledge, deed of hypothec, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC, the PPSA or comparable Law of any jurisdiction).
“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.
“Loan Account” as defined in Section 2.8.
“Loan Documents” means, collectively, this Agreement, the Collateral Documents, the Fee Letter, the Notes, the Fifth Third Lease Documents, each agreement entered into in respect of Bank Products, each Rate Contract with an Eligible Swap Counterparty, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, and delivered to Agent or any Lender in connection with this Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Parties” means, collectively, Borrower and each Guarantor.
“Loan Party Representative” means Borrower, for itself and on behalf of the other Loan Parties, in its capacity as “Loan Party Representative” pursuant to Section 2.16.
“Lock Boxes” as defined in Annex B.
“Management Agreement” means that certain Advisor Services Agreement, dated as of October 19, 2016, between Wexford Capital LP, a Delaware limited partnership, and Borrower, as such agreement is in effect on the Closing Date.
“Margin Stock” as defined in Regulation U of the Federal Reserve Board.
“Marketable Securities” means Eligible Government Securities, Eligible Municipal/Corporate Bonds, Eligible Equity Securities, and Eligible Convertible Bonds.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial or other condition of the Loan Parties taken as a whole, (b) Borrower’s ability to pay any of the Advances or any of the other Obligations in accordance with the terms of this Agreement, (c) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under this Agreement and the other Loan Documents.
“Maximum Lawful Rate” as defined in Section 2.4(d).

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“Maximum Revolver Amount” means, as of any date of determination, the difference of (a) the Revolving Loan Commitment of all Lenders as of such date minus (b) Reserves established by Agent at such time in its Permitted Discretion.
“Multiemployer Plan” means a multiemployer plan, that is intended to meet the definition set forth in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate may have any liability.
“Net Orderly Liquidation Percentage” means, as of any date, the percentage of the book value of the Loan Parties’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined in a manner reasonably acceptable to Agent from time to time by a qualified appraisal company satisfactory to Agent in its Permitted Discretion.
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
“Non-Extension Notice Date” as defined in Annex A.
“Non-Funding Lender” as defined in Section 11.15.
“Note” as defined in Section 2.14.
“Notice of Borrowing” means a notice of borrowing with respect to any Advance hereunder, which notice shall be in form and substance, and delivered by Borrower to Agent in a manner, acceptable to Agent in its sole discretion.
“Notice of Conversion” means a notice of conversion with respect to any Advance hereunder, which notice shall be in form and substance, and delivered by Borrower to Agent in a manner, acceptable to Agent in its sole discretion.
“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party to Agent, any Lender, the Swing Line Lender or the L/C Issuer, or any Affiliate of Agent, any Lender, the Swing Line Lender or the L/C Issuer, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether direct or indirect (including acquired by assignment), related or unrelated, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, and whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under this Agreement, any other Loan Documents, any Rate Contracts entered into with any Eligible Swap Counterparty and all agreements entered into in respect of Bank Products. The term “Obligations” includes all principal, interest, Fees, expenses, attorneys’ fees and any other sum chargeable to any Loan Party under, or arising out of, this Agreement, any other Loan Documents or any agreement entered into in respect of Bank Products, all Fifth Third Lease Obligations, all reimbursement and other obligations related to Letters of Credit, and all Rate Contract Obligations (including all amounts that accrue after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding). Notwithstanding the foregoing, “Obligations” of a Guarantor shall not include Excluded Swap Obligations with respect to such Guarantor.
“OFAC” as defined in Section 3.12(b).

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“Ordinary Course of Business” means, in respect of any transaction involving any Loan Party, the ordinary course of such Loan Party’s business, as conducted by such Loan Party in accordance with past practices or otherwise customary for the business of such Loan Party and undertaken by such Loan Party in good faith and not for purposes of evading any covenant or other provision in any Loan Document.
“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as bylaws, a partnership agreement or an operating, limited liability company or members agreement).
“Other Connection Taxes” means with respect to any recipient of a payment under this Agreement or any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or other Loan Document, or sold or assigned an interest in any Obligation, this Agreement or other Loan Document).
“Other Taxes” means all present or future stamp, transfer, excise, value added, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than Other Connection Taxes that are imposed on an assignment by a Lender after the date hereof, other than any assignment made at the request of any Loan Party or following an Event of Default under Section 9.1(a), (h), (i) or (k).
“Overadvance” as defined in Section 2.1(b).
“Participant” as defined in Section 12.6(b).
“Participant Register” as defined in Section 12.6(b).
“Patent License” means rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right with respect to any invention on which a Patent is in existence.
“Patent Security Agreements” means, collectively, each Patent Security Agreement made in favor of Agent, on behalf of itself and Lenders, by each applicable Loan Party.
“Patents” means all of the following in which any Loan Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, in the Canadian Intellectual Property Office or in any similar office or agency of Canada or any province or territory thereof, or any other country, and (b) all reissues, continuations, continuations in part or extensions thereof.

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“PBGC” means the Pension Benefit Guaranty Corporation.
“Perfection Certificate” means that certain Perfection Certificate, dated as of the Closing Date, executed and delivered by Borrower to Agent.
“Pension Plan” means an ERISA Plan described in Section 3(2) of ERISA which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the IRC.
“Permits” as defined in Section 3.1.
“Permitted Acquisition” means any Acquisition by Borrower (a) that is consented to by Agent (acting at the direction of the Required Lenders), (b) which is financed entirely with (i) net proceeds of Stock issued by Borrower, (ii) cash equity contributions or proceeds of the sale of Stock of Borrower or any Subsidiary thereof that is not a Loan Party, or (iii) any combination of clauses (i) and (ii) above, or (c) where each of the following conditions is met:
(i)such Acquisition is consensual;
(ii)the assets, business or Person being acquired is (A) useful or engaged in or reasonably related or supportive or complementary to the business of the Loan Parties and their Subsidiaries and (B) is located in, or organized or formed under the laws of, the United States, Canada or any state, province, territory or district thereof;
(iii)before and after giving pro forma effect to such Acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom, and all representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be and remain true and correct in all material respects (except to the extent any such representation or warranty expressly relates to any earlier and/or specified date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier and/or specified date);
(iv)no Indebtedness or Liens are incurred, assumed or result from such Acquisition, except Indebtedness permitted under Section 5.3 and Liens permitted under Section 5.7;
(v)either (A) Excess Availability would be at least 25% of Availability on a pro forma basis immediately after giving effect to such Acquisition and for 30 consecutive days immediately prior to such Acquisition on a pro forma basis, or (B) (i) Excess Availability would be less than 25% but greater than seventeen and 17.5% of the Maximum Available Credit on a pro forma basis immediately after giving effect to such investment and for 30 consecutive days immediately prior such investment and (ii) on a pro forma basis immediately after giving effect to such Acquisition, the Fixed Charge Coverage Ratio for the 12-Fiscal Month period ending on the last day of the most recent Fiscal Month for which Financial Statements have been (or were required to be delivered) shall not be less than 1.00:1.00; and
(vi)with respect to any such Acquisition where the aggregate consideration is greater than $10,000,000, Borrower shall deliver to Agent, at least five Business Days prior to such Acquisition (or such shorter period as Agent may agree in its Permitted Discretion, which may be via email), copies of all material agreements relating thereto and a certificate, in form and

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substance reasonably satisfactory to Agent, stating that such Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.
Notwithstanding the foregoing, no Accounts or Inventory acquired by a Loan Party in a Permitted Acquisition shall be included as Eligible Investment Grade Accounts, Eligible Unbilled Investment Grade Accounts, Eligible Non-Investment Grade Accounts, Eligible Unbilled Non-Investment Grade Accounts or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the satisfaction of Agent, including the establishment of Reserves required in Agent’s Permitted Discretion; provided, that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.
“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided, that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.
“Permitted Discretion” means a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonably business judgment.
“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 4.2(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability Laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Loan Party is a party as lessee made in the Ordinary Course of Business; (d) inchoate and unperfected workers’, mechanics’ or similar Liens arising in the Ordinary Course of Business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) landlords’, carriers’, warehousemen’s, suppliers’ or other similar possessory Liens arising in the Ordinary Course of Business and securing liabilities that are not yet due and payable (unless such liabilities are being contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP), so long as such Liens attach only to Inventory; (f) cash deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Loan Party is a party; (g) any attachment or judgment Lien not constituting an Event of Default under Section 9.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of the Secured Parties; and (j) Liens securing obligations in respect of Indebtedness permitted under Section 5.3(b).
“Permitted Holders” means any of Wexford Capital LP and its Affiliates, and/or any other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) that, directly or indirectly, is in control of, or is controlled by, or is under common control with any such Persons.
“Permitted Private Investments” means at any time, Investments in privately issued securities in an aggregate amount not to exceed $12,000,000; provided that (a) at the time such

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Investment is made no Default or Event of Default has occurred and is continuing or would result therefrom; and (b) all such investments shall be held in a Permitted Private Securities Account.
“Permitted Private Securities Accounts” means one or more Securities Accounts held at (a) Fifth Third Bank, N.A. and/or its Affiliates, or (b) any other financial institution or other Person reasonably acceptable to Agent, in each case, that are subject to a Securities Account Control Agreement.
“Permitted Joint Venture Investments” means an Investment by a Loan Party in any joint venture; provided that at the time such Investment is made (a) no Default or Event of Default has occurred and is continuing or would result therefrom; (b) Excess Availability as of such date shall be at least 25% of Availability for 30 consecutive days on a pro forma basis immediately after giving effect to such Investment; (c) on a pro forma basis immediately after giving effect to such Investment, the Fixed Charge Coverage Ratio for the 12-Fiscal Month period ending on the last day of the most recent Fiscal Month for which Financial Statements have been (or were required to be delivered) shall not be less than 1.10:1.00; and (d) Agent has a perfected security interest in the Stock of such joint venture owned by the applicable Loan Party subject to Permitted Encumbrances that have priority over the Lien of Agent under applicable law or Permitted Encumbrances in favor of the Term Agent as described in clause (j) of the definition of Permitted Encumbrances.
“Permitted PREPA Receivable Disposition Transactions” means one or more transactions pursuant to which Cobra Acquisitions LLC sells or otherwise transfers all or any portion of the PREPA Receivable, so long as (a) before and after giving effect to each such transaction, no Default or Event of Default shall exist or shall result therefrom and (b) each such transaction shall be consummated pursuant to terms and conditions, and subject to written agreements, that are, in each case, satisfactory to Agent in its Permitted Discretion.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, unlimited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).
“PPSA” means the Personal Property Security Act (Alberta) and the regulations promulgated thereunder, as from time to time in effect; provided, however, if attachment, perfection or priority of Agent’s Lien in any Collateral are governed by the personal property security laws of any jurisdiction other than Alberta, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions (including, for the avoidance of doubt, if attachment, perfection or priority of Agent’s Lien in any Collateral are governed by the personal property security laws of Quebec, “PPSA” shall also include the Civil code of Quebec and the Regulations thereunder, as from time to time in effect).
“PREPA” means the Puerto Rico Electric Power Authority.
“PREPA Receivable” means the claims of Cobra Acquisitions LLC asserted in PREPA’s adjustment of debts proceeding filed pursuant to Title III of the Puerto Rico Oversight, Management, and Economic Stability Act in the United States District Court for the District of Puerto Rico, which shall include, for the avoidance of doubt, the “PREPA Receivable” as such term is defined in Borrower’s annual report filed with the SEC for the Fiscal Year ended December 31, 2022.

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“Prior Lender” means PNC Bank, National Association.
“Priority Payable Reserve” means reserves for (I) amounts (x) that have a trust, deemed trust or statutory Lien imposed to provide for payment which rank or are capable of ranking in priority to or pari passu with Agent’s Liens, (y) that are secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to or pari passu with Agent’s Liens and/or (z) which may represent costs relating to the enforcement of Agent’s Liens, including in the Permitted Discretion of Agent, (a) all amounts due and not paid for wages, employee withholdings or deductions (including amounts payable with respect to Statutory Plans), and vacation pay, severance and termination pay, trusts, (b) all amounts due and not paid under any legislation relating to workers' compensation or to employment insurance, (c) all amounts payable to an insolvency administrator, (d) all government royalties, (e) all amounts deducted or withheld and not paid and remitted when due under the Canadian Tax Act, (f) all amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property), (g) all amounts in respect of claims for unremitted and/or accelerated rents, utilities, taxes (including sales taxes and Goods and services taxes and harmonized sales taxes and withholding taxes), (h) all unfunded or underfunded wind-up or solvency deficiency amounts under, and all amounts currently or past due and not contributed, remitted or paid to or under, any Canadian Pension Plans, (i) all amounts currently or past due and not contributed, remitted or paid under the Canada Pension Plan, (j) any similar statutory or other claims that would have or would reasonably be expected to have priority over or rank pari passu with any Liens granted to Agent now or in the future other than in the case of this clause (I) amounts included in the Wage Earner Protection Act Reserve, (II) the amount equal to the aggregate value of the Inventory which Agent, in its Permitted Discretion, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the Liens securing the Obligations, including Inventory subject to a right of a supplier to repossess Goods pursuant to Section 81.1 of the BIA or any other applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction, and (III) for Quebec if applicable, all the prior claims in title two of the Civil code of Quebec.
“Pro Rata Share” means, with respect to all matters relating to any Lender: (a) with respect to Revolving Credit Advances, Swing Line Exposure or Letter of Credit Obligations, the quotient (expressed as a percentage) of (i) the Revolving Loan Commitment of that Lender divided by (ii) the aggregate Revolving Loan Commitments of all Lenders, and (b) with respect to all Revolving Credit Advances on and after the Commitment Termination Date, the quotient (expressed as a percentage) of (i) the aggregate outstanding principal balance of the Advances held by that Lender divided by (ii) the outstanding principal balance of the Advances held by all Lenders.
“Proceeds” means all “proceeds,” as such term is defined in the UCC, except with respect to Proceeds of Collateral in Canada, where “proceeds” has the meaning ascribed to such term in the PPSA, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Loan Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Loan Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Loan Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Loan Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to,

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Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.
“Projections” means, with respect to the Loan Parties, the forecasted consolidated and Consolidating balance sheets, profit and loss statements, and cash flow statements, all prepared in a manner consistent with the historical Financial Statements, together with appropriate supporting details and a statement of underlying assumptions.
“Protective Advances” as defined in Section 2.1(d).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Cash” means, as of any date of determination, the aggregate amount of unrestricted cash of the Loan Parties on such date that is in the Borrowing Base Cash Collateral Account.
“Rate Contract” means any agreement, device or arrangement providing for payments which are related to fluctuations of commodities, currencies, or interest rates, exchange rates, forward rates, or equity prices, including Dollar denominated or cross currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including any ISDA Master Agreement (including the Existing ISDA), and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.
“Rate Contract Obligations” means any and all obligations of a Loan Party to an Eligible Swap Counterparty, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (a) any and all Rate Contracts between a Loan Party and an Eligible Swap Counterparty, and (b) any and all cancellations, buy-backs, reversals, terminations or assignments of any such Rate Contract, including the Existing Rate Contract Obligations.
“Real Estate” means each of, and collectively, the real estate listed on Schedule 3.19.
“Register” as defined in Section 12.6(a)(iii).
“Reimbursement Agreement” means, collectively, (a) that certain Letter of Credit Reimbursement Agreement, dated as of October 16, 2024, by and among Mammoth, Cobra Acquisitions LLC and Fifth Third Bank, National Association, and (b) any letters of credit issued pursuant thereto.
“Reimbursement Obligations” means, at any date, the obligations of Borrower then outstanding to reimburse the L/C Issuer, for payments made by L/C Issuer under a Letter of Credit.
“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, manager, member, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in

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connection with the satisfaction or attempted satisfaction of any condition set forth in Article VIII) and other consultants and agents of or to such Person or any of its Affiliates.
“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, disposal, discharge, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, or ground water.
“Remittances” means all checks, drafts, money orders, and other items and all cash, electronic transfers, and other remittances of every kind due a Loan Party on its Accounts or other Collateral.
“Replacement Lender” as defined in Section 12.6(c).
“Required Lenders” means Lenders having (a) more than 50% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Revolving Exposure held by all Lenders.
“Reserves” means any and all reserves that Agent deems necessary, in its Permitted Discretion, to establish and/or maintain with respect to the Collateral or any Loan Party, including the Priority Payable Reserve, the Wage Earner Protection Act Reserve, availability reserves, reserves for accrued and unpaid interest on the Obligations, Bank Product reserves, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s, bailee’s and processor’s charges, reserves for Dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Rate Contract Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for Taxes; provided that, without limiting the foregoing, Agent shall have the right to implement any and all reserves that Agent deems necessary, in its sole discretion, in an amount equal to Investments of the Loan Parties in privately issued securities at any time the aggregate amount of unrestricted cash of the Loan Parties is equal to or less than $35,000,000.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or any other officer of Borrower designated by Borrower and acceptable to Agent.
“Restricted Payment” means, with respect to any Loan Party or Subsidiary (a) the declaration or payment of any dividend or distribution or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Loan Party’s or Subsidiary’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Loan Party or Subsidiary now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Loan Party’s or Subsidiary’s Stock or of a claim for

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reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Loan Party or Subsidiary other than payment of compensation in the Ordinary Course of Business to Stockholders who are employees of such Loan Party or Subsidiary; and (g) any transfer or other distribution of property to any Person other than a Loan Party pursuant to a statutory division.
“Revolving Credit Advance” as defined in Section 2.1(a), and may, as the context may require, include Protective Advances and Overadvances.
“Revolving Exposure” means, (a) with respect to any Lender at any time, the sum of (i) the outstanding principal amount of such Lender’s Revolving Credit Advances at such time, plus (ii) such Lender’s Pro Rata Share of the aggregate Letter of Credit Obligations outstanding at such time, plus (iii) such Lenders’ Pro Rata Share of the aggregate principal amount of all Swing Line Advances outstanding at such time, plus (iv) such Lender’s Pro Rata Share of the aggregate principal amount of Protective Advances outstanding at such time, plus (v) such Lender’s Pro Rata Share of the aggregate principal amount of Overadvances outstanding at such time, and (b) with respect to all Lenders at any time, the sum of (i) the aggregate outstanding principal amount of Revolving Credit Advances at such time, plus (ii) the aggregate Letter of Credit Obligations outstanding at such time, plus (iii) the aggregate principal amount of all Swing Line Advances outstanding at such time, plus (iv) the aggregate principal amount of Protective Advances outstanding at such time, plus (v) the aggregate principal amount of Overadvances outstanding at such time.
“Revolving Loan Commitments” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances, incur (or participate in) Letter of Credit Obligations and participate in Swing Line Advances, as set forth on Annex E or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances, incur (or participate in) Letter of Credit Obligations and participate in Swing Line Advances, which aggregate commitment shall be $75,000,000 on the Closing Date, as such amount may be increased, reduced or adjusted, if at all, from time to time in accordance with this Agreement.
“Revolving Loans” means, at any time, the sum of (a) the aggregate amount of Revolving Credit Advances outstanding plus (b) the aggregate Letter of Credit Obligations. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loans shall include the outstanding balance of Letter of Credit Obligations.
“Sanctioned Country” means any country or territory that is the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, Crimea and the so-called Donetsk People’s Republic and Luhansk People’s Republic of Ukraine).
“Sanctioned Person” as defined in Section 3.12(b).
“Sanctions” as defined in Section 3.12(b).
“Scheduled Unavailability Date” as defined in Section 2.5(c).
“SDN List” as defined in Section 3.12(b).

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“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
“Securities Accounts” means all “securities accounts” as such term in defined in the UCC, now or hereafter held in the name of any Loan Party.
“Securities Account Control Agreement” means, with respect to any Securities Account, (a) a Control Letter or (b) an agreement in form and substance reasonably satisfactory to Agent, among Agent, the financial institution or other Person at which such Securities Account is maintained and the Loan Party maintaining such Securities Account, effective for Agent to obtain “control” (within the meaning of Articles 8 and 9 under the UCC) of such Securities Account.
“Secured Parties” means each of, and collectively, (a) Agent, (b) the Lenders, and (c) each Affiliate of Agent or any Lender with respect to Bank Products and/or Rate Contract Obligations pursuant to, and in accordance with, the terms of this Agreement.
“Seller Notes” means any promissory note or notes issued by a Loan Party or a Subsidiary of such Loan Party in respect of any Permitted Acquisition as partial consideration in connection with such Permitted Acquisition, other than Contingent Acquisition Consideration.
“Settlement Date” as defined in Section 11.13(a)(ii).
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate published by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator) of the secured overnight financing rate.
“Software” means all rights, titles and interests of each Loan Party in such Loan Party’s “software” as such term is defined in the UCC, whether now owned or existing or hereafter acquired or arising, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.
“Special Flood Hazard Area” is an area identified by the United States Federal Emergency Management Agency as an area with a special flood or mudflow, and/or flood related erosion hazard.

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“Specified Event of Default” means any Event of Default arising under Sections 9.1(a), 9.1(b) (but solely with respect to an Event of Default arising under Section 6), 9.1(c) (but solely with respect to an Event of Default arising under Section 7.1 failure to deliver Financial Statements, a Compliance Certificate and a Borrowing Base Certificate as required thereunder), 9.1(h) or 9.1(i).
“Spread Adjustment” means a mathematical or other adjustment to an alternate benchmark rate selected pursuant to Section 2.5(c).
“Stated Maturity Date” means October 16, 2028.
“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, units or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).
“Stockholder” means, with respect to any Person, each holder of Stock of such Person.
“Subordinated Debt” means Indebtedness of any Loan Party subordinated to the Obligations in a manner and form satisfactory to Agent in its sole discretion, as to right and time of payment and as to any other rights and remedies thereunder, including any Contingent Acquisition Consideration and Seller Notes.
“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Loan Party.
“Successor Rate” means any successor index rate determined pursuant to Section 2.5(c) from time to time, including any applicable Spread Adjustment.
“Supermajority Lenders” means Lenders having (a) 66⅔% or more of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, 66⅔% or more of the aggregate outstanding amount of the Revolving Exposure of all Lenders.
“Supporting Obligations” means all “supporting obligations” as such term is defined in the UCC, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, Documents of Title, General Intangibles, Instruments, or Investment Property.
“Surety” means any Person that issues a Surety Bond.

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“Surety Bond” means any surety bond, insurance policy, indemnity agreement, guaranty, letter or credit or other instrument provided by a third party (excluding an Affiliate of the obligor) to an obligee to assure the payment by and/or performance of an obligor, including the Closing Date Surety Bond.
“Surety Collateral” means all (a) Bonded Contracts, bonded obligations, and Surety Bonds, (b) subcontracts let or be let in connection with any Bonded Contracts, including any related Surety Bonds or other payment security, (c) actions, causes of action, claims and demands whatsoever in connection with or on account of any Bonded Contract or bonded obligation, (d) Bonded Retainages, (e) Equipment that is delivered to, prefabricated for or specifically ordered for a Bonded Job Site, whether or not the same will be deemed to be affixed to, arise out of or relate to any real property, together with all accessions thereto, (f) Bonded Inventory, (g) Intellectual Property to the extent required for fulfillment of any Bonded Contracts, and (h) proceeds of any insurance policy affording coverage for all or part of any Bonded Contract or bonded obligation.
“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code.
“Swap Obligation” means any obligation in respect of a Swap Contract that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, as amended from time to time.
“Swing Line Advance” as defined in Section 2.3.
“Swing Line Exposure” means, at any time, (a)  in the case of the Swing Line Lender, the aggregate principal amount of all Swing Line Advances outstanding at such time, and (b) in the case of any Lender, its Pro Rata Share of the total Swing Line Exposure at such time.
“Swing Line Lender” means Fifth Third.
“Swing Line Maximum Amount” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex E, which commitment constitutes a subfacility of the Revolving Loan Commitments of the Swing Line Lender.
“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means, with respect to a Tranche Rate Loan for any Interest Period, the forward-looking SOFR rate administered by CME Group Benchmark Administration Limited (CBA) (or other administrator selected by Agent) and published on the applicable Bloomberg LP screen page (or such other commercially available source providing such quotations as may be selected by Agent), fixed by the administrator thereof two U.S. Government Securities Business Days prior to the commencement of the applicable Interest Period (provided, however, that if Term SOFR is not published for such day, then Term SOFR shall be determined by reference to the immediately preceding U.S. Government Securities Business Day on which such rate is published), if necessary, to the next 1/8th of 1% and adjusted for reserves if Agent is required to maintain reserves with respect to the relevant Advances, all as

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determined by Agent in accordance with this Agreement and Agent’s loan systems and procedures periodically in effect.
“Termination Date” means the date on which (a) the outstanding Advances have been repaid in full, (b) all other outstanding Obligations under this Agreement and the other Loan Documents have been completely discharged (other than contingent obligations as to which no claim has been made), (c) all Letter of Credit Obligations have been cash collateralized, cancelled or backed by standby letters of credit in accordance with Annex A, and (d) all Revolving Loan Commitments under this Agreement have been terminated and Borrower shall not have any further right to borrow any monies or request any further extensions of credit under this Agreement.
“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right to use any Trademark.
“Trademark Security Agreements” means, collectively, each Trademark Security Agreement made in favor of Agent, on behalf of Lenders, by each applicable Loan Party.
“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all trademarks, trade names, corporate (and, as applicable, limited liability company) names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, in the Canadian Intellectual Property Office or in any similar office or agency of Canada or any province or territory thereof, or in any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.
“Tranche Rate” means, with respect to any Interest Period, the greater of (a) 0.0% (the “Index Floor”) and (b) the sum of (i) Term SOFR relating to quotations for Interest Periods of 1, 3 or 6 months, as selected by Borrower in its Notice of Borrowing or Notice of Conversion, or as otherwise set pursuant to the terms of this Agreement, as applicable, plus 0.10%. Each determination by Agent of the Tranche Rate shall be conclusive and binding in the absence of manifest error. Notwithstanding anything to the contrary contained in this Agreement, at any time during which a Rate Contract with any Secured Party is then in effect with respect to all or a portion of the Obligations bearing interest based upon the Tranche Rate or any Successor Rate, the provision that rounds up the Tranche Rate to the next 1/8th of 1% shall be disregarded and no longer of any force and effect with respect to such portion of the Obligations that are subject to such Rate Contract.
“Tranche Rate Loans” means any Advances that accrue interest by reference to the Tranche Rate for an Interest Period selected by Borrower in accordance with Section 2.5(a).
“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other

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than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unfinanced Capital Expenditures” means all Capital Expenditures of Borrower and its Subsidiaries other than those made (i) pursuant to Section 5.7(c), (ii) utilizing net cash proceeds of the issuance of Stock of Borrower, (iii) utilizing the proceeds of insurance or asset sales, as permitted under this Agreement, in order to replace the assets giving rise to such proceeds, (iv) by way of a trade-in of existing assets or (v) as part of a Permitted Acquisition. For the avoidance of doubt, Capital Expenditures made by any applicable Person with proceeds of Advances shall be deemed to be Unfinanced Capital Expenditures.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the IRC.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act, Title III of Pub. L. 107-56 signed into law October 26, 2001).
“Wage Earner Protection Act Reserve” means, on any date of determination, a reserve established from time to time by Agent in such amount as Agent determines reflects the amounts that may become due under the Wage Earner Protection Program Act (Canada) with respect to the employees of any Loan Party employed in Canada which would give rise to a Lien with priority under applicable law over the Lien of Agent.
“Winding-Up and Restructuring Act” means the Winding-Up and Restructuring Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder, as in effect from time to time.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under

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which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all Financial Statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated Financial Statements of Borrower delivered to Agent and Lenders on or prior to the Closing Date. If at any time any change in GAAP would, in either case, affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and any of Agent, Borrower or Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the final approval of Agent and Required Lenders); provided, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Loan Parties shall provide to Agent and Lenders the Financial Statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein shall be disregarded for the purposes of computing any financial ratios and requirements herein and (ii) the effect of any changes to GAAP that would require leases which are, or would have been, classified as operating leases under GAAP as it exists on the Closing Date to be classified and accounted for as capital leases under the revised GAAP (including by reason of adoption of FASB Accounting Standards Update 2016-02) shall be disregarded for the purposes of computing any financial ratios and requirements herein. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Loan Parties shall not, without the prior written consent of Agent, cause or permit any change in application of GAAP, or any method of GAAP utilized in the Financial Statements after the Closing Date.
1.3Pro Forma Treatment.
(a)Acquisition Adjustments. For purposes of calculating the Fixed Charge Coverage Ratio for any period of measurement that includes the date of the consummation of any Permitted Acquisition of any Person or line of business, Adjusted EBITDA and each other component of the Fixed Charge Coverage Ratio shall be adjusted on an historical pro forma basis (i) to include the financial results of such acquired Person or line of business and (ii) to exclude any Indebtedness of such acquired Person or line of business that has been permanently repaid and not replaced, in each case, as if such Permitted Acquisition had been consummated on the first day of such period of measurement, and in each case calculated in the same manner as the applicable component is calculated pursuant to this Agreement, but including only such pro forma adjustments to such component as are acceptable to Agent and the Required Lenders, in their Permitted Discretion.
(b)Disposition Adjustments. For purposes of calculating the Fixed Charge Coverage Ratio for any period of measurement that includes the date of any sale or other disposition of any Person or line of business, Adjusted EBITDA and each other component of the Fixed Charge Coverage Ratio shall be adjusted on an historical pro forma basis to exclude the financial results of such

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Person or line of business so sold or disposed of, in each case, calculated in the same manner as the applicable component is calculated pursuant to this Agreement, but including only such pro forma adjustments to such component as are acceptable to Agent and the Required Lenders, in their Permitted Discretion.
(c)Debt Adjustments. For purposes of calculating the Fixed Charge Coverage Ratio for any period of measurement that includes an incurrence of Indebtedness by Borrower or any of its Subsidiaries, if any such Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period taking into account any interest rate hedging agreement applicable to such Indebtedness.
1.4Other Definitional Provisions and References. References in this Agreement to “Sections”, “Annexes”, “Exhibits”, “Appendices” or “Schedules” shall be to Sections, Annexes, Exhibits, Appendices or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation.” Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. The references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively. References in any Loan Document to the knowledge (or an analogous phrase) of any Loan Party are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance or that such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence in Borrower’s and each other Loan Party’s performance under this Agreement and all other Loan Documents. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. Except as otherwise specified or limited herein, references to any statute or act shall include all related regulations, rules and orders and all amendments and supplements and any successor or replacement statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document (including the Loan Documents and any Organizational Document) shall include all schedules, exhibits, annexes, appendices and other attachments thereto and shall be construed as referring to such agreement, instrument or document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented (subject to any restrictions on such amendments, amendments and restatements, modifications, extensions, restatements, replacements and supplements set forth herein or in any other Loan Document).
1.5Currency Matters. Unless otherwise expressly stated, all thresholds and monetary limits in this Agreement are in Dollars and all calculations, comparisons, measurements or determinations under this Agreement shall be made in Dollars.
2.ADVANCES AND LETTERS OF CREDIT
2.1Revolving Credit Advances and Borrowings.
(a)Subject to the terms and conditions hereof, each Lender severally (and not jointly) agrees to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances pursuant to its Revolving Loan Commitment (each, a “Revolving Credit

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Advance”); provided, that the aggregate principal amount of such Revolving Credit Advances will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Loan Commitment or (ii) the aggregate Revolving Exposure of all Lenders exceeding the lesser of (x) the Maximum Revolver Amount and (y) the Borrowing Base, subject in all cases to Agent’s authority, in its Permitted Discretion, to make Protective Advances and Overadvances pursuant to Section 2.1(b) and 2.1(c), respectively. Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 2.1(a).
(i)Borrower shall deliver to Agent a Notice of Borrowing with respect to each proposed borrowing of a Revolving Credit Advance (other than Revolving Credit Advances made pursuant to Section 2.1(a)(ii), Section 2.1(c) or Section 2.3(b)), such Notice of Borrowing to be delivered no later than: (A) 2:00 p.m. (New York, NY time) (or such later time acceptable to Agent in its sole discretion) on the day of such proposed borrowing, in the case of Revolving Credit Advances in an aggregate principal amount equal to or less than $7,500,000, and (B) the day that is two Business Days prior to such proposed borrowing, in the case of Revolving Credit Advances in an aggregate principal amount greater than $7,500,000. Except as provided in Sections 2.5(b) through (f), once given, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby.
(ii)Borrower hereby authorizes Lenders and Agent to make Revolving Credit Advances based on a Notice of Borrowing delivered pursuant to Section 2.1(a)(i). All Revolving Credit Advances will be advanced to the Disbursement Account, unless Borrower otherwise instructs Agent in a Notice of Borrowing.
(b)Any provision of this Agreement to the contrary notwithstanding, at the request of Borrower, Agent may, in its discretion (but shall have absolutely no obligation to), make Revolving Credit Advances to Borrower on behalf of Lenders in amounts that cause the outstanding balance of the aggregate Revolving Exposure of all Lenders to exceed the Borrowing Base (any such excess Revolving Credit Advances are herein referred to collectively as “Overadvances”); provided, that (i) no such event or occurrence shall cause or constitute a waiver of Agent’s, the Swing Line Lender’s or any other Lender’s right to refuse to make any further Overadvances, Swing Line Advances or Revolving Credit Advances, or incur any Letter of Credit Obligations at any time that an Overadvance exists, and (ii) no Overadvance shall result in a Default or Event of Default due to Borrower’s failure to comply with Section 2.2(b)(i) for so long as Agent permits such Overadvance to remain outstanding, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the conditions to lending set forth in Section 8.2 have not been met. All Overadvances shall constitute Base Rate Loans, may in Agent’s sole election (or otherwise at the written request of Required Lenders, shall) bear interest at the Default Rate, and shall be payable on the earlier of (x) written demand by Agent, (y) the 60th day after the date such Overadvance is funded to Borrower, and (z) the Commitment Termination Date. The authority of Agent to make Overadvances is limited to an aggregate amount for all such Overadvances and Protective Advances not to exceed 10% of the aggregate Revolving Loan Commitments of all Lenders. No Overadvance shall cause any Lender’s Revolving Exposure to exceed its Revolving Loan Commitment. Upon the making of an Overadvance by Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Agent, without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Pro Rata Share of the Revolving Loan Commitments. Agent may, at any time, require the Lenders to fund such participations; provided, that the Revolving Exposure of any Lender after giving effect to any such participations in Overadvances shall not exceed such Lender’s Revolving Loan Commitment. From and after the date, if any, on which any Lender is required to fund its participation in

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any Overadvance purchased hereunder, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Overadvance.
(c)Subject to the limitations set forth below, Agent is authorized by Borrower and the Lenders, from time to time in Agent’s sole discretion (but Agent shall have absolutely no obligation), to make Advances to Borrower, on behalf of all Lenders, which Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.1) and other sums payable under the Loan Documents (any of such advances are herein referred to as “Protective Advances”); provided, that the aggregate amount of Protective Advances and Overadvances outstanding at any time shall not at any time exceed 10% of the aggregate Revolving Loan Commitments of all Lenders; provided, further, that (A) the aggregate Revolving Exposure of all Lenders after giving effect to the Protective Advances being made shall not exceed the aggregate Revolving Loan Commitments and (B) the Revolving Exposure of any Lender after giving effect to the Protective Advances being made shall not exceed such Lender’s Revolving Loan Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 8.2 have not been satisfied. The Protective Advances shall constitute Obligations hereunder. All Protective Advances shall be Base Rate Loans. At any time that there is sufficient Excess Availability and the conditions precedent set forth in Section 8.2 have been satisfied, Agent may request the Lenders to make a Revolving Credit Advance to repay a Protective Advance. At any other time Agent may require the Lenders to fund their risk participations as described in this Section 2.1(c). Upon the making of a Protective Advance by Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share of the Revolving Loan Commitments. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Protective Advance.
(d)The making of each Advance by Agent or any Lender, whether under Section 2.1(a), Section 2.1(c) or Section 2.3, will be deemed to be a representation by Borrower that (i) the Advance will not violate the terms of Section 2.1(a), Section 2.1(c) or Section 2.3 and (ii) all Eligible Investment Grade Accounts, Eligible Unbilled Investment Grade Accounts, Eligible Non-Investment Grade Accounts, Eligible Unbilled Non-Investment Grade Accounts and Eligible Inventory then comprising the Borrowing Base meet all of Agent’s criteria for Eligible Investment Grade Accounts, Eligible Unbilled Investment Grade Accounts, Eligible Non-Investment Grade Accounts, Eligible Unbilled Non-Investment Grade and Eligible Inventory, respectively. Neither Agent nor any Lender shall have any duty to follow, or any liability for, the application by Borrower of any proceeds of any Advance.
2.2Prepayments/Commitment Termination.
(a)Termination of Revolving Loan Commitments. Borrower may at any time on at least 10 days’ prior written notice to Agent (or such shorter period of time as Agent may agree in its sole discretion) terminate the Revolving Loan Commitments of all the Lenders; provided, that upon such termination, all Advances and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with

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Annex A. Such voluntary termination of the Revolving Loan Commitments must be accompanied by payment of any funding breakage costs in accordance with Section 2.5(e). Upon any such termination of the Revolving Loan Commitments, Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be permanently terminated, and all of the Obligations shall, if not sooner paid or required to be paid pursuant to this Agreement or any other Loan Document, be due and payable in full on the effective date of such termination of the Revolving Loan Commitments.
(b)Mandatory Prepayments.
(i)Subject to Section 2.1(b), if at any time the outstanding balance of the aggregate Revolving Exposure exceeds Availability, Borrower shall within one Business Day repay the aggregate outstanding Revolving Credit Advances and/or Swing Line Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances and Swing Line Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex A to the extent required to eliminate such excess. Any such prepayment shall be applied in accordance with Section 2.2(c). Notwithstanding the foregoing, any Overadvance made pursuant to Section 2.1(b) shall be repaid in accordance with Section 2.1(b).
(ii)Subject to Section 2.2(e), within five Business Days after receipt by any Loan Party or Subsidiary of cash proceeds (including insurance proceeds and proceeds from casualty losses or condemnations) of any voluntary or involuntary sale or disposition of, or any casualty or condemnation event with respect to, any property or assets of any Loan Party or Subsidiary (determined exclusive of any proceeds of sales of Inventory in the Ordinary Course of Business solely for purposes of this Section 2.2(b)(ii)) in excess of $1,000,000 in any Fiscal Year, Borrower shall (A) notify Agent (such notice to include a description of the assets subject to such disposition, casualty or condemnation event and the amount of the estimated cash proceeds) of such Loan Party’s receipt of such cash proceeds and (B) prepay the Advances (and cash collateralize Letter of Credit Obligations) in an amount equal to all such cash proceeds, net of (I) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Loan Party or Subsidiary in connection therewith (in each case, paid to non-Affiliates), (II) transfer taxes, (III) amounts payable to holders of Liens that are senior to the Liens of Agent created under the Loan Documents on such assets (to the extent such Liens constitute Permitted Encumbrances hereunder), and (IV) an appropriate reserve for income taxes in accordance with GAAP in connection therewith (it being understood that to the extent any such reserve is reversed or abandoned, the amount so reversed or abandoned shall constitute cash proceeds payable pursuant to this Section). Any such prepayment shall be applied in accordance with Section 2.2(c); provided, that so long as (1) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (2) Borrower shall have given Agent prior written notice of the applicable Loan Party’s or Subsidiary’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of such Loan Party or Subsidiary or, in the case of proceeds from casualty losses or condemnation, to the cost of repair and restoration of the affected assets, (3) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (4) such Loan Party or Subsidiary completes such replacement, purchase, or construction within 180 days (or 365 days in the case of any involuntary disposition resulting from a casualty loss or condemnation) after the initial receipt of such monies, then the Loan Party

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or Subsidiary whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of such assets or the costs of purchase or construction of other assets useful in the business of such Loan Party or Subsidiary or, in the case of proceeds from casualty losses or condemnation, to the cost of repair and restoration of the affected assets, unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, such net cash proceeds not so applied shall be paid to Agent and applied in accordance with Section 2.2(c).
(iii)If any Loan Party incurs Indebtedness not permitted under the terms of this Agreement, no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall notify Agent of such Loan Party’s receipt of such proceeds and shall prepay the Advances (and cash collateralize Letter of Credit Obligations) in an amount equal to all such proceeds, net of reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 2.2(c).
(c)Application of Certain Mandatory Prepayments. So long as no Event of Default or Application Event has occurred and is continuing, any prepayments made by Borrower pursuant to Section 2.2(b) shall be applied as follows: first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second to prepay any Swing Line Advances that may be outstanding, third to prepay the remaining Advances without a corresponding reduction in the Revolving Loan Commitments, and fourth to cash collateralize outstanding Letter of Credit Obligations in the manner set forth on Annex A. If any Event of Default has occurred and is continuing, but an Application Event is not in existence, such amounts shall be applied as provided in Section 9.3(b). If an Application Event has occurred and is continuing, such amounts shall be applied as provided in Section 9.3(c). All prepayments made pursuant to Section 2.2(b) must be accompanied by payment of any funding breakage costs in accordance with Section 2.5(e).
(d)Application of Prepayments to Tranche Rate Loans. Any prepayment of a Tranche Rate Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 2.5(e). All prepayments of an Advance shall be applied first to that portion of such Advance comprised of Base Rate Loans and then to that portion of such Advance comprised of Tranche Rate Loans, in direct order of Interest Period maturities.
(e)No Implied Consent. Nothing in this Section 2.2 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not expressly permitted by other provisions of this Agreement or the other Loan Documents or a waiver of any Event of Default arising therefrom.
2.3Swing Line Advances.
(a)Swing Line Lender may, from time to time, at its sole election and without prior notice to or consent by any Lender or Borrower, convert any request or deemed request by Borrower for a Revolving Credit Advance that is a Base Rate Loan into a request for an advance made by, and for the account of, Swing Line Lender in accordance with the terms of this Agreement (each such advance, a “Swing Line Advance”). Each Swing Line Advance shall be a Base Rate Loan, and shall be advanced by Swing Line Lender in the same manner as Revolving Credit Advances are advanced hereunder, in accordance with the provisions of Section 2.1 or as otherwise permitted to Section 2.3(b), provided, that no Swing Line Advances shall be made at any time that an Event of Default under Sections 9.1(a), (h) or (i) has occurred and is continuing. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Maximum Amount or (B) an amount that results in (i)

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any Lender’s Revolving Exposure exceeding such Lender’s Revolving Loan Commitment or (ii) the aggregate Revolving Exposure of all Lenders exceeding the lesser of (x) the Maximum Revolver Amount and (y) the Borrowing Base. If at any time the outstanding Swing Line Advances exceed the Swing Line Maximum Amount, then, on the next succeeding Business Day, Borrower shall repay Swing Line Advances, in an aggregate amount equal to such excess.
(b)Swing Line Lender shall give Agent prompt notice of each Swing Line Advance made by Swing Line Lender. In the event that on any Business Day Swing Line Lender desires that all or any portion of the outstanding Swing Line Advances should be reduced, in whole or in part, Swing Line Lender shall notify Agent to that effect and indicate the portion of the Swing Line Advance to be so reduced. Swing Line Lender hereby agrees that it shall notify Agent to reduce the Swing Line Advance to zero at least once every week. Agent agrees to transmit to Lenders the information contained in each notice received by Agent from Swing Line Lender regarding the reduction of outstanding Swing Line Advances and shall concurrently notify such Lenders of each such Lender’s Pro Rata Share of the obligation to make a Revolving Credit Advance to repay outstanding Swing Line Advances (or the applicable portion thereof). Each Lender hereby unconditionally and irrevocably agrees to fund to the Loan Account, for the benefit of Swing Line Lender, not later than noon (New York, NY time) on the Business Day immediately following the Business Day of such Lender’s receipt of such notice from Agent (provided, that if any Lender shall receive such notice at or prior to 10:00 a.m. (New York, NY time) on a Business Day, such funding shall be made by such Lender on such Business Day), such Lender’s Pro Rata Share of a Revolving Credit Advance (which Revolving Credit Advance shall be a Base Rate Loan and shall be deemed to be requested by Borrower) in the principal amount equal to the portion of the Swing Line Advance which is required to be paid to Swing Line Lender under this Section 2.3. The proceeds of any such Revolving Credit Advances so funded shall be immediately paid over to Agent for the benefit of Swing Line Lender for application against then-outstanding Swing Line Advances. For purposes of this Section 2.3 Swing Line Lender shall be conclusively entitled to assume that, at the time of the advance of any Swing Line Advance, each Lender will fund its Pro Rata Share of the Revolving Credit Advances provided for in this Section 2.3.
(c)In the event that, at any time any Swing Line Advances are outstanding, either (i) an Event of Default pursuant to Section 9.1(h) or 9.1(i) has occurred or (ii) the Revolving Loan Commitments has been suspended or terminated in accordance with the provisions of this Agreement, then in either case, each Lender (other than Swing Line Lender) shall be deemed to have irrevocably and immediately purchased and received from Swing Line Lender, without recourse or warranty, an undivided interest and participation in the Swing Line Advances in an aggregate amount equal to such Lender’s Pro Rata Share of each Swing Line Advance outstanding. Any purchase obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstances whatsoever. In the event that on any Business Day Swing Line Lender desires to effect settlement of any such purchase, Swing Line Lender shall promptly notify Agent to that effect and indicate the payment amounts required by each Lender to effect such settlement. Agent agrees to transmit to Lenders the information contained in each notice received by Agent from Swing Line Lender and shall concurrently notify such Lenders of each such Lender’s Pro Rata Share of the required payment settlement amount. Each such Lender shall effect such settlement upon receipt of any such notice by transferring to Agent’s account specified by Agent to Lenders from time to time not later than noon (New York, NY time) on the Business Day immediately following the Business Day of receipt of such notice (provided, that if any such Lender shall receive such notice at or prior to 10:00 a.m. (New York, NY time) on a Business Day, such funding shall be made by such Lender on such Business Day), an amount equal to such Lender’s participation in the Swing Line Advance.

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(d)In the event any Lender fails to make available to Agent when due the amount of such Lender’s participation in the Swing Line Advances, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate, for the first three days following the due date, and thereafter at the Base Rate plus the Applicable Margin for Base Rate Loans in respect of Swing Line Advances. Any Lender’s failure to make any payment requested under this Section 2.3 shall not relieve any other Lender of its obligations hereunder, but no Lender shall be responsible for the failure of any other Lender to make available to Agent such other Lender’s required payment hereunder. The obligations of Lenders under this Section 2.3 shall be deemed to be binding upon Agent, Swing Line Lender and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Loan Party.
2.4Interest and Applicable Margin; Fees.
(a)Subject to Sections 2.1(b), 2.1(c), 2.4(c) and 2.4(d), each Advance shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the Tranche Rate or the Base Rate, as the case may be, plus the Applicable Margin; provided, that Swing Line Advances may not be Tranche Rate Loans. Each determination of an interest rate by Agent shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error. All computations of Fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, which results in more interest charged than if interest were calculated based on a 365-day year. Interest and Fees shall accrue during each period during which interest or such Fees are computed from the first day thereof through the last day thereof.
(b)All as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect, interest shall be paid in arrears (i) on each Interest Payment Date and (ii) on the date of each payment or prepayment of Advances on and after the Commitment Termination Date. Agent may estimate the amount of interest that Borrower will owe on Borrower’s periodic statements and Agent may adjust the amount of interest owed on each subsequent statement provided to Borrower to reflect any differential between the estimated amount of interest shown on Borrower’s preceding statement and the actual amount of interest determined to have been due by Agent on the preceding Interest Payment Date. Borrower agrees to pay the amount shown due on the Interest Payment Date on each of Borrower’s periodic statements on each Interest Payment Date.
(c)At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 9.1(a), 9.1(h) or 9.1(i) exists), interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the Advances and the Letter of Credit Fees shall increase, from and after the date of occurrence of such Event of Default, to a rate per annum which is determined by adding 2.0% per annum to the Applicable Margin or Letter of Credit Fee, as applicable, then in effect for such Advances (plus the Tranche Rate or the Base Rate, as the case may be) or Letter of Credit Obligations, as applicable (the “Default Rate”). All such interest shall be payable on demand of Agent or the Required Lenders.
(d)Anything herein to the contrary notwithstanding, the Obligations of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any Law (including without limitation the Criminal Code (Canada)) applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event Borrower shall pay such Lender interest at the highest rate permitted by applicable Law (“Maximum

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Lawful Rate”) for such period; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.
(e)Fees.
(i)Agent’s Fees. Borrower agrees to pay to Fifth Third, for its own account, Fees payable in the amounts and at the times as set forth in the Fee Letter.
(ii)Unused Line Fees. Borrower agrees to pay to Agent, for the account of each Lender according to its Pro Rata Share of the Revolving Loan Commitments, a commitment Fee (the “Unused Line Fee”), which shall accrue, as of each day during the period from the Closing Date to but excluding the date on which the Revolving Loan Commitments terminate, at 0.25% per annum on the then daily amount of the difference of the Revolving Loan Commitments of all Lenders minus the sum of (A) the aggregate outstanding amount of all Revolving Credit Advances of all Lenders plus (B) the outstanding amount of Letter of Credit Obligations. The accrued Unused Line Fee shall be payable in arrears on each Interest Payment Date, all as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect. Accruals of the Unused Line Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed during the applicable period (including the first day but excluding the last day of such period).
(iii)Letter of Credit Fees. Borrower agrees to pay to Agent:
(A)For the account of each Lender according to its Pro Rata Share of the Revolving Loan Commitments, as compensation to such Lenders for their participation interest in the Letter of Credit Obligations incurred hereunder with respect to Letters of Credit (each a “Letter of Credit Fee”):
(I)with respect to each standby Letter of Credit, for each applicable period during which such Letter of Credit Obligation shall remain outstanding, a Fee in an amount equal to the Applicable Margin for Tranche Rate Loans from time to time in effect multiplied by the maximum amount available from time to time to be drawn under such Letter of Credit, which Fee shall be payable (as more specifically determined pursuant to the applicable Loan Documents with respect to such Letter of Credit and otherwise as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect): (x) either in arrears or in advance as determined by Agent at the time of issuance of the applicable Letter of Credit, and (y) at the frequency determined by Agent at the time of issuance of the applicable Letter of Credit; and
(II)with respect to each commercial Letter of Credit, a Fee in an amount equal to the Applicable Margin for Tranche Rate Loans in effect on such date of issuance on the stated amount of such Letter of Credit, which Fee shall be payable (as more specifically determined pursuant to the applicable Loan Documents with respect

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to such Letter of Credit and otherwise as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect) in advance either on the date of issuance of such Letter of Credit or on the date on which the first draw under such Letter of Credit is made (as determined by Agent at the time of issuance of the applicable Letter of Credit).
(B)For the account of L/C Issuer, on demand, such Fees (including all current issuance, opening, closing, transfer, amendment, draw, renewal, negotiation and other letter of credit administration fees) and other charges and expenses of L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued. Borrower further agrees to pay to Agent and each Lender all costs and expenses incurred by Agent or any Lender on account of any Letter of Credit Obligations.
(iv)All such Fees are fully earned by the applicable Lenders when paid and non-refundable. The Letter of Credit Fee will be calculated on the basis of the actual number of days elapsed in a 360-day year. If any Letter of Credit is cancelled for any reason before the stated expiry date thereof, the Letter of Credit Fee or any other Fee paid in advance will not be refunded and will be retained by the applicable Lenders solely for their account.
(v)NSF Fees. In addition to, and without limiting, any other provision of this Agreement or the other Loan Documents, Agent may impose a non-sufficient funds fee for any check that is presented for payment that is returned for any reason.
(f)For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent to the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively. Each Loan Party confirms that it understands and is able to calculate the rate of interest applicable to Advances and Letters of Credit and fees hereunder based on the methodology for calculating per annum rates provided for herein. Each Loan Party irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to this Agreement or any Loan Documents, that the interest or fees payable hereunder and the calculation thereof has not been adequately disclosed to the Loan Parties as required pursuant to Section 4 of the Interest Act (Canada).
2.5Tranche Rate Provisions.
(a)Tranche Rate Election. Subject to the provisions of Section 9.2, Borrower may request that Revolving Credit Advances permitted to be made hereunder be Tranche Rate Loans and that outstanding portions of Advances made hereunder be converted to Tranche Rate Loans. Any request with respect to a new Revolving Credit Advance will be made by submitting a Notice of Borrowing to Agent. Once given, and except as provided in clauses (b) through (f) below, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby. In the case of any conversion of a Base Rate Loan to a Tranche Rate Loan, any conversion of an existing Tranche Rate Loan to a new Tranche Rate Loan with a different Interest Period, or any conversion of a Tranche Rate Loan to a Base Rate Loan, such election must be made pursuant to a Notice of Conversion. In addition to the other provisions of this Agreement, as a condition to any Tranche Rate election hereunder, on or before the date on which the applicable Tranche Rate Loan is to be advanced or converted hereunder, in each case in accordance with Agent’s

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loan policies and procedures periodically in effect, Borrower shall notify Agent of each of the following: (i) the requested amount of such Tranche Rate Loan, (ii) the Interest Period that Borrower has elected to apply to such Tranche Rate Loan, and (iii) the date of the requested Advance or conversion. In the absence of a Notice of Conversion submitted to Agent not later than noon New York, NY time (or such later time acceptable to Agent in its sole discretion) on the Business Day on which such Interest Period expires, Borrower will be deemed to have elected to have the Tranche Rate Loan then maturing continued as a Tranche Rate Loan for the same Interest Period commencing on the date on which such expiring Interest Period ends. If Borrower requests a new Advance but fails to submit a Notice of Borrowing as required by this paragraph, and if Borrower would otherwise be entitled to elect a Tranche Rate Loan under the terms of this Agreement, Borrower will be deemed to have elected to have such principal amount bear interest as a Tranche Rate Loan with an Interest Period of one month, commencing on the date of the Advance. Unless otherwise permitted by Agent in its sole discretion: (A) in no event may the last day of any Interest Period exceed the Stated Maturity Date, (B) in no event may any new Interest Period commence with respect to any Tranche Rate Loan requested to be converted hereunder prior to the expiration of the applicable Interest Period then in effect with respect to such Tranche Rate Loan, (C) there may be no more than six Tranche Rate Loans outstanding at any one time, and (D) if required by Agent in its sole discretion at any time and from time to time, each request for a Tranche Rate Loan, whether by original issuance or conversion, shall be in a minimum amount of $500,000 and, if in excess of such amount, in an integral multiple of $100,000 in excess of such amount.
(b)Temporary Replacement of the Tranche Rate and Tenor Replacement.
(i)In the event, prior to commencement of any Interest Period relating to a Tranche Rate Loan, Agent shall determine or be notified by Required Lenders that either: (A) the Tranche Rate is unavailable, unrepresentative, or unreliable, (B) the Tranche Rate as determined by Agent will not adequately and fairly reflect the cost to Lenders of funding their Tranche Rate Loans for such Interest Period, or (C) the making or funding of Tranche Rate Loans has become impracticable, then, in any such case, Agent shall promptly provide notice of such determination to Borrower and Lenders (which shall be conclusive and binding on all parties hereto absent manifest error), and (I) any request for a Tranche Rate Loan or for a conversion to or continuation of a Tranche Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (II) each Tranche Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (III) the obligations of Lenders to make Tranche Rate Loans shall be suspended until Agent or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event Agent shall so notify Borrower and Lenders.
(ii)At any time (including in connection with the implementation of a Successor Rate), Agent may remove any tenor of a Tranche Rate that is unavailable, non-representative, or not in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, in Agent’s Permitted Discretion, for Tranche Rate settings; provided, that Agent may reinstate such previously removed tenor for Tranche Rate settings, if Agent determines in its Permitted Discretion that such tenor has become available and representative again.
(c)Tranche Rate Replacement.
(i)Notwithstanding anything to the contrary herein or in any other Loan Document (and any Rate Contract shall be deemed not to be a “Loan Document” for purposes of

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this Section 2.5(c)), but without limiting Section 2.5(b), if Agent determines (which determination shall be conclusive and binding on all parties hereto absent manifest error) that any of the circumstances described in Section 2.5(b)(i) has occurred and is unlikely to be temporary or the administrator of the Tranche Rate or a Governmental Authority having or purporting to have jurisdiction over Agent has made a public statement identifying a specific date (the “Scheduled Unavailability Date”) after which the Tranche Rate will no longer be representative or made available or used for determining the interest rate of loans or otherwise cease or no longer be in compliance or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Benchmarks, and there is no successor administrator satisfactory to Agent, then on a date and time determined by Agent, but no later than the Scheduled Unavailability Date, the Tranche Rate will be replaced hereunder and under any other Loan Document with Term SOFR plus the Spread Adjustment of 0.10%.
(ii)Notwithstanding anything to the contrary herein, if Agent determines that the Successor Rate designated in Section 2.5(c)(i) is not available or administratively feasible, or if any of the circumstances described in Section 2.5(b)(i) with regard to the Tranche Rate has occurred with respect to a Successor Rate then in effect, Agent and Borrower may amend this Agreement solely for the purpose of replacing the Tranche Rate or any then current Successor Rate in accordance with this Section 2.5(c) with another alternative benchmark rate and a Spread Adjustment, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities and any recommendations of a relevant Governmental Authority, and which Spread Adjustment or method for calculating such Spread Adjustment shall be published on an information service as selected by Agent from time to time in its Permitted Discretion and in consultation with Borrower.
(iii)If the Successor Rate is based on Daily Simple SOFR, interest shall be due and payable on a monthly basis in arrears.
(iv)Any such alternative benchmark rate and Spread Adjustment shall constitute a Successor Rate hereunder. Any such amendment shall become effective on the date set forth in a written notice provided by Agent to Borrower and Lenders (such date to be five or more Business Days after the date of such notice) unless the Required Lenders have provided written notice of their objection to such amendment on or before the fifth Business Day after Agent provides such notice. For the avoidance of doubt, from and after such date, (x) all Tranche Rate Loans shall bear interest at the Successor Rate plus the Applicable Margin, and (y) all references herein and in any other Loan Documents to “Tranche Rate” shall mean and refer to the Successor Rate.
(v)Notwithstanding anything to the contrary herein, if the Successor Rate would be less than the Index Floor, the Successor Rate will be deemed to be the Index Floor for the purposes of this Agreement and the other Loan Documents. Further, if the interest rate to be replaced is rounded upwards to the next 1/8th of 1% under the terms of this Agreement or any Loan Document, the Successor Rate shall also be rounded up to the next 1/8th; provided, that this provision governing rounding shall not apply if Borrower has a Rate Contract in effect with respect to all or part of an Advance.
(vi)Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to the Tranche Rate or any Successor Rate, including the selection of such rate, any related Spread

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Adjustment, or any Conforming Changes, or whether the composition or characteristics of any Successor Rate and Spread Adjustment or Conforming Changes will be similar to, or produce the same value or economic equivalence of, the initial Tranche Rate.
(vii)Notwithstanding anything to the contrary contained herein, if, after the Closing Date, Borrower enters into a Rate Contract with respect to all or part of a Tranche Rate Loan and the floating interest rate under the Rate Contract is Daily Simple SOFR, Agent and Borrower may agree to replace the Tranche Rate hereunder with Daily Simple SOFR and a Spread Adjustment without consent of any other party hereto; provided, that, if subsequent thereto, Agent and Borrower amend such Rate Contract to include, or terminate such Rate Contract and enter into a new Rate Contract with, a floating interest rate thereunder of the original Tranche Rate, then Agent and Borrower may further agree to replace Daily Simple SOFR hereunder with the original Tranche Rate (and a Spread Adjustment, if applicable) hereunder without consent of any other party hereto; and, in either such event, (A) such rate shall be a Successor Rate hereunder, and (B) Agent shall provide written notice thereof to the Lenders.
(d)Illegality. Notwithstanding any other provisions hereof, if any Law shall make it unlawful for any Lender to make, fund or maintain Tranche Rate Loans, such Lender shall promptly give notice of such circumstances to Agent, Borrower and the other Lenders. In such an event, (i) the commitment of the Lenders to make Tranche Rate Loans, continue Tranche Rate Loans as Tranche Rate Loans or convert Base Rate Loans to Tranche Rate Loans shall be immediately suspended and (ii) any outstanding Tranche Rate Loans shall be converted automatically to Base Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by Law.
(e)Tranche Rate Breakage Fee. Upon (i) any default by Borrower in making any borrowing of, conversion into or conversion of any Tranche Rate Loan following Borrower’s delivery to Agent of any applicable Notice of Borrowing or Notice of Conversion or (ii) any payment of a Tranche Rate Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall promptly pay each Lender an amount equal to the amount of any losses, expenses and liabilities (including any loss (including interest paid) in connection with the re-employment of such funds) that such Lender sustains as a result of such default or such payment.
(f)Increased Costs. If, after the Closing Date, any Change in Law: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of the Tranche Rate pursuant to the provisions of this Agreement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender, or (ii) shall impose on any Lender any other condition affecting its Tranche Rate Loans, any of its notes issued pursuant hereto (if any) or its obligation to make Tranche Rate Loans; and the result of anything described in these clauses (i) and (ii) is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any Tranche Rate Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under any of its notes issued pursuant hereto (if any) with respect thereto, then upon demand by such Lender, Borrower shall promptly pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction.
(g)Conforming Changes. In connection with the use, implementation, or administration of the Tranche Rate, including any temporary or permanent replacement for the Tranche

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Rate, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use, implementation, or administration of the Tranche Rate, or any temporary or permanent replacement for the Tranche Rate.
2.6Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex A, Borrower or any Subsidiary shall have the right to request, and Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of Borrower or any Subsidiary.
2.7General Provisions Regarding Payment. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York, NY time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Excess Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account on or prior to noon New York, NY time. Payments received in the Collection Account after noon New York, NY time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day so long as such funds are available funds.
2.8Loan Account. Agent shall maintain a loan account (the “Loan Account”) on its books in accordance with the Register to record all Advances, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Advances or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Advances setting forth the balance of the Loan Account for the immediately preceding month. Each and every such accounting shall be presumptive evidence of all matters reflected therein absent manifest error.
2.9Taxes.
(a)Gross-up for Taxes. All payments of principal and interest on the Advances and all other amounts payable hereunder or any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law. If any withholding or deduction from any payment to be made by any Loan Party hereunder or under any other Loan Document is required in respect of any Taxes pursuant to any applicable Law, then the applicable Loan Party will (i) pay directly to the relevant authority the full amount required to be so withheld or deducted, (ii) promptly forward to Agent and any applicable Lender an official receipt or other documentation satisfactory to Agent or such Lender evidencing such payment to such authority, and (iii) if the Tax is an Indemnified Tax, pay to Agent for the account of Agent and each applicable Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes. If any Indemnified Taxes are directly asserted against Agent or any Lender (or any of its Affiliates) with respect to a payment received hereunder or any other Loan Document or with respect to, or arising from,

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the obligations of the Loan Parties under any Loan Document, the Loan Parties shall jointly and severally indemnify Agent or such Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Agent or such Lender and any reasonable, out-of-pocket expenses arising therefrom or with respect thereto (including reasonable, out-of-pocket attorneys’ or tax advisor fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive and binding absent manifest error.
(b)Interest and Penalties. If any Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrower and the other Loan Parties shall jointly and severally indemnify Agent and Lenders for any incremental Taxes, interest or penalties and reasonable, out-of-pocket costs and expenses (including attorneys’ and tax advisor fees and expenses) that may become payable by Agent or any Lender (or any of its Affiliates) as a result of any such failure.
(c)Withholding Documentation. Each Lender that is organized under the Laws of a jurisdiction other than the United States and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrower and Agent (as Borrower or Agent may reasonably request) one or more United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, or W-8IMY (with applicable attachment), as applicable, and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Agent certifying as to such Lender’s entitlement to an exemption from, or reduction of, withholding or deduction of U.S. federal withholding Taxes. Each Lender that is a U.S. Person on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to each of Borrower and Agent (as Borrower or Agent may reasonably request) one or more United States Internal Revenue Service Form W-9. In addition, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.
(d)Treatment of Certain Refunds. If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.9 (including by the payment of additional amounts pursuant to this Section 2.9(d)), it shall, so long as no Event of Default is occurring, pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the

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Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender, Agent or their respective Affiliates and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Loan Parties, upon the request of such indemnified party, shall repay to such Lender or Agent the amount paid over pursuant to this Section 2.9(d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender, Agent or their respective Affiliates is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.9(d), in no event will any Lender or Agent be required to pay any amount to a Loan Party pursuant to this Section 2.9(d) the payment of which would place such Person (or its Affiliates) in a less favorable net after-Tax position than such Person (or its Affiliates) would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.9(d) shall not be construed to require any Lender, Agent, or their Affiliates to make available its respective Tax returns (or any other information relating to its Taxes that it deems confidential) to a Loan Party or any other Person.
(e)Usage of Terms. For the purposes of this Section 2.9 and the definitions of Excluded Tax, Indemnified Tax, Taxes, and Other Taxes used therein, “Lender” means any Lender, Swing Line Lender, L/C Issuer, and, subject to Section 12.6(b), any Participant.
2.10Capital Adequacy. If any Lender or any Person controlling such Lender shall reasonably determine that any Change in Law has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such Change in Law, then from time to time, upon demand by such Lender, Borrower shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction.
2.11Mitigation Obligations. If any Lender requests compensation under either Section 2.5(e) or Section 2.10, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, then, upon the written request of Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 12.6) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (b) would not subject such Lender to any unreimbursed cost or expense, and (c) would not otherwise be disadvantageous to such Lender (as determined in its sole discretion). Without limitation of the provisions of Section 10.1, Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with any such designation or assignment.
2.12Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.5(d).

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(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by Agent from a Defaulting Lender pursuant to a right of setoff available with respect to such Defaulting Lender shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to cash collateralize the L/C Issuer’s fronting exposure with respect to such Defaulting Lender in accordance with this Agreement; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) cash collateralize the L/C Issuer’s future fronting exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 8.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swing Line Advances are held by the Lenders pro rata in accordance with the Revolving Loan Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Fees.
(A)No Defaulting Lender shall be entitled to receive any Fee (other than its portion of the Letter of Credit Fee) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such Fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)Each Defaulting Lender shall be entitled to receive its portion of the Letter of Credit Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to this Agreement.

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(C)With respect to any Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Line Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s fronting exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.
(iv)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. Subject to Section 12.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral, Repayment of Swing Line Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Advances in an amount equal to the Swing Line Lenders’ fronting exposure and (y) second, cash collateralize the L/C Issuer’s fronting exposure in accordance with the procedures set forth in this Agreement.
(b)Defaulting Lender Cure. If Borrower, Agent and each Swing Line Lender and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held pro rata by the Lenders in accordance with the Revolving Loan Commitments (without giving effect to clause (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)New Swing Line Advances/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) no Swing Line Lender shall be required to fund any Swing Line Advances unless it is satisfied that it will have no fronting exposure after giving effect to such Swing Line Advances and (ii) no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no fronting exposure after giving effect thereto.

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2.13Termination of Defaulting Lender. Borrower may terminate the unused amount of the Revolving Loan Commitments of any Lender that is a Defaulting Lender upon not less than 10 Business Days’ prior notice to Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.12(a)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided, that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, Agent, any L/C Issuer, the Swing Line Lender or any Lender may have against such Defaulting Lender.
2.14Notes. Any Lender may request that Advances made by it be evidenced by a promissory note (each a “Note”). In such event, Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by Agent. Thereafter, subject to Section 2.8, the Advances evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 12.6) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if any such Note is a registered note, to such payee and its registered assigns).
2.15Increase of Revolving Loan Commitments; Additional Lenders.
(a)From time to time after the Closing Date, Borrower may, upon at least 15 days’ prior written notice to Agent (and Agent shall reasonably promptly provide a copy of such notice to each Lender), prior to the Commitment Termination Date, request an increase in the Revolving Loan Commitments (each, an “Increase”); provided, that, (i) the aggregate amount of all Increases shall not exceed $25,000,000 and (ii) Borrower may not obtain an Increase more than three times during the term of this Agreement. Any Increase shall be in an amount not less than $5,000,000 individually and integral multiples of $1,000,000 in excess of that amount. Each notice requesting an Increase shall specify the date (each, an “Increased Amount Date”) on which Borrower proposes that such Increase be effective, which shall be a date not less than 15 days after the date on which such notice is delivered to Agent. Each Lender shall have the right for a period of 10 days following receipt of such notice, to elect by written notice to Borrower and Agent to increase its Revolving Loan Commitment by a principal amount equal to its Pro Rata Share of the applicable Increase. Any Lender who fails to respond to any such notice shall be deemed to have elected to not participate in any such Increase. No Lender (or any successor thereto) shall have any obligation to make any Increase, and any decision by a Lender to make an Increase shall be made in its sole discretion independently from any other Lender. Any fees payable by Borrower in connection with any Increase shall relate solely to the increase to the Revolving Loan Commitments and not to Advances outstanding or Revolving Loan Commitments available prior to the Increased Amount Date.
(b)If any Lender declines to make an Increase pursuant to Section 2.15(a), Borrower may designate another bank, investment fund or other institution which at the time agrees to become a party to this Agreement (an “Additional Lender”) and to provide some or all of the shortfall; provided, that any Additional Lender must be acceptable to Agent in its Permitted Discretion.
(c)Each Increase shall become effective as of the Increased Amount Date applicable thereto; provided, that (i) no Default or Event of Default shall exist on such Increased Amount Date before and after giving effect to such Increase, (ii) both before and after giving effect to any Increase, each of the conditions set forth in Section 8.2 shall be satisfied, (iii) both immediately before and after giving effect to such Increase on a pro forma basis, the Loan Parties shall be in pro forma compliance with the Financial Covenant (assuming such Increase is fully drawn on the Increased Amount Date

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applicable thereto and the Financial Covenant Period is in effect), as evidenced by a certificate delivered by Borrower to Agent in the form of a Compliance Certificate; (iv) such Increase shall be effected pursuant to one or more supplements or joinders in form and substance reasonably satisfactory to Agent executed by Borrower and by each Additional Lender and by each other Lender who has agreed to make an Increase, setting forth the Increase applicable to such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof (including the requirements set forth in Section 8.2), together with Notes evidencing such Increase, if requested by such Lender or Additional Lender, and such evidence of appropriate corporate authorization on the part of Borrower with respect to the Increase and such opinions of counsel for Borrower with respect to the Increase as Agent may reasonably request; and (v) Borrower shall deliver or cause to be delivered any other documents reasonably requested by Agent in connection with any such transaction.
(d)On any Increased Amount Date, subject to the satisfaction of the terms and conditions set forth in the foregoing clauses (a), (b) and (c), (i) each Additional Lender severally agrees to make its portion of the Revolving Loan Commitments to Borrower and each Advance made under the Increase shall be deemed, for all purposes, to be part of the Revolving Credit Advances hereunder, and (ii) each Additional Lender providing an Increase shall become a Lender hereunder with respect to the Increase and all matters relating thereto.
(e)If the interest margin that is to be applicable to any Increase is higher than the interest margin applicable to any Revolving Credit Advance immediately prior to the applicable Increased Amount Date (the amount by which the interest margin is higher, the “Excess”), then the interest margin applicable to the Revolving Credit Advance immediately prior to the Increased Amount Date shall be increased by the amount of the Excess, effective on the applicable Increased Amount Date, and without the necessity of any action by any party hereto, and the maturity and all other terms and provisions of the Increase shall be the same as the Revolving Credit Advance.
2.16Appointment of Loan Party Representative.
(a)Each Loan Party hereby appoints Borrower as “Loan Party Representative” to act as its agent, attorney-in-fact and representative for the purposes of issuing any Notice of Borrowing or Notice of Conversion, giving instructions with respect to the disbursement of the proceeds of the Advances, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any other Loan Document, executing Loan Documents and amendments thereto on its behalf, delivering all documents, reports, financial statements and written materials required to be delivered by any Loan Party under this Agreement or any of the other Loan Documents, taking all other actions (including in respect of compliance with covenants and amendments to the Loan Documents) on behalf of any Loan Party under the Loan Documents, and all other purposes incidental to any of the foregoing. Borrower hereby accepts the foregoing appointment as Loan Party Representative.
(b)Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Loan Party Representative as a notice or communication from all Loan Parties, and may give any notice or communication required or permitted to be given to any Loan Party hereunder to Loan Party Representative. Each Loan Party agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Loan Party Representative shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if the same had been made directly by such Loan Party.

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3.REPRESENTATIONS AND WARRANTIES
To induce Lenders to make the Advances and to incur Letter of Credit Obligations, the Loan Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender as of the Closing Date, as of the date of the making of each Advance (or other extension of credit), as of the date any Advance is accepted by Borrower, and as of any other date such representations and warranties are deemed made pursuant to the terms of the other Loan Documents, each and all of which shall survive the execution and delivery of this Agreement until the Termination Date.
3.1Existence and Power; Affected Financial Institution. Each Loan Party is, as of the Closing Date, an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation and has the same legal name as it appears in the Organizational Documents of such Loan Party as specified (as of the Closing Date) on Schedule 3.1, and has all powers and all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted (collectively, “Permits”), except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Subsidiary is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, as of the Closing Date, no Loan Party or any Subsidiary has in the five year period preceding the Closing Date, had any name other than its current name, or been incorporated or organized under the Laws of any jurisdiction other than its current jurisdiction of incorporation or organization, or been party to any merger, consolidation or other change in structure. No Loan Party nor any Subsidiary thereof is an Affected Financial Institution.
3.2Organization and Authorization; No Contravention. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents and applicable Law, (c) require no further action by or in respect of, or filing or registration with, or notice to or authorization or approval of, any Governmental Authority, and will not result in creating or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries (except Liens created pursuant to the Loan Documents), and (d) do not violate, conflict with or cause a breach or a default under (i) any Law, (ii) any of the Organizational Documents of any Loan Party or any Subsidiary or (iii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to each of clauses (i) and (iii), reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.3Binding Effect. Each of the Loan Documents to which any Loan Party is a party constitutes a valid and binding agreement or instrument of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar Laws relating to the enforcement of creditors’ rights generally and by general equitable principles.
3.4Capitalization. The issued and outstanding Stock of each Subsidiary of Borrower as of the Closing Date is as set forth on Schedule 3.4. All issued and outstanding Stock of each Loan Party and each Subsidiary is duly authorized and validly issued (and, in the case of each Loan Party that is a corporation, fully paid and non-assessable), free and clear of all Liens other than those in favor of Agent for the benefit of the Secured Parties, and such Stock was issued in compliance with all applicable Laws.

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The identity of the holders of the Stock of each Loan Party and each Subsidiary and the percentage of their actual and fully diluted ownership of the Stock of each Loan Party and each Subsidiary, in each case as of the Closing Date, is set forth on Schedule 3.4. No shares of the Stock of any Loan Party or any Subsidiary, other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party or any Subsidiary of any Stock of any such entity.
3.5Financial Information.
(a)Audited Statements. The consolidated balance sheet of Borrower and its Subsidiaries and the related consolidated statements of operations, stockholders’ or, as applicable, members’ equity and cash flows for the Fiscal Year then ended, in each case reported on in the case of consolidated financials by an independent certified public accounting firm of national standing acceptable to Agent, copies of which have been delivered to Agent from time to time pursuant to the terms of this Agreement, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of Borrower and its Subsidiaries as of such date and the consolidated results of operations, changes in stockholders’ or, as applicable, members’ equity and cash flows for such period.
(b)Unaudited Statements. The unaudited Financial Statements for the applicable period then ended, copies of which have been delivered to Agent from time to time pursuant to the terms of this Agreement, fairly present in all material respects, in conformity with GAAP, the consolidated and Consolidating financial position of Borrower and its Subsidiaries as of such date and the consolidated and Consolidating results of operations and cash flows for the 12-month period then ended (subject to normal year-end adjustments and the absence of footnote disclosures).
(c)Pro Forma Balance Sheet. The pro forma consolidated balance sheet of Borrower and its Subsidiaries as of August 31, 2023, a copy of which has been delivered to Agent, fairly presents in all material respects, on a basis consistent with the Financial Statements, the consolidated financial position of Borrower and its Subsidiaries as of such date, adjusted to give effect (as if such events had occurred on such date) to (i) the making of any Advances and the issuance of any Letters of Credit to be made on the Closing Date, (ii) the application of the proceeds therefrom as contemplated by the Loan Documents, and (iii) the payment of all legal, accounting and other fees related thereto to the extent known at the time of the preparation of such balance sheet. As of the date of such balance sheet and the date hereof, no Loan Party or any Subsidiary had or has any material liabilities, contingent or otherwise, including liabilities for taxes, long term leases or forward or long term commitments, which are not properly reflected on such balance sheet.
(d)Projections. The Projections delivered on the date hereof have been prepared by Borrower in light of the past operations of its businesses, but including future payments of known contingent liabilities, and reflect projections for the Fiscal Year period beginning on January 1, 2023 and ending no sooner than the last day of the original term hereof, on a month-by-month basis for the first year and on a year-by-year basis thereafter. The Projections are based upon the same accounting principles as those used in the preparation of the Financial Statements described above and the estimates and assumptions stated therein, all of which the Loan Parties believe to be reasonable and fair in light of current conditions and current facts known to any Loan Party and, as of the Closing Date, reflect the Loan Parties’ good faith and reasonable estimates of the future financial performance of the Loan Parties and their Subsidiaries for the period set forth therein. The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

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(e)Borrowing Base Certificate. The information contained in the most recently delivered Borrowing Base Certificate is true, complete and correct.
(f)No Material Adverse Effect. Since December 31, 2022, there has been no Material Adverse Effect.
3.6Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority in writing, against any Loan Party, any Subsidiary or any of their respective properties which individually or in the aggregate (a) purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby; (b) would reasonably be expected to result, in either individually or in the aggregate as to all Loan Parties, a Material Adverse Effect; or (c) seek an injunction or other equitable relief which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, no Loan Party or any Subsidiary is the subject of an audit or, to each Loan Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any requirement of Law. Borrower shall immediately disclose to Agent any changed circumstance or event, which causes any of the representations herein to be inaccurate or untrue.
3.7Ownership of Property. Each Loan Party and each Subsidiary is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person, except as may have been disposed of in the Ordinary Course of Business or otherwise in compliance with the terms hereof.
3.8No Default. No Default or Event of Default has occurred and is continuing. No Loan Party or any Subsidiary is in breach or default, nor has any Loan Party received any notice stating a breach or default may exist, under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default or threatened breach of default could reasonably be expected to have a Material Adverse Effect.
3.9Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or threatened in writing against any Loan Party or any Subsidiary. Hours worked and payments made to the employees of the Loan Parties and the Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters, including analogous or equivalent applicable Law in effect in Canada. All payments due from the Loan Parties and the Subsidiaries, or for which any material claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.
3.10Regulated Entities. No Loan Party or any Subsidiary is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

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3.11Margin Regulations. None of the proceeds from the Advances have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which could reasonably be expected to cause any of the Advances to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.
3.12Compliance With Laws; Anti-Terrorism Laws.
(a)Laws Generally. Each Loan Party and each Subsidiary is in compliance with the requirements of all applicable Laws, including any Anti-Corruption Laws and Anti-Terrorism Laws, except for such noncompliance which could not reasonably be expected to have a Material Adverse Effect.
(b)Foreign Assets Control Regulations and Anti-Terrorism Laws. Each Loan Party and each Subsidiary and their respective directors, officers and employees is in compliance in all material respects with all applicable sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, and His Majesty’s Treasury (collectively, “Sanctions”) and all applicable Anti-Terrorism Laws. No Loan Party and no Subsidiary of a Loan Party, including, to their knowledge, any director, officer, or employee, is an individual or an entity that is (i) a Person designated by the U.S. government on the list of the Specially Designated Nationals (the “SDN List”) with which a U.S. Person cannot deal or otherwise engage in business transactions, (ii) a Person who is otherwise the target of Sanctions such that a Person cannot deal or otherwise engage in business transactions with such Person, or (iii) is controlled by (including by virtue of such person being a director (or manager) or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Sanctions (collectively, together with (i) and (ii), “Sanctioned Person”).
(c)USA Patriot Act. No part of the proceeds of any Advance will be used directly or knowingly indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.
(d)None of the funds of any Loan Party that are used to repay any obligation under this Agreement shall constitute property of, or shall be beneficially owned directly or indirectly by, any Person that is the subject of Sanctions, such that repayment would result in a violation of Sanctions by any Person.
3.13Taxes. All federal, state, provincial, territorial and all other material Tax returns, reports and statements required to be filed by or on behalf of each Loan Party and Subsidiary have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest or to the extent that the failure to do so could not be reasonably expected to have a Material Adverse Effect, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof owing by a Loan Party or a Subsidiary have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.
3.14ERISA; Canadian Plans.

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(a)ERISA Plans. Except as would not reasonably be expected to result in a Material Adverse Effect: (i) each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy the requirements of, applicable Law including ERISA and the IRC in all material respects; (ii) each ERISA Plan which is intended to be qualified under Section 401(a) of the IRC is so qualified, and the IRS has issued a favorable determination or opinion letter with respect to each such ERISA Plan which may be relied on currently; and (iii) no Loan Party or any Subsidiary has incurred liability for any material excise tax under any of Sections 4971 through 5000A of the IRC.
(b)Pension Plans and Multiemployer Plans. During the 36 month period prior to the Closing Date or the making of any Advance or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan that could reasonably be expected to result in a material payment liability to any Loan Party or any Subsidiary and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under ERISA or the IRC. No Loan Party or any Subsidiary has incurred liability to the PBGC (other than for current premiums) with respect to any Pension Plan or Multiemployer Plan. Except as could not reasonably be expected to result in a material payment liability to any Loan Party or any Subsidiary, all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Loan Party, any Subsidiary or any ERISA Affiliate under the terms of the plan or of any collective bargaining agreement or by applicable Law. No Loan Party, Subsidiary or any ERISA Affiliate has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan. No Loan Party, Subsidiary or any ERISA Affiliate has received any notice with respect to any Multiemployer Plan, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise Tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
(c)ERISA Compliance. No Loan Party is as of the Closing Date, or will become on or after the Closing Date, (i) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, (ii) a plan or account subject to Section 4975 of the IRC, (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the IRC, as determined pursuant to Section 3(42) of ERISA, or (iv) a “governmental plan” within the meaning of Section 3(32) of ERISA.
(d)No Canadian Pension Termination Event has occurred, and none of the Loan Parties are aware of any fact, event or circumstance that could reasonably be expected to constitute or result in a Canadian Pension Termination Event with respect to any Canadian Pension Plan.
(e)The Canadian Pension Plans, if any, are duly registered under the Canadian Tax Act (if required to be so registered) and any other applicable Laws which require registration, have been administered in accordance with the Canadian Tax Act and such other applicable Laws and no event has occurred which could reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. All material obligations of the Loan Parties and their Subsidiaries, as applicable (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian

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Benefit Plans. All contributions or premiums required to be made or paid by the Loan Parties and their Subsidiaries, as applicable, to the Canadian Pension Plans or the Canadian Benefit Plans have been made on a timely basis in accordance with the terms of such plans and all applicable Laws, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans.
3.15Brokers. Except for fees contractually incurred by a Loan Party or Affiliate of a Loan Party and payable in full on or prior to the Closing Date, no Loan Party or Affiliate of a Loan Party has any obligation to any broker, finder or other intermediary in respect of any finder’s or brokerage fees in connection with any Loan Document.
3.16Material Contracts. Except for the Organizational Documents and the other agreements set forth on Schedule 3.16 (collectively, the “Material Contracts”), as of the Closing Date there are no (a) employment agreements covering the management of any Loan Party or any Subsidiary, (b) collective bargaining agreements or other labor agreements covering any employees of any Loan Party or any Subsidiary, (c) agreements for managerial, consulting or similar services to which any Loan Party or any Subsidiary is a party or by which it is bound, (d) agreements regarding any Loan Party or any Subsidiary, its assets or operations or any investment therein to which any of its Stockholders is a party or by which it is bound, (e) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Loan Party or any Subsidiary is a party, either as lessor or lessee, or as licensor or licensee, or (f) customer, distribution, marketing or supply agreements to which any Loan Party or any Subsidiary is a party, in each case with respect to the preceding clauses (a), (c), (d), (e) and (f) involving payment of more than $25,000,000 in any year, (g) partnership agreements to which any Loan Party is a general partner or joint venture agreements to which any Loan Party is a party, or (h) any other agreements or instruments to which any Loan Party or any Subsidiary is a party, that could reasonably be expected to have a Material Adverse Effect. Schedule 3.16 sets forth, with respect to each real estate lease agreement to which any Loan Party or any Subsidiary is a party as of the Closing Date, the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental). The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination in favor of any party (other than any Loan Party) to any Material Contract.
3.17Environmental Compliance.
(a)Hazardous Materials. Except in each case as set forth on Schedule 3.17, (i) to the knowledge of each Loan Party, no Hazardous Materials are located on any properties now or previously owned, leased or operated by any Loan Party or any Subsidiary or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law and have given rise to, or could reasonably be expected to give rise to, remediation costs and expenses on the part of the Loan Parties; (ii) to the knowledge of each Loan Party, no portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination; and (iii) all oral or written notifications of a release of Hazardous Materials required to be filed by or on behalf of any Loan Party or any Subsidiary under any applicable Environmental Law have been filed or are in the process of being timely filed by or on behalf of the applicable Loan Party or Subsidiary, except for any of the foregoing in clauses (i) through (iii) that, either individually or in the aggregate as to all Loan Parties, could not reasonably be expected to result in a Material Adverse Effect.

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(b)Notices Regarding Environmental Compliance. Except in each case as set forth on Schedule 3.17, no written notice, notification, demand, request for information, citation, summons, complaint or order has been issued to any Loan Party, no complaint has been filed against any Loan Party, and no penalty has been assessed and no investigation or review is pending, or to any Loan Party’s knowledge, threatened by any Governmental Authority or other Person with respect to, in any such case, any (i) alleged violation by any Loan Party or any Subsidiary of any Environmental Law, (ii) alleged failure by any Loan Party or any Subsidiary to have any Environmental Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials, except for any of the foregoing that, either individually or in the aggregate as to all Loan Parties, could not reasonably be expected to result in a Material Adverse Effect.
(c)Properties Requiring Remediation. Except in each case as set forth on Schedule 3.17, to the knowledge of each Loan Party, no property now or previously owned or leased by any Loan Party or any Subsidiary and no property to which any Loan Party or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to any Loan Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or any similar state, provincial or territorial list or is the subject of federal, state, provincial, territorial or local enforcement actions or, to the knowledge of any Loan Party, other investigations which may lead to claims against any Loan Party or any Subsidiary for clean-up costs, remedial work, damage to natural resources or personal injury claims, including claims under CERCLA, except for any of the foregoing that, either individually or in the aggregate as to all Loan Parties, could not reasonably be expected to result in a Material Adverse Effect.
(d)Underground Storage Tanks. Except in each case as set forth on Schedule 3.17 to the knowledge of each Loan Party, there are no underground storage tanks located on any property owned or leased by any Loan Party or any Subsidiary that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials, except for any of the foregoing that, either individually or in the aggregate as to all Loan Parties, could not reasonably be expected to result in a Material Adverse Effect.
(e)Environmental Liens. Except in each case as set forth on Schedule 3.17, there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Loan Party or any Subsidiary.
3.18Intellectual Property. Except as set forth on Schedule 3.18, each Loan Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Loan Party. All Intellectual Property of the Loan Parties and their Subsidiaries existing as of the Closing Date and registered with any United States or foreign, including Canadian, Governmental Authority is set forth on Schedule 3.18. All Intellectual Property of each Loan Party is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. To any Loan Party’s knowledge, each Loan Party and each Subsidiary conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Loan Party or any Subsidiary, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.

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3.19Real Property Interests. Except for leasehold interests and ownership or other interests set forth on Schedule 3.19, no Loan Party or Subsidiary has, as of the Closing Date, any ownership, leasehold or other interest in real property.
3.20Full Disclosure. None of the information (financial or otherwise) furnished by or on behalf of any Loan Party or any Subsidiary to Agent or any Lender pursuant to the Loan Documents or in connection with the consummation of the transactions contemplated by the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All Projections delivered to Agent and Lenders have been prepared on the basis of the assumptions stated therein. Such Projections represent the Loan Parties’ best estimate of the future financial performance of the Loan Parties and their Subsidiaries and such assumptions are believed by the Loan Parties to be fair and reasonable in light of current business conditions; provided, that the Loan Parties can give no assurance that such Projections will be attained. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
3.21[Reserved].
3.22Use of Proceeds. Borrower shall use the proceeds of the Advances solely as follows: (a) to refinance, on the Closing Date, the Existing Indebtedness, (b) to pay costs and expenses required to be paid pursuant to Section 10.1, (c) to fund Permitted Acquisitions, and (d) for working capital, capital expenditures and other general corporate purposes not in contravention of any requirement of Law and not in violation of this Agreement or the other Loan Documents.
3.23Insurance. Each Loan Party and each Subsidiary thereof currently maintains all insurance that is required to be maintained pursuant to Section 4.4.
3.24Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Loan Party, threatened termination or cancellation of, or any material adverse modification or change in: the business relationship of any Loan Party or any Subsidiary with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Loan Party or Subsidiary; or the business relationship of any Loan Party or any Subsidiary with any supplier essential to its operations.
3.25Bonding; Licenses. Except as set forth on Schedule 3.25, as of the Closing Date, no Loan Party or any Subsidiary is a party to or bound by any surety bond agreement or bonding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.
3.26Solvency. Both before and after giving effect to, as applicable with respect to any date of determination pursuant to the terms of this Agreement: (a) the Advances and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Advances and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Advances pursuant to the instructions of Borrower, (c) the repayment in full of the Existing Indebtedness, and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties, on a consolidated basis, are and will be Solvent.
3.27Affiliate Transactions. Except as set forth on Schedule 3.27, as of the date of this Agreement there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents,

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other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons is directly or indirectly indebted to or has any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party, except that any such Persons may own stock in (but not exceeding 2.0% of the outstanding Stock of) any publicly traded company that may compete with a Loan Party.
3.28Representations and Warranties in Loan Documents. All representations and warranties made by each Loan Party in the Loan Documents are true and correct in all material respects as of the Closing Date, the date of making of each Advance (or other extension of credit) and as of any date that any Loan Party is expressly obligated to confirm the same under this Agreement or any other Loan Document, except to the extent that such representations or warranties expressly relate to an earlier date in which case such representations or warranties are true or correct in any material respect as of such earlier date (except that such material qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof).
4.AFFIRMATIVE COVENANTS
Each Loan Party jointly and severally agrees as to all Loan Parties that from and after the date hereof and until the Termination Date:
4.1Maintenance of Existence and Conduct of Business. Each Loan Party shall, and shall cause its Subsidiaries to: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate and, as applicable, limited liability company or other organizational existence and its material rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (d) transact business only in such corporate (or, as applicable, limited liability company or other organizational) and trade names as are set forth in Schedule 4.1 (or otherwise set forth in any relevant joinder documentation or otherwise notified to Agent in writing).
4.2Payment of Charges.
(a)Subject to Section 4.2(b), each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to Tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen, processors and bailees, in each case, before any thereof shall become past due, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such Charges would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Each Loan Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 4.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Loan Party, in

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accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, and (iv) such Loan Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Loan Party or the conditions set forth in this Section 4.2(b) are no longer met.
4.3Books and Records. Each Loan Party shall, and shall cause each of its Subsidiaries to, keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered to Agent on or prior to the Closing Date.
4.4Insurance; Damage to or Destruction of Collateral.
(a)The Loan Parties shall, and shall cause each of their Subsidiaries to, at their sole cost and expense, maintain the policies of insurance as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent. Such policies of insurance (or the lender’s loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days (or 10 days in the case of non-payment) prior written notice to Agent in the event of any non-renewal, cancellation or material amendment of any such insurance policy. If any Loan Party or any such Subsidiary at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. Agent shall have no obligation to obtain insurance for any Loan Party or any such Subsidiary or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from the failure of such Loan Party or Subsidiary to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.
(b)Agent reserves the right at any time upon any change in the risk profile of any Loan Party or any Subsidiary of any Loan Party (including any change in the product mix maintained by any Loan Party or any Subsidiary or any Laws affecting the potential liability of such Loan Party or Subsidiary) to require additional forms and limits of insurance to, in Agent’s opinion, adequately protect both Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Loan Party and Subsidiary is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by Agent, each Loan Party shall deliver to Agent from time to time a report of a reputable insurance broker reasonably satisfactory to Agent, with respect to its insurance policies.
(c)Not later than 45 days after the Closing Date, each Loan Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all special form (“all risk”) and business interruption insurance naming Agent, on behalf of itself and Lenders, as lender loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Loan Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as no Specified Event of Default has occurred and is continuing, as each Loan Party’s true and lawful attorney in fact for the purpose of

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making, settling and adjusting claims under such special form policies of insurance, endorsing the name of each Loan Party on any check or other item of payment for the proceeds of such special form policies of insurance and for making all determinations and decisions with respect to such special form policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. The Loan Parties shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance.
4.5Compliance with Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all federal, state, local and foreign Laws and regulations applicable to it, including ERISA, labor Laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Subsidiary will maintain in effect policies and procedures reasonably designed to ensure compliance by them and their respective directors, officers, employees and agents with applicable Sanctions. Each Loan Party and each Subsidiary will comply with commercially reasonable requests by the Lender for information or documentation necessary to ensure that each Loan Party and Subsidiary is compliant with any applicable federal, state, provincial or territorial laws and not engaged in any act or omission that would cause the Lender to be in breach of any applicable Law.
4.6Canadian Plans. For each existing Canadian Pension Plan, ensure that such plan retains its registered status (if required to be registered under applicable Laws) under and is administered in a timely manner in all respects in accordance with the applicable pension plan text, funding agreement, the Canadian Tax Act and all other applicable Laws. For each Canadian Pension Plan hereafter adopted or contributed to by the Loan Parties and/or their Subsidiaries, as applicable, which is required to be registered under the Canadian Tax Act or any other applicable Laws, the Loan Parties shall use, and shall cause their Subsidiaries to use, their best efforts to seek and receive confirmation in writing from the applicable regulatory authorities to the effect that such plan is unconditionally registered under the Canadian Tax Act and such other applicable Laws. For each existing Canadian Pension Plan and Canadian Benefit Plan hereafter adopted or contributed to by the Loan Parties and/or their Subsidiaries, the Loan Parties shall perform, or cause their Subsidiaries to perform, in a timely fashion and in all material respects, all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with such plan and the funding therefor.
4.7Intellectual Property. Each Loan Party will, and will cause each of its Subsidiaries to, conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its licenses.
4.8Environmental Matters. Each Loan Party shall and shall cause each of its Subsidiaries to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects; (c) notify Agent promptly after such Loan Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $1,000,000; and (d) promptly forward to Agent a copy of any material written communication, report, notice, order or request for information received by such Loan Party in connection with any such violation or Release or

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any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $1,000,000 in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Loan Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, Agent may provide written notice to each Loan Party of such violation or Release, upon Agent’s written request, each Loan Party shall (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at the Loan Parties’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) if the Loan Parties do not promptly perform such environmental audits or prepare such environmental reports as reasonably requested permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. The Loan Parties shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.
4.9Collateral Access Agreement. Within 60 days after the Closing Date (or such later date as Agent may agree in its sole discretion), the Loan Parties shall use their commercially reasonable efforts to obtain a Collateral Access Agreement with respect to their headquarters location at 14201 Caliber Drive, Suite 300 Oklahoma City, OK 73134. If any Loan Party leases a new headquarters location, within 45 days thereafter (or such later date as Agent may agree in its sole discretion), such Loan Party shall use its commercially reasonable efforts to obtain a Collateral Access Agreement with respect thereto.
4.10[Reserved].
4.11Cash Management Systems. The Loan Parties shall establish and maintain the cash management systems described on Annex B (the “Cash Management Systems”).
4.12Maintenance of Property; Material Contracts. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Loan Parties will notify Agent in writing, within five Business Days after the earlier of when a Loan Party learns, or is notified of the occurrence, of any breach by a Loan Party of, a notice of termination or acceleration of, or any demand for adequate assurances under, any Material Contract.
4.13Inspection of Property and Books and Records; Appraisals.
(a)Each Loan Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (i) provide reasonable access to such property to Agent and any of its Related Persons, as frequently as Agent determines to be appropriate; and (ii) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies from all of such Loan Party’s books and

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records, and evaluate and make physical verifications of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Loan Parties’ expense; provided the Loan Parties shall only be obligated to reimburse Agent for the expenses for one such field examination, audit and inspection per year (or two such field examinations, audits and inspections per year at any time during the continuance of any Increased Access Period of the type described in clause (a) of the definition thereof) or more frequently if an Event of Default has occurred and is continuing. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.
(b)Upon Agent’s request from time to time, the Loan Parties shall permit and enable Agent to obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then Net Orderly Liquidation Percentage, or such other value as determined by Agent, of all or any portion of the Inventory of any Loan Party or any Subsidiary of any Loan Party; provided, that notwithstanding any provision herein to the contrary, the Loan Parties shall only be obligated to reimburse Agent for the expenses of one appraisal per year (or two appraisals per year at any time during the continuance of any Increased Access Period of the type described in clause (a) of the definition thereof) or more frequently if an Event of Default has occurred and is continuing.
4.14Use of Proceeds. Borrower shall use the proceeds of the Advances as provided for in Section 3.22.
4.15Further Assurances.
(a)Each Loan Party shall, and shall cause each of its Subsidiaries to, ensure that all written information, exhibits and reports furnished to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.
(b)Promptly upon request by Agent, the Loan Parties shall and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Subsidiaries to take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Loan Parties shall cause each of their Subsidiaries (other than Excluded Domestic Subsidiaries) and Foreign Subsidiaries (other than Excluded Foreign Subsidiaries) and any Person formed or created as a result of a statutory division of a Loan Party, within 30 days (or such longer period to which Agent consents in its sole discretion) after formation, creation or acquisition thereof, to guaranty the Obligations and grant to Agent, for the benefit of the Secured Parties, a security interest in such Person’s personal property, subject to the limitations set forth herein and in the applicable Collateral Documents, to secure such guaranty.

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(c)Furthermore and except as otherwise approved in writing by Required Lenders, each Loan Party shall pledge all of the Stock of each of the Subsidiaries directly owned by it to Agent, for the benefit of the Secured Parties, to secure the Obligations, concurrently with such Loan Party becoming a Loan Party; provided, that such percentage of the outstanding voting Stock of any Foreign Subsidiary or Excluded Domestic Holdco shall be reduced to 65% if a greater percentage shall result in material U.S. adverse tax consequences. In connection with each pledge of Stock, the Loan Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.
(d)The Loan Parties shall deliver, or cause to be delivered, to Agent appropriate resolutions, secretary certificates, certified Organizational Documents and, if requested by Agent in its Permitted Discretion, legal opinions relating to the matters described in this Section 4.15 (which opinions shall be in form and substance reasonably acceptable to Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in each instance with respect to each Loan Party formed or acquired after the Closing Date. In addition to, and without limiting, any of the foregoing, promptly following any request therefor, the Loan Parties shall deliver, or cause to be delivered, to Agent: (i) such other information regarding the operations, material changes in ownership of Stock, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as Agent or any Lender (through Agent) may reasonably request and (ii) information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable Anti-Terrorism Laws.
5.NEGATIVE COVENANTS
Each Loan Party jointly and severally agrees that from and after the date hereof until the Commitment Termination Date:
5.1Dispositions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer, undergo a statutory division or otherwise dispose of (whether in one or a series of transactions) any property (including the Stock of any Subsidiary, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:
(a)dispositions in the Ordinary Course of Business to any Person of (i) Inventory or (ii) worn-out or surplus Equipment;
(b)dispositions of property (i) to a Loan Party or (ii) by a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;
(c)(i) dispositions of Cash Equivalents and Marketable Securities in the Ordinary Course of Business made to a Person, (ii) conversions of Cash Equivalents into cash or other Cash Equivalents, or (iii) conversions of Marketable Securities into cash, Cash Equivalents or other Marketable Securities;
(d)dispositions of oil and gas properties in connection with tax credit transactions complying with Section 45K of the IRC;
(e)Investments permitted under Section 5.2;

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(f)dispositions (other than of (i) the Stock of any Subsidiary of any Loan Party or (ii) any Accounts of any Loan Party) not otherwise permitted hereunder which are made for fair market value; provided, that (A) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (B) not less than 75% of the aggregate consideration for such disposition shall be paid in cash, and (C) the aggregate fair market value of all assets so sold by the Loan Parties and their Subsidiaries, together, shall not exceed in any Fiscal Year (i) $2,500,000 if at the closing of such Disposition the Excess Availability is less than 33.33% of Availability, (ii) $5,000,000 if at the closing of such Disposition the Excess Availability is less than 66.66% of Availability but more than 33.33% of Availability, and (iii) $10,000,000 if at the closing of such Disposition, the Excess Availability is more than 66.66% of Availability, in each case after giving pro forma effect to such disposition;
(g)the creation of a Lien permitted under Section 5.7;
(h)the trade or exchange by any Loan Party of any mineral property or any related assets or other assets commonly used in the oil and gas business owned or held by any Loan Party, or any Stock of a Person all or substantially all of whose assets consist of one or more of such types of assets, for (A) assets of such types owned or held by another Person or (B) the Stock of another Person all or substantially all of whose assets consist of assets of the types described in clause (A) and any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value; provided, that the fair market value of the property or Stock received by any Loan Party in such trade or exchange (including any cash or Cash Equivalents) is substantially equal to the fair market value of the property (including any cash or Cash Equivalents) so traded or exchanged;
(i)the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
(j)any disposition of defaulted Accounts that arose in the Ordinary Course of Business for collection, so long as such Accounts are excluded from the calculation of the Borrowing Base; and
(k)any disposition of the PREPA Receivable, so long as such disposition constitutes a Permitted PREPA Receivable Disposition Transaction.
Notwithstanding anything to the contrary set forth in this Agreement, in no event shall this Section 5.1 permit any direct or indirect sale, assignment, lease, conveyance, transfer, statutory division or other disposition of property to Cobra Acquisitions LLC.
5.2Investments; Loans and Advances. No Loan Party shall, nor shall it permit any of its Subsidiaries to, make or permit to exist any Investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except:
(a)each Loan Party and its Subsidiaries may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Loan Party or Subsidiary pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the Ordinary Course of Business, consistent with past practices;
(b)each Loan Party and its Subsidiaries may maintain its existing Investments in its Subsidiaries made as of the Closing Date;

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(c)the Loan Parties may make Permitted Acquisitions;
(d)the Loan Parties may make Permitted Joint Venture Investments;
(e)the Loan Parties may make other Investments in an aggregate amount not to exceed at any time outstanding (i) $2,500,000 if at the time such Investment is consummated the Excess Availability is less than 33.33% of Availability but more than 25% of Availability, (ii) $5,000,000 if at the time such Investment is consummated the Excess Availability is less than 66.66% of Availability but more than 33.33% of Availability, and (iii) $10,000,000 if at the time such Investment is consummated the Excess Availability is more than 66.66% of Availability, in each case after giving pro forma effect to such Investment;
(f)investments in (i) cash and Cash Equivalents and (ii) Marketable Securities;
(g)loans or advances permitted under Section 5.4(c);
(h)Investments in Accounts owing to any Loan Party if created or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms; provided, that such trade terms may include such concessionary trade terms as any Loan Party deems reasonable under the circumstances;
(i)payroll and similar extensions of credit to cover matters that are expected at the time of such extensions of credit ultimately to be treated as expenses for accounting purposes and that are made in the Ordinary Course of Business;
(j)extensions of credit to Account Debtors and suppliers in the Ordinary Course of Business;
(k)Stock, obligations or securities received in settlement of debts created in the Ordinary Course of Business and owing to any Loan Party or in satisfaction of judgments;
(l)Investments in any Person where such Investment was acquired by Borrower or any Subsidiary (i) in exchange for any other investment or accounts receivable held by any Loan Party in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment or Accounts or (ii) as a result of a foreclosure by any Loan Party with respect to any secured investment or other transfer of title with respect to any secured investment in default;
(m)prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar pledges and deposits made in the Ordinary Course of Business;
(n)Investments existing on the Closing Date and any extension, modification, renewal or reinvestment of such existing investments or any investments made with the proceeds of any additional advances, contributions or other investments of cash or other assets or other increases thereof (other than as a result of the appreciation, accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such existing investment as in effect on the Closing Date);
(o)obligations of one or more officers, directors, or employees of any Loan Party in connection with such individual’s acquisition of shares of Stock of any Loan Party (and refinancings of

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the principal thereof and accrued interest thereon) so long as no net cash is paid by such Loan Party to such individuals in connection with the acquisition of any such obligations;
(p)Investments acquired after the Closing Date as a result of the acquisition by any Loan Party of another Person, including by way of a merger, amalgamation, or consolidation with or into such Loan Party, in a transaction that is not prohibited by this Agreement to the extent that such investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(q)the Loan Parties may make Permitted Private Investments; and
(r)other Investments in an aggregate amount not to exceed $500,000 during the term of this Agreement.
Notwithstanding anything to the contrary set forth in this Agreement, in no event shall this Section 5.2 permit the making of any Investment in, or the making of any loan or advance of money to, Cobra Acquisitions LLC other than funding costs and expenses in connection with (x) maintaining its existence, (y) overhead expenses and (z) Litigation disclosed to Agent prior to the Closing Date and any other Litigation arising from such disclosed Litigation.
5.3Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:
(a)the Advances and the other Obligations;
(b)Indebtedness secured by purchase money security interests and Capital Leases permitted by Section 5.7(c),
(c)unfunded employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable Law,
(d)Indebtedness described on Schedule 5.3 in existence on the Closing Date and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof (except for increases by any amount necessary to cover reasonable fees and expenses incurred in connection therewith) or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable (except for any increase in interest or fee rates to then-market rates) to any Loan Party, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified;
(e)Indebtedness of a Subsidiary of Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness of a Target assumed at the time of a Permitted Acquisition of such Target); provided, that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (ii) the aggregate principal amount of all Indebtedness permitted by this Section 5.3(e) shall not at any time outstanding exceed (A) $2,500,000 if at the time such Indebtedness is incurred the Excess Availability is less than 33.33% of Availability, (B) $5,000,000 if at the time such Indebtedness is incurred the Excess Availability is less than 66.66% of Availability but more than 33.33% of Availability, and (C) $10,000,000 if at the time such Indebtedness is incurred the Excess Availability is more than 66.66% of Availability, in each case, after giving pro forma effect to the incurrence thereof;

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(f)Seller Notes which constitute Subordinated Debt for all purposes of this Agreement; provided, that (i) all obligations under each Seller Note shall be unsecured and subordinated to the Obligations pursuant to subordination provisions reasonably satisfactory to Agent, (ii) no Seller Note shall mature any earlier than 6 months following the latest maturity date of the Advances under this Agreement at the time of the issuance of such Seller Note, (iii) no payments of principal or interest may be made pursuant to or under any Seller Notes prior to the latest maturity date of the Advances under this Agreement at the time of the issuance of the Seller Notes, (iv) the terms and conditions applicable to any Seller Note (and any amendments thereto), shall be reasonably satisfactory to Agent, and (v) the aggregate principal amount of all Indebtedness outstanding under this Section 5.3(f), together with any Indebtedness outstanding under Section 5.3(g), shall not at any time exceed $5,000,000;
(g)Contingent Acquisition Consideration which shall constitute Subordinated Debt for all purposes of this Agreement; provided, that (i) all obligations in respect of Contingent Acquisition Consideration shall be unsecured and subordinated to the Obligations pursuant to subordination provisions reasonably satisfactory to Agent, (ii) the terms and conditions applicable to any Contingent Acquisition Consideration (and any amendments thereto), shall be reasonably satisfactory to Agent, and (iii) the maximum aggregate amount payable with respect to all such Contingent Acquisition Consideration (assuming the remaining maximum performance standards related thereto are satisfied, except to the extent all or any portion thereof becomes a fixed, matured or earned amount, in which case such amount shall be deemed the actual amount of the Contingent Acquisition Consideration), together with any Indebtedness outstanding under Section 5.3(f), shall not exceed $5,000,000;
(h)to the extent constituting Indebtedness, Contingent Obligations permitted pursuant to Section 5.6;
(i)Indebtedness consisting of intercompany loans and advances made by Borrower to any other Loan Party or by any Guarantor to Borrower;
(j)Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the Ordinary Course of Business;
(k)Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the Ordinary Course of Business;
(l)other Indebtedness not to exceed $5,000,000 at any time, to the extent subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent;
(m)secured Indebtedness which is junior in lien priority to the Obligations on terms and conditions reasonably satisfactory to Agent not to exceed $1,500,000 at any time;
(n)other unsecured indebtedness not to exceed $3,500,000 at any time;
(o)indemnification obligations under the Closing Date Surety Agreement; and
(p)Indebtedness arising under the Reimbursement Agreement.

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(q)For purposes of determining compliance with this Section 5.3, in the event that an item of Indebtedness or any portion thereof meets the criteria of more than one of the exceptions described above, Borrower, in its sole discretion, may classify, and from time to time may reclassify, all or any portion of such item of Indebtedness between or among such exceptions in any manner such that the item of Indebtedness would be permitted to be created or incurred at the time of such classification or reclassification, as applicable.
5.4Employee Loans and Affiliate Transactions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction with any Affiliate of such Loan Party or of any such Subsidiary, except:
(a)as expressly permitted by this Agreement;
(b)in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Loan Party or Subsidiary upon fair and reasonable terms no less favorable to such Loan Party or Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Borrower or such Subsidiary and which are disclosed in writing to Agent, in each case, exclusive of any loans or advances except to the extent expressly permitted by Sections 5.3(i), 5.4(c) and 5.4(d);
(c)loans or advances to employees of Loan Parties for travel, entertainment and relocation expenses and other purposes in the Ordinary Course of Business not to exceed $2,000,000 in the aggregate outstanding at any time as to all Loan Parties;
(d)transactions with Affiliates existing as of the Closing Date and described in Schedule 5.4;
(e)non-cash loans or advances made by Borrower to employees of Loan Parties that are simultaneously used by such Persons to purchase Stock of Borrower; and
(f)transactions provided for in or contemplated by the Management Agreement.
5.5Capital Structure and Business. Except as expressly permitted under Section 5.8 or Section 5.13, no Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) make any material changes in its equity structure, (b) issue any Stock, other than issuances of Stock by Borrower, or (c) amend any of its Organizational Document in any material respect, in each case, in any respect adverse to Agent and Lenders. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any line of business different from those lines of business carried on by it on the Closing Date.
5.6Contingent Obligations. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Contingent Obligations except in respect of the Obligations and:
(a)endorsements for collection or deposit in the Ordinary Course of Business;
(b)Rate Contract Obligations arranged by Agent or an Affiliate thereof;
(c)Contingent Obligations of the Loan Parties and their Subsidiaries existing as of the Closing Date and listed on Schedule 5.6, including extensions and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse

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terms on the Loan Parties and their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;
(d)Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;
(e)Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Permitted Acquisitions and (ii) purchasers in connection with dispositions permitted under Section 5.1(b);
(f)Contingent Obligations arising under Letters of Credit;
(g)Contingent Obligations arising under guaranties made in the Ordinary Course of Business, which obligations are otherwise permitted hereunder; provided, that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;
(h)Contingent Obligations under (i) the Loan Documents and (ii) the Reimbursement Agreement;
(i)other Contingent Obligations not exceeding $3,500,000 in the aggregate at any time outstanding; and
(j)any Contingent Obligations arising under any Permitted PREPA Receivable Disposition Transactions.
5.7Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired), except:
(a)Permitted Encumbrances;
(b)Liens in existence on the date hereof and summarized on Schedule 5.7 securing Indebtedness described on Schedule 5.3 and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided, that the principal amount so secured is not increased and the Lien does not attach to any other property; and
(c)Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Loan Party in the Ordinary Course of Business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $5,000,000 outstanding at any one time for all such Liens (provided, that such Liens attach only to the Equipment and Fixtures subject to such purchase money debt and such Indebtedness is incurred within 20 days following such purchase and does not exceed 100% of the purchase price of the subject assets);
(d)Liens on property acquired pursuant to a Permitted Acquisition (other than Accounts, Inventory and deposit accounts), or on property of a Subsidiary in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 5.3(e), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to

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any property of Borrower or its Subsidiaries other than property of the applicable Target (other than Accounts, Inventory and deposit accounts);
(e)other Liens securing Indebtedness not exceeding $6,500,000 in the aggregate at any time outstanding;
(f)Liens securing Indebtedness permitted under Section 5.3(o);
(g)leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights) that do not materially interfere with the Ordinary Course of Business;
(h)Liens on COBRA Acquisitions LLC’s right, title and interest in and to any and all proceeds, payments, or distributions in respect of the PREPA Receivable, solely to the extent arising under any Permitted PREPA Receivable Disposition Transactions; and
(i)Liens on cash and Cash Equivalents securing obligations incurred pursuant to the Reimbursement Agreement.
In addition, no Loan Party shall, nor shall it permit any of its Subsidiaries to, become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, for the benefit of the Secured Parties, as additional collateral for the Obligations, except operating leases, Capital Leases or licenses permitted hereunder which prohibit Liens solely upon the assets that are subject thereto.
5.8Consolidations and Mergers. No Loan Party shall, nor shall it permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or undergo any statutory division, except (a) as expressly permitted by Section 5.1 and (b) upon not less than 10 Business Days prior written notice to Agent (or such shorter period of time as Agent may agree in its sole discretion), (i) any Subsidiary of Borrower may merge with, dissolve or liquidate into (in each case in accordance with applicable Law) Borrower or another Loan Party; provided, that (A) Borrower or another Loan Party which is a Domestic Subsidiary shall be the continuing or surviving entity (and Borrower shall be the continuing or surviving entity if Borrower is a party to such transaction), (B) the Loan Parties provide Agent with copies of all applicable documentation relating thereto, and (C) all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent shall have been completed and (ii) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary; provided, that (A) the Loan Parties provide Agent with copies of all applicable documentation relating thereto and (B) if a Foreign Subsidiary which is not an Excluded Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, (x) a Foreign Subsidiary which is not an Excluded Foreign Subsidiary shall be the continuing or surviving entity and (y) all actions required to establish perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent shall have been completed.
5.9ERISA. No Loan Party shall, nor shall cause or permit any of its Subsidiaries or ERISA Affiliates to, cause or permit to occur (a) an event that could result in the imposition of a Lien under Section 430 or 6321 of the IRC or Section 303 or 4068 of ERISA or (b) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in Taxes, penalties and other liability in excess of $1,000,000 in the aggregate.

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5.10Hazardous Materials. No Loan Party shall, nor shall it permit any of its Subsidiaries to, cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.
5.11Sale Leasebacks. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any sale leaseback, synthetic lease or similar transaction involving any of its assets in any Fiscal Year in an aggregate amount in excess of (i) $2,500,000 if at the time such transaction is consummated the Excess Availability is less than 33.33% of Availability, (ii) $5,000,000 if at the time such transaction is consummated the Excess Availability is less than 66.66% of Availability but more than 33.33% of Availability, and (iii) $10,000,000 if at the time such transaction is consummated the Excess Availability is more than 66.66% of Availability; provided that if the Excess Availability is less than 20% of Availability immediately after giving effect to such transaction, the Fixed Charge Coverage Ratio for the 12-Fiscal Month period ending on the last day of the most recent Fiscal Month for which Financial Statements have been (or were required to be delivered) shall not be less than 1.00:1.00.
5.12Restricted Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, declare or make any Restricted Payments, except:
(a)(i) any Subsidiary of a Loan Party may declare and pay dividends to any other Loan Party, and (ii) any Loan Party or Subsidiary may declare and make dividend payments or other distributions payable solely in its Stock;
(b)the Loan Parties may pay, as and when due and payable, regularly scheduled payments of interest only at the non-default rate in respect of the Subordinated Debt, solely to the extent permitted under the applicable subordination agreement or subordination provisions with respect thereto;
(c)the Loan Parties may pay, as and when due and payable, non-accelerated mandatory payments in respect of Subordinated Debt, solely to the extent permitted under the applicable subordination agreement or subordination terms with respect thereto; and
(d)the Loan Parties may make repurchases of, and quarterly cash distributions on, the shares representing Stock of Borrower; provided, that: (i) at the time of the declaration of such dividend or distributions: (A) no Default or Event of Default then exists or will result therefrom; (B) after giving effect to the payment of such dividend or distributions contemplated by the declaration, pro forma Excess Availability would be no less than 25% of Availability; (C) on a pro forma basis immediately after giving effect to such repurchases and distributions, the Fixed Charge Coverage Ratio for the 12-Fiscal Month Period ending on the last day of the most recent Fiscal Month for which Financial Statements have been (or were required to be delivered) shall not be less than 1.00:1.00; and (D) on the date of such declaration, the funds identified to be subject to the distribution or dividend shall be transferred to a segregated deposit or escrow account maintained at an institution acceptable to Agent in its Permitted Discretion (which shall not be subject to any Lien other than the Lien of Agent) and held in such account until the conditions set forth in clause (ii) below have been satisfied; and (ii) at the time such dividends or distributions are made: (A) such dividends or distributions are made within 60 days after the declaration thereof; and (B) on the date such dividends or distributions are made no Event of Default under Section 9.1(h) or (i) shall have occurred, or would result therefrom; provided, further, that, notwithstanding the foregoing, on or prior to April 11, 2026, the Borrower may repurchase up to 10,000,000 shares

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representing Stock of the Borrower at a repurchase price not to exceed an aggregate amount of $50,000,000, so long as, after giving effect to each such repurchase, the aggregate amount of unrestricted cash of the Loan Parties is greater than $50,000,000.
5.13Change of Corporate Name or Location; Change of Fiscal Year. No Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) change its name as it appears in official filings in the state, province, territory or country of its incorporation or other organization, (b) change its chief executive office, principal place of business, business offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state, province, territory or country of incorporation or other organization, or (e) change its state, province, territory or country of incorporation or organization, unless in each case (i) at least 30 days prior written notice (or such later notice as is acceptable to Agent in its sole discretion) is given by such Loan Party to Agent and Agent has provided written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, for the benefit of the Secured Parties, in any Collateral, has been completed or taken, (ii) the priority of all Liens in favor of Agent is not adversely affected, and (iii) any such new location shall be in the continental United States or, solely in the case of a Canadian Loan Party, Canada. No Loan Party shall change its Fiscal Year without Agent’s prior written consent.
5.14No Restriction on Distributions; No Negative Pledges. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Loan Party or any Subsidiary to pay dividends or make any other distribution on any of the Stock of such Loan Party or Subsidiary or to pay fees, including management fees, or make other payments and distributions to any Loan Party except for any such restrictions or encumbrances contained in the Loan Documents. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any contractual obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to Section 5.7(c) and the Permitted PREPA Receivable Disposition Transactions; provided, that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens.
5.15Negative Pledge on Real Estate. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly enter into, incur or permit to exist any mortgage, deed of trust, or similar Lien on any of its fee-owned real estate assets with an individual value in excess of $5,000,000.
5.16Affiliate Compensation and Fees. No Loan Party shall, nor shall it permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Loan Party or to any officer, director (or manager) or employee of any Loan Party or any Affiliate of any Loan Party or pay or reimburse any Permitted Holder or any of their respective Affiliates (other than a Loan Party) for any costs, expenses and similar items, except payment of:
(a)reasonable compensation to officers and employees for actual services rendered to the Loan Parties in the Ordinary Course of Business;
(b)a management fee pursuant to the Management Agreement not to exceed $500,000 per annum payable in equal monthly installments on the first Business Day of each month and prorated for any partial month; provided, that the fees described in this clause (c) shall not be paid during

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any period while an Event of Default has occurred and is continuing or would arise as a result of such payment; provided, further, the amount of such fees not paid due to the existence and continuance of an Event of Default shall be deferred and may be paid when no Event of Default exists or is continuing; and
(c)reasonable out-of-pocket costs and expenses and, provided no Event of Default has occurred and is continuing, indemnification payments, required to be paid pursuant to the Management Agreement.
5.17Margin Stock; Use of Proceeds. No Loan Party shall, nor shall it permit any of its Subsidiaries to, use any portion of the Advance proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Loan Party or Subsidiary or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any requirement of applicable Law or in violation of this Agreement.
5.18Sanctions; Use of Proceeds. No Loan Party shall, nor shall it permit any of its Subsidiaries to, fail to comply with the Laws referred to in Sections 3.12. No Loan Party will, directly or indirectly, use the proceeds of the Advances or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Sanctioned Person or involving any Sanctioned Country, in each case such that it would result in a violation of Sanctions by any Person, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances or Letters of Credit, whether as Agent, L/C Issuer, Lender, underwriter, advisor, investor, or otherwise).
5.19Prepayments of Other Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, in each case, other than:
(a)the Obligations;
(b)Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder;
(c)a refinancing of Indebtedness permitted under Section 5.3(d);
(d)such prepayments of other Indebtedness (excluding Subordinated Debt) so long as (i) no Default or Event of Default would occur and be continuing after giving effect to any such proposed prepayment, (ii) after giving effect to each such proposed prepayment, the then Excess Availability is equal to or greater than 25% of Availability, and (iii) the Loan Parties are in pro forma compliance with the Financial Covenant (assuming the Financial Covenant Period is in effect); and
(e)such prepayment of intercompany Indebtedness owing by a Loan Party to another Loan Party, to the extent such intercompany Indebtedness is expressly permitted by this Agreement and by any subordination provisions applicable to such intercompany Indebtedness.
5.20Surety Bonds. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries, directly or indirectly to, (a) request the issuance of a Surety Bond from any Surety and incur any Indebtedness with respect thereto after the Closing Date without notifying the Agent of such Surety Bond in the Compliance Certificate delivered pursuant to clause (b) of Annex C for the end of the Fiscal Quarter immediately succeeding the issuance of such Surety Bond; (b) if an Event of Default has occurred

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and is continuing, request the issuance of any Surety Bond without the prior written consent of Agent; and (c) amend or permit any amendments to the Closing Date Surety Bond or any other Surety Bond if such amendment would reasonably be expected to be materially adverse to Agent or Lenders.
6.FINANCIAL COVENANT
6.1Minimum Fixed Charge Coverage Ratio. At any time during which a Financial Covenant Period has occurred and is continuing, Borrower shall not permit the Fixed Charge Coverage Ratio for the 12-Fiscal Month period ending on the last day of the most recent Fiscal Month prior to the commencement of any Financial Covenant Period for which Financial Statements have been (or were required to be delivered) and on the last day of each Fiscal Month thereafter until the end of the Financial Covenant Period to be less than 1.00:1.00.
7.FINANCIAL STATEMENTS AND INFORMATION
7.1Reports and Notices.
(a)Each Loan Party hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex C, provided that the filing with the SEC by Borrower of such Financial Statements shall satisfy the requirements of this Section 7.1(a) and Annex C to the extent such Financial Statements include the information required by this Agreement.
(b)Each Loan Party hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates) at the times, to the Persons and in the manner set forth in Annex D.
7.2Communication with Accountants. Each Loan Party authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including Grant Thornton LLP and authorizes and shall instruct those accountants and advisors to communicate to Agent and each Lender information relating to any Loan Party with respect to the business, results of operations and financial condition of any Loan Party.
8.CONDITIONS PRECEDENT.
8.1Conditions to the Initial Advances. No Lender shall be obligated to make any Advance or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent and each Lender:
(a)Credit Agreement; Loan Documents. This Agreement and the other Loan Documents to be dated as of the Closing Date or counterparts hereof and thereof shall have been duly executed by, and delivered to, Borrower, each other Loan Party, Agent and the Lenders, as applicable; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, each in form and substance reasonably satisfactory to Agent.
(b)[Reserved].

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(c)Existing Indebtedness. On the Closing Date, Borrower and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Borrower and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Agent with respect to the cancellation of any letters of credit outstanding thereunder.
(d)Approvals. Agent shall have received (i) satisfactory evidence that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.
(e)Organizational Documents; Incumbency. Agent shall have received in respect of each Loan Party (i) sufficient copies of each Organizational Document as Agent shall request, in each case, certified by an Responsible Officer of such Loan Party and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Loan Party executing any Loan Documents to which it is a party; (iii) resolutions of the board of directors (or applicable governing body) of each Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an appropriate Responsible Officer as being in full force and effect without modification or amendment; (iv) a good standing certificate (or equivalent) from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Agent may reasonably request.
(f)Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 2.4(e) (including the Fees specified in the Fee Letter), and shall have reimbursed Agent for all Fees, costs and expenses of closing presented as of the Closing Date.
(g)Capital Structure. The capital structure of each Loan Party and Subsidiary and the terms and conditions of all Indebtedness of each Loan Party and Subsidiary shall be acceptable to Agent in its sole discretion.
(h)KYC Information; Beneficial Ownership. Agent and, if requested by a Lender, such Lender, shall have received (i) documentation and other information reasonably requested by Agent or such Lender in order to comply with applicable Anti-Terrorism Laws, and (ii) to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.
(i)Due Diligence. Agent shall have completed its business and legal due diligence.
(j)Minimum Availability. As of the Closing Date and after giving effect to this Agreement, Agent shall have received evidence reasonably satisfactory to it that Borrower and its Subsidiaries, on a consolidated basis, have Excess Availability in an amount equal to or greater than 20% (assuming that all expenses and liabilities are paid in the Ordinary Course of Business and without acceleration of any sales).

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8.2Further Conditions to Each Advance. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, convert or continue any Advance as a Tranche Rate Loan or incur any Letter of Credit Obligation, if, as of the date thereof:
(a)any representation or warranty by any Loan Party contained herein or in any other Loan Document, or which are contained in any certificate or other document furnished at any time under or in connection herewith or therewith, is untrue or incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof), except to the extent that such representation or warranty expressly relates to an earlier date in which case such representation or warranty is untrue or incorrect in any material respect as of such earlier date (except that such material qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and, in each case, except for changes therein expressly permitted or expressly contemplated by this Agreement;
(b)any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance or the incurrence of any Letter of Credit Obligation;
(c)after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding aggregate amount of the Revolving Exposure would exceed the lesser of the Borrowing Base and the Maximum Revolver Amount; or
(d)an event has occurred or condition exists which has or could be reasonably expected to have a Material Adverse Effect.
The request and acceptance by Borrower of the proceeds of any Advance (including any Protective Advance, any Overadvance and any Swing Line Advance made pursuant to Section 2.3(b)), the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Advance into, or as, a Tranche Rate Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by each Loan Party that the conditions in this Section 8.2 have been satisfied and (ii) a reaffirmation by each Loan Party of the granting and continuance of Agent’s Liens on the Collateral, on behalf of itself and Lenders, pursuant to the Collateral Documents.
9.EVENTS OF DEFAULT; RIGHTS AND REMEDIES
9.1Events of Default. The occurrence and continuance of any one or more of the following events (regardless of the reason therefor and whether or not caused by or within the control of any Loan Party) shall constitute an “Event of Default” hereunder:
(a)Borrower fails to (i) make any payment of principal of the Advances when due and payable, including any payment to cure any Overadvance in accordance with Section 2.2(b)(i), (ii) make any payment of interest on, or Fees owing in respect of, the Advances within three Business Days when due and payable, or (iii) make any payment on account of any other Obligations within 15 days of when due and payable, or pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document, in each case under this clause (iii) within 15 days following Agent’s demand for such reimbursement or payment of expenses; or
(b)any Loan Party fails or neglects to perform, keep or observe any of the provisions of Sections 4.1 (with respect to Borrower’s existence), 4.5 (with respect to Anti-Corruption Laws, Anti-

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Terrorism Laws and applicable Sanctions), 4.11 (including, for the avoidance of doubt, as set forth on Annex B), 4.13, 4.15, 5, 6, 7.2; or
(c)any Loan Party fails or neglects to perform, keep or observe any of the provisions of Sections 4.1 (with respect to each Loan Party other than Borrower), 4.4, 4.5 (other than with respect to Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions), and 7.1 (including, for the avoidance of doubt, as set forth on Annexes C and D), and the same shall remain unremedied for three Business Days or more; provided, that the Loan Parties shall not have the right to cure any default under Section 7.1 (including, for the avoidance of doubt, as set forth on Annexes C and D), if any default thereunder has occurred more than three times in any 12-month period; or
(d)any Loan Party fails or neglects to perform, keep or observe any other provision of this Agreement or any other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 9.1) and the same shall remain unremedied for 30 days or more; provided, that such 30-day cure period shall not apply to: (i) a breach of any provision that cannot be cured or (ii) a breach or default of any other Loan Document if a period of cure is expressly provided for in such other Loan Document with respect to a breach or default under such other Loan Document; or
(e)a default or breach occurs under any agreement, document or instrument to which any Loan Party is a party (determined exclusive of the Loan Documents) that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Contingent Obligations (determined exclusive of the Obligations) of any Loan Party and the aggregate principal amount of such Indebtedness or Contingent Obligation is in excess of $15,000,000 in the aggregate (including (A) undrawn committed or available amounts and (B) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Contingent Obligations or a trustee to cause, Indebtedness or Contingent Obligations or a portion thereof in excess of $15,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee; or
(f)any representation or warranty herein or in any Loan Document or in any written statement, report, Financial Statement or certificate made or delivered to Agent or any Lender by any Loan Party is untrue or incorrect in any material respect as of the date when made or deemed made; or
(g)assets of any Loan Party with a fair market value of $15,000,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Loan Party and such condition continues for 30 days or more; or
(h)a case or proceeding is commenced against any Loan Party seeking a decree or order in respect of such Loan Party (i) under the Bankruptcy Code, the BIA, the CCAA, the Winding-Up and Restructuring Act or any other Debtor Relief Law, (ii) appointing a custodian, receiver, interim receiver, liquidator, assignee, trustee, monitor or sequestrator (or similar official) for such Loan Party or for any substantial part of any such Loan Party’s assets, or (iii) ordering the winding up or liquidation of the affairs of such Loan Party, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction; or

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(i)any Loan Party (i) files a petition seeking relief under the Bankruptcy Code, the BIA or any other applicable Debtor Relief Law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Loan Party or for any substantial part of any such Loan Party’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due; or
(j)(i) a final judgment or judgments for the payment of money in excess of $15,000,000 in the aggregate at any time are outstanding against one or more of the Loan Parties (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay, (ii) any action shall be taken by a judgment creditor to attach or levy upon any property of any Loan Party to enforce any such judgment under clause (i) above obtained against a Loan Party, or (iii) any Loan Party shall fail within 30 days after the entry thereof to discharge or stay pending appeal one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or
(k)any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (other than as a result of an action taken or not taken that is solely in the control of Agent) or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms, or any Lien created under any Loan Document ceases to be a valid and perfected first-priority Lien (except as otherwise expressly permitted herein or therein) in any of the Collateral purported to be covered thereby; or
(l)any Change of Control occurs; or
(m)any subordination provision in any document or instrument governing Subordinated Debt or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by a Loan Party of any Subordinated Debt, shall cease to be in full force and effect, or any Person (including the holders of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision; or
(n)any default or event of default under any of the documentation or agreements among any Surety and any Loan Parties relating to such Surety’s bonding program with such Loan Parties, and, as a result thereof, such Surety has ceased issuing Surety Bonds on behalf of any Loan Party and has commenced exercising any remedies thereunder (including attempting to segregate funds with respect to the Surety Collateral), or any unreimbursed claim is made on such Surety related to any Bonded Contract against the issuer of any Surety Bond.
9.2Remedies.
(a)If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Required Lenders shall), without notice, (i) suspend the Revolving Loan

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Commitments with respect to additional Revolving Credit Advances and/or the incurrence of additional Letter of Credit Obligations, and/or (ii) except as otherwise expressly provided herein, increase the rate of interest applicable to the Advances and the Letter of Credit Fees to the Default Rate.
(b)If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Required Lenders shall), without notice: (i) terminate the Revolving Loan Commitments with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the Revolving Loan Commitments from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Advance to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex A, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Loan Party; (iv) in its Permitted Discretion make Protective Advances, subject to the terms of Section 2.1; or (v) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC and PPSA; provided, that upon the occurrence and continuance of an Event of Default specified in Sections 9.1(h) or (i), the Revolving Loan Commitments shall be immediately terminated and all of the Obligations, including the Advances and Letter of Credit Obligations, shall become immediately due and payable without declaration, notice or demand by any Person.
(c)At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, as the Interest Periods for Tranche Rate Loans then in effect expire, such Advances shall be converted into Base Rate Loans and the Tranche Rate election will not be available to Borrower.
(d)During the continuance of any Event of Default, each Lender is hereby authorized by each Loan Party at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of any Loan Party or any of its Subsidiaries (regardless of whether such balances are then due to such Loan Party or Subsidiary), and (ii) other property at any time held or owing by such Lender or any of such Lender’s Affiliates to or for the credit or for the account of any Loan Party or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender or any of such Lender’s Affiliates shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off (including through an Affiliate) shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Loan Party agrees, to the fullest extent permitted by Law, that any Lender or any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 9.2.
9.3Application of Proceeds.
(a)As to Borrower. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of any Loan Party of all or any part of the Obligations, and, as between the Loan Parties on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the

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Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.
(b)After Application Event. Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Application Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect. Notwithstanding anything to the contrary contained in this Agreement, if an Application Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all Fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to all Fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code or any other Debtor Relief Law, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding and Obligations owing to any Eligible Swap Counterparty in respect of any Rate Contract, but excluding Obligations owing in respect of any Bank Products and Fifth Third Lease Obligations; fifth, to the Obligations owing in respect of any Bank Products; sixth, to provide cash collateral to secure any and all Letter of Credit Obligations and future payment of related Fees, as provided for in Annex A; seventh to any other indebtedness or obligations of any Loan Party owing to Agent or any Lender under the Loan Documents (determined exclusive of the Fifth Third Lease Obligations); eighth, to Obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts other than a Rate Contract; and ninth, to any Fifth Third Lease Obligations.
(c)Residuary. Any balance remaining after giving effect to the applications set forth in this Section 9.3 shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth in this Section 9.3, (i) amounts received shall be applied in the numerical order provided in Section 9.3(b) until paid in full prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.
9.4Actions in Concert. For the sake of clarity, anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.
9.5Waivers by Loan Parties. Except as otherwise provided for in this Agreement or by applicable Law, each Loan Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any

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court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption Laws.
10.EXPENSES AND INDEMNITY
10.1Expenses. Each Loan Party hereby jointly and severally agrees to promptly pay (i) all reasonable actual costs and out of pocket expenses of Agent (including the reasonable fees, costs and expenses of counsel to, and independent appraisers and consultants retained by, Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Loan Documents, in connection with the performance by Agent of its rights and remedies under the Loan Documents and in connection with the continued administration of the Loan Documents, including (A) any amendments, modifications, consents and waivers to and/or under any and all Loan Documents, (B) any periodic public record searches conducted by or at the request of Agent (including title investigations, UCC searches, fixture filing searches, PPSA searches, judgment, pending Litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing of certain Persons, and (C) subject to Section 4.13, any internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners or charged to Agent by third-party examiners)), (ii) without limitation of the preceding clause (i), all reasonable actual costs and out of pocket expenses of Agent in connection with (A) the creation, perfection and maintenance of Liens pursuant to the Loan Documents and (B) protecting, storing, insuring, handling, maintaining or selling any Collateral, (iii) without limitation of the preceding clause (i), all actual costs and out of pocket expenses of Agent in connection with (A) any Litigation, dispute, suit or proceeding relating to any Loan Document and (B) any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all of the Loan Documents, and (iv) all actual costs and out of pocket expenses incurred by Lenders in connection with any Litigation, dispute, suit or proceeding relating to any Loan Document and in connection with any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all Loan Documents.
10.2Indemnity. Each Loan Party jointly and severally agrees to indemnify, pay and hold harmless Agent, Lenders and the Affiliates, officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Agent, and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Loan Party or any Affiliate thereof, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Loan Documents (including (i) (A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Loan Party of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal by a Loan Party or any other Person of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements

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relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Loan Party, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Advances and Letters of Credit, except that the Loan Parties shall not have any obligation under this Section to an Indemnitee with respect to any liability resulting solely from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, the Loan Parties shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.
11.AGENT
11.1Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Loan Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 12.5 and to the terms of the other Loan Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders. The provisions of this Section 11 are solely for the benefit of the Secured Parties and neither Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its own agents or employees.
11.2Agent and Affiliates. Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, provide Bank Products to, invest in and generally engage in any kind of business with each Loan Party or Affiliate of any Loan Party as if it were not Agent hereunder.
11.3Action by Agent; Actions through Sub-Agents. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender or other Person. Nothing in this Agreement or any of the Loan Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Persons. The exculpatory provisions of this Section 11 shall apply to any such sub-agent and to the Related Persons of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
11.4Consultation with Experts. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

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11.5Liability of Agent. Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Loan Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder, but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder or the contents of any certificate, financial statement or other report or document delivered under or in connection with any Loan Document, (ii) the performance or observance of any of the covenants or agreements specified in any Loan Document, (iii) the satisfaction of any condition specified in any Loan Document, (iv) the validity, effectiveness, sufficiency or genuineness of any Loan Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith, (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Loan Party or the value or the sufficiency of any Collateral. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).
11.6Indemnification. To the extent that the Loan Parties for any reason fail to pay any amount required to be paid to Agent under Sections 10.1 or 10.2 (but without affecting the Loan Parties’ reimbursement and indemnification obligation hereunder), each Lender shall, in accordance with its Pro Rata Share, pay to Agent such Lender’s portion of such unpaid amount (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time). If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.
11.7Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any other Loan Documents in accordance with the instructions of Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

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11.8Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.
11.9Collateral Matters. Each Lender irrevocably authorize Agent to automatically (i) release any Lien granted to or held by Agent under any Collateral Document (A) on the Commitment Termination Date and, to the extent required by Agent in its sole discretion, upon the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Rate Contract Obligations and all obligations, liabilities and indebtedness in respect of Bank Products in each case secured, in whole or in part, by any Collateral, or (B) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Loan Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Loan Documents), (ii) release any Guarantor from its obligations under the Loan Documents (A) on the Commitment Termination Date and, to the extent required by Agent in its sole discretion, upon the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Rate Contract Obligations and all obligations, liabilities and indebtedness in respect of Bank Products in each case secured, in whole or in part, by any Collateral, or (B) upon such Guarantor ceasing to be a Subsidiary pursuant to a transaction permitted by this Agreement (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition being made in full compliance with the provisions of the Loan Documents), and (iii) release or subordinate any Lien granted to or held by Agent under any Collateral Document constituting property described in Section 5.7(c) (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any property described in Section 5.7(c)). Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.
11.10Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the UCC or the PPSA in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any Collateral for the Advances unless instructed to do so by Agent (or consented to by Agent, as provided in Section 9.2(d)), it being understood and agreed that such rights and remedies may be exercised only by Agent.
11.11Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but

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shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.
11.12Successor Agent.
(a)Agent may at any time give notice of its resignation to Lenders, L/C Issuer, Swing Line Lender, and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent. Upon the acceptance of a successor’s appointment as Agent hereunder and notice of such acceptance to the retiring Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, the retiring Agent’s resignation shall become immediately effective and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph). The Fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders, L/C Issuer and Swing Line Lender (but without any obligation) appoint a successor Agent, which appointment shall not be subject to consent by Required Lenders or any Loan Party. From and following the expiration of such 30 day period, Agent shall have the exclusive right, upon one Business Days’ notice to Borrower and Lenders, to make its resignation effective immediately. From and following the effectiveness of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender, the L/C Issuer and the Swing Line Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph. The provisions of this Agreement shall continue in effect for the benefit of any retiring Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Loan Documents in respect of any actions taken or omitted to be taken by any of them (x) while the retiring Agent was acting or was continuing to act as Agent and (y) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including acting as collateral agent or otherwise holding any collateral security on behalf of any of the holders of the Obligations and in respect of any actions taken in connection with transferring the agency to any successor Agent.
(b)Notwithstanding anything to the contrary herein, if at any time Agent assigns all of its Revolving Loan Commitments and Revolving Loans pursuant to (and in accordance with) the terms and conditions hereof, Agent may terminate Borrower’s ability to request Swing Line Advances. In the event of such termination: (i) Borrower shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of Borrower to appoint a successor shall not affect the resignation of Agent as the Swing Line Lender; and (ii) Agent shall retain all of the rights of the maker of Swing Line Advances provided hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Line Advances pursuant to Section 2.3.
(c)Notwithstanding anything to the contrary herein, if at any time Agent assigns all of its Revolving Loan Commitments and Revolving Loans pursuant to (and in accordance with) the terms and conditions hereof, Agent may terminate its commitment pursuant to Section 2.6 to issue Letters of Credit. In the event of such termination: (i) Borrower shall be entitled to appoint another Lender to act as

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the successor L/C Issuer hereunder (with such Lender’s consent); provided, however, that the failure of Borrower to appoint a successor shall not affect the resignation of Agent as the L/C Issuer; and (ii) Agent shall retain all of the rights of the L/C Issuer hereunder with respect to Letters of Credit made by it and outstanding as of the effective date of such termination, including the right to require Lenders to fund their Pro Rata Share of such Letters of Credit pursuant to Section 2.6.
11.13Disbursements of Revolving Credit Advances; Payment and Sharing of Payment.
(a)Revolving Credit Advances, Payments and Settlements; Interest and Fee Payments.
(i)Agent shall be conclusively entitled to assume that each Lender will fund its Pro Rata Share of all Revolving Credit Advances requested by Borrower. Each Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first and second sentences of this clause (i), or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Revolving Credit Advance before Agent disburses the same to Borrower. If Agent elects to require that each Lender make funds available to Agent, prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Share of the Revolving Credit Advance requested by Borrower no later than noon (New York, NY time) on the date of funding of such Revolving Credit Advance, and each such Lender shall pay Agent on such date such Lender’s Pro Rata Share of such requested Revolving Credit Advance, in same day funds, by wire transfer to Agent’s account specified by Agent to Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share within one Business Day after Agent’s demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment required by Borrower pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from the date such amount is made available to Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Credit Advances which are Base Rate Loans. Nothing in this Section 11.13 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.
(ii)On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by telephone, facsimile or e-mail of the amount of each such Lender’s percentage interest of the Revolving Credit Advance balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender’s actual percentage interest of the Revolving Credit Advances balance to such Lender’s required percentage interest of the Revolving Credit Advances balance as of any Settlement Date, the party from which such payment is due shall pay Agent, without setoff or discount, to Agent’s account specified by Agent to Lenders from time to time not later than 3:00 p.m. (New York, NY time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest

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shall accrue on the unsettled amount at the Federal Funds Rate, for the first three days following the scheduled date of settlement, and thereafter at the Base Rate plus the Applicable Margin for Base Rate Loans applicable to Revolving Credit Advances.
(iii)On each Settlement Date, Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s percentage interest of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Revolving Credit Advances, to the extent of such Lender’s Revolving Exposure with respect thereto, and shall make payment to such Lender not later than 3:00 p.m. (New York, NY time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, that, in the case such Lender is a Defaulting Lender, Agent shall be entitled to set off the funding short fall of such Defaulting Lender against that Defaulting Lender’s respective share of all payments received from Borrower.
(iv)On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrower the full amount of the Advances to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Advances to Borrower in a timely manner on such date. If Agent elects to advance such Advances to Borrower in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Advances unless Agent receives such Lender’s Pro Rata Share of such Advances by 3:00 p.m. (New York, NY time) on the Closing Date.
(v)The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Loan Party.
(b)Return of Payments.
(i)If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.
(ii)If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.
(c)Defaulting Lenders. The failure of any Defaulting Lender to make any Advances or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Advances or payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulting Lender to make Advances or make any other payment required hereunder.

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(d)Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Advance (other than pursuant to the terms of Section 2.10) in excess of its pro rata share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (d) may, to the fullest extent permitted by Law, exercise all its rights of payment (including pursuant to Section 9) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this clause (d) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this clause (d) to share in the benefits of any recovery on such secured claim.
11.14Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist. So long as Required Lenders have not waived the conditions to the funding of Revolving Credit Advances set forth in Section 8.2 (nor waived an Event of Default for purposes of satisfying such conditions), any Lender may deliver a notice to each of Agent and Swing Line Lender stating that such Lender shall cease making Revolving Credit Advances due to the non-satisfaction of one or more conditions to funding Revolving Credit Advances set forth in Section 8.2, and specifying any such non-satisfied conditions. Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by Agent and Swing Line Lender of such notice, and shall cease to be a Non-Funding Lender on the date on which (i) such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of Agent and Swing Line Lender the satisfaction of the condition(s) specified in such notice, or (ii) Required Lenders waive the conditions to the funding of such Revolving Credit Advances set forth in Section 8.2 giving rise to such notice by Non-Funding Lender. Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender outstanding Revolving Credit Advances is in excess of zero; provided, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:
(a)For purposes of determining the Pro Rata Share of each Lender under clause (a) of the definition of such term, each Non-Funding Lender shall be deemed to have a Revolving Loan Commitment as in effect immediately before such Lender became a Non-Funding Lender.
(b)Agent shall have no right to make or disburse Revolving Credit Advances for the account of any Non-Funding Lender pursuant to Section 11.13, or to assume that any Non-Funding Lender will fund its Pro Rata Share of any Revolving Credit Advances requested by Borrower during such period.
(c)Agent shall have no right to make or disburse Revolving Credit Advances for the account of any Non-Funding Lender pursuant to Section 2.1 to pay interest, Fees, expenses and other charges of any Loan Party, other than Reimbursement Obligations that have arisen pursuant to either

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Section 2.3 and/or Section 2.6 in respect of Letters of Credit issued at the time such Non-Funding Lender was not then a Non-Funding Lender.
(d)Agent shall have no right to make or disburse Revolving Credit Advances as provided in Section 2.3 for the account of any Lender that was a Non-Funding Lender at the time that Swing Line Lender advanced a Swing Line Advance, and Swing Line Lender shall have no right to assume that any Lender that was a Non-Funding Lender at the time that the Swing Line Lender advanced a Swing Line Advance will fund any portion of such Swing Line Advance pursuant to Section 2.3. In addition, no Lender that was a Non-Funding Lender at the time that the Swing Line Lender advanced a Swing Line Advance shall have an obligation to fund Agent’s account set forth on Agent’s signature page hereto for the benefit of the Swing Line Lender in respect of such Swing Line Advance or purchase any interest or participation in respect of such Swing Line Advance pursuant to Section 2.3.
(e)Agent shall have no right to (i) make or disburse Revolving Credit Advance as provided in Section 2.1 for the account of any Lender that was a Non-Funding Lender at the time of issuance of any Letter of Credit for which funding or Reimbursement Obligations have arisen pursuant to Section 2.6, or (ii) assume that any Lender that was a Non-Funding Lender at the time of issuance of such Letter of Credit will fund any portion of the Revolving Credit Advance to be funded pursuant to Section 2.6 in respect of such Letter of Credit. In addition, no Lender that was a Non-Funding Lender at the time of issuance of any Letter of Credit for which funding or Reimbursement Obligations have arisen pursuant to Section 2.6, shall have an obligation to fund any portion of the Revolving Credit Advance to be funded pursuant to Section 2.6 in respect to such Letter of Credit, or to make any payment to Agent or the L/C Issuer, as applicable, under Section 2.6 in respect of such Letter of Credit, or be deemed to have purchased any interest or participation in such Letter of Credit from Agent or the L/C Issuer, as applicable, under Section 2.6.
(f)To the extent that Agent applies proceeds of Collateral or other payments received by Agent to repayment of Revolving Credit Advances pursuant to Section 9.3, (i) at any time an Event of Default exists (other than an Event of Default under Sections 9.1(a), (h) or (i)), such payments and proceeds shall be applied first in respect of Revolving Credit Advances made at the time any Non-Funding Lenders exist, and second in respect of all other outstanding Revolving Credit Advances, and (ii) at any time an Event of Default under Sections 9.1(a), (h) or (i) exists, such payment and proceeds shall be applied first in respect of Revolving Credit Advances other than Revolving Credit Advances made at the time any Non-Funding Lenders exist, and second in respect of all Revolving Credit Advances made at the time any Non-Funding Lenders exist.
11.15Withholding Tax. To the extent required by any applicable Law, Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify Agent (to the extent that Agent has not already been reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so) fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
11.16Agent May File Proof of Claim.

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(a)In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Advance or any Revolving Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances or the Revolving Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the Swing Line Lender and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Swing Line Lender and Agent and its agents and counsel and all other amounts due Lenders, Swing Line Lender and Agent under Section 10.1) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
(b)Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Swing Line Lender to make such payments to Agent and, if Agent shall consent to the making of such payments directly to Lenders and Swing Line Lender, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 10.1.
Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or Swing Line Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.
11.17Agent in Individual Capacity. Fifth Third and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Stock in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with each Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Fifth Third were not Agent hereunder, and, in each case, without notice to or consent of the other Lenders. The other Lenders acknowledge (and by entering into an agreement regarding Bank Products, each provider of Bank Products shall be deemed to acknowledge) that, pursuant to such activities, Fifth Third or its Affiliates may receive information regarding Loan Parties or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or providers of Bank Products), and the Lenders acknowledge (and by entering into an agreement regarding Bank Products, each provider of Bank Products shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Fifth Third in its individual capacity.
11.18ERISA Fiduciary Representations and Warranties.

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(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender, and (y) covenants, from the date such Person became a Lender to the date such Person ceases being a Lender, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Revolving Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender, to, and (y) covenants, from the date such Person became a Lender to the date such Person ceases being a Lender, for the benefit of, Agent and its Affiliates and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that none of Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
11.19Acknowledgments Regarding Erroneous Payments

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(a)Each Lender and L/C Issuer hereby agrees that (x) if Agent notifies such Lender or such L/C Issuer that Agent has determined in its sole discretion that any funds received by such Lender or such L/C Issuer from Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such L/C Issuer (whether or not known to such Lender or such L/C Issuer), and demands the return of such Payment (or a portion thereof), such Lender or such L/C Issuer shall promptly, but in no event later than one Business Day thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from the date such Payment (or portion thereof) was received by such Lender or such L/C Issuer through the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or such L/C Issuer shall not assert, and hereby waives, as to Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Payments received, including any defense based on “discharge for value” or any similar doctrine. A notice of Agent to any Lender or such L/C Issuer under this Section 11.20 shall be conclusive, absent manifest error.
(b)Each Lender and each L/C Issuer hereby further agrees that if it receives a Payment from Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each L/C Issuer agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or such L/C Issuer shall promptly notify Agent of such occurrence and, upon demand from Agent, it shall promptly, but in no event later than one Business Day thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from the date such Payment (or portion thereof) was received by such Lender or such L/C Issuer through the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or such L/C Issuer that has received such Payment (or portion thereof) for any reason, Agent shall be subrogated to all the rights of such Lender or such L/C Issuer with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Loan Party.
(d)Each party’s obligations under this Section 11.20 shall survive the resignation or replacement of Agent or any transfer of rights or obligations by, or the replacement of, a Lender or a L/C Issuer, the termination of the Revolving Loan Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
12.MISCELLANEOUS
12.1Survival. All agreements, representations and warranties made herein and in every other Loan Document shall survive the execution and delivery of this Agreement and the other Loan Documents. The provisions of Sections 2.5(f), 2.9, 2.10 and 2.11 and Sections 10, 11 and 12 shall survive

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the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement.
12.2No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any reference in any Loan Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Loan Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Loan Documents.
12.3Notices.
(a)All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, e-mail, electronic submissions or similar writing, but not facsimile transmission) and shall be given to such party at its address or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower and Agent by the assignee Lender forthwith upon such assignment) or at such other address or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower; provided, that notices, requests or other communications shall be permitted by e-mail or other electronic submissions only in accordance with the provisions of Section 12.3(b). Each such notice, request or other communication shall be effective (i) if given by e-mail or other electronic submissions, as set forth in Section 12.3(c) or (ii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section. Notwithstanding anything to the contrary herein, and for the avoidance of any doubt, notices, requests and other communications delivered by facsimile transmission do not satisfy the requirements of this Section 12.3.
(b)Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites); provided, that (i) the foregoing shall not apply to notices sent directly to any party hereto if such party has notified Agent that it has elected not to receive notices by electronic communication (which election may be limited to particular notices) and (ii) any Notice of Borrowing, Notice of Conversion or any notices regarding request for advances hereunder shall be delivered or furnished by Borrower by electronic communication in accordance with all procedures established by or otherwise acceptable to Agent from time to time in its sole discretion.
(c)Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

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12.4Severability. In case any provision of or obligation under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
12.5Amendments and Waivers.
(a)General Provisions. No provision of this Agreement or any other Loan Document (other than the Fee Letter) may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrower, Agent and Required Lenders (and, if any amendment, waiver or other modification would increase a Lender’s Revolving Loan Commitment, by such Lender); provided, that no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by Agent, Borrower and all Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any Fees with respect to any Advance or Reimbursement Obligation or forgive any principal, interest or Fees with respect to any Advance or Reimbursement Obligation, (B) postpone the date fixed for, or waive, any payment (other than a payment pursuant to Section 2.2(b)) of principal of any Advance, or of any Reimbursement Obligation or of interest on any Advance or any Reimbursement Obligation or any Fees hereunder or postpone the date of termination of the commitment of any Lender hereunder, (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder, (D) release all or substantially all of the Collateral, authorize any Loan Party to sell or otherwise dispose of all or substantially all of the Collateral or release all or substantially all of the value of the Guarantors, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder and including as provided in Section 11.9), (E) modify Section 9.3, (F) amend, waive or otherwise modify this Section 12.5(a) or the definitions of the terms used in this Section 12.5(a) insofar as the definitions affect the substance of this Section 12.5(a); or (G) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document or release any Loan Party of its payment obligations under any Loan Document, except, in each case with respect to this clause (G), pursuant to a merger, consolidation or other transaction permitted pursuant to this Agreement. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be amended and restated without the consent of any Lender (but with the consent of Borrower and Agent) if upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Revolving Loan Commitment of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.5(e), Section 2.9, Section 10.1, Section 10.2 and Section 11.13(d)), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section 12.5 notwithstanding (i) any attempted cure or other action taken by Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

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(b)All Lender Consent Rights. Without limitation of the provisions of the preceding Section 12.5(a), no amendment or waiver shall, unless signed by Agent and Supermajority Lenders (or by Agent with the consent of Supermajority Lenders) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) amend or modify the definition of Borrowing Base or any of the component definitions included therein, including any increase in the percentage advance rates in the definition of Borrowing Base, in a manner which would increase the availability of credit under the Revolving Loan Commitments. No amendment or waiver shall, unless signed by Agent and all Lenders (or by Agent with the consent of all Lenders) (x) amend or waive this Section 12.5(b) or the definitions of the terms used in this Section 12.5(b) insofar as the definitions affect the substance of this Section 12.5(b); (y) change the definition of (i) the term Required Lenders or Supermajority Lenders, (ii) the percentage of Lenders which shall be required for Lenders to take any action hereunder, or (iii) change any specific right of Required Lenders to grant or withhold consent or take or omit to take any action hereunder.
(c)Agent, Swing Line Lender, L/C Issuer Consent Rights. No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swing Line Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Swing Line Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document.
(d)Defaulting Lenders. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Advances and Revolving Loan Commitments, included in the determination of “Required Lenders”, “Supermajority Lenders” or “Lenders directly affected” pursuant to this Section 12.5) for any voting or consent rights under or with respect to any Loan Document, except that a Defaulting Lender shall be treated as an “affected Lender” solely with respect to an increase in or extension of such Defaulting Lender’s Revolving Loan Commitments, a reduction of the principal amount owed to such Defaulting Lender or, unless such Defaulting Lender is treated the same as the other Lenders holding Advances of the same type, a reduction in the interest rates applicable to the Advances held by such Defaulting Lender, and any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. Moreover, for the purposes of determining Supermajority Lenders and Required Lenders, the Advances and Revolving Loan Commitments held by Defaulting Lenders shall be excluded from the total Advances and Revolving Loan Commitments outstanding.
(e)Amendments Regarding Additional Credit Facilities. Notwithstanding anything set forth herein to the contrary, this Agreement may be amended with the written consent of Agent, Borrower and the Required Lenders to (i) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and Fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Advances and the accrued interest and Fees in respect thereof and (ii) include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
(f)Certain Amendments. Notwithstanding anything to the contrary contained in this Section 12.5, (i) Agent may amend Annex E to reflect any assignments entered into pursuant to Section 12.6, and (ii) Agent and Borrower may amend or modify this Agreement and any other Loan

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Document to (A) cure any ambiguity, omission, defect or inconsistency therein; (B) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties; provided, that no Accounts or Inventory of such Person shall be included as Eligible Investment Grade Accounts, Eligible Unbilled Investment Grade Accounts, Eligible Non-Investment Grade Accounts, Eligible Unbilled Non-Investment Grade Accounts or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the satisfaction of Agent, including the establishment of Reserves required in Agent’s Permitted Discretion; and (C) add one or more Increases to this Agreement pursuant to Section 2.15 and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Advances and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders;
(g)Eligible Swap Counterparty and Bank Product Consent Rights. Without limitation of the foregoing provisions of this Section 12.5, no waiver, amendment or other modification to this Agreement shall, unless signed by each Eligible Swap Counterparty and each provider of Bank Products then in existence, modify the provisions of Section 9.3 in any manner adverse to the interests of each such Eligible Swap Counterparty and/or such provider of Bank Products.
12.6Assignments; Participations; Replacement of Lenders.
(a)Assignments.
(i)Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Advances and interest in the Revolving Loan Commitments, together with all related obligations of such Lender hereunder. Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $2,000,000 or, if less, the assignor’s entire interests in the Revolving Loan Commitments and outstanding Advances; provided, that, in connection with simultaneous assignments to two or more related Affiliates or Approved Funds, such Affiliates and Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto, such other information regarding such Eligible Assignee as Agent reasonably shall require and a processing fee of $3,500; provided, only one processing fee shall be payable in connection with simultaneous assignments to two or more related Affiliates and Approved Funds.
(ii)From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1). Upon the request

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of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s percentage interest in the Revolving Loan Commitment (and, as applicable, Notes in the principal amount of that portion of the Revolving Loan Commitment retained by the assigning Lender). Upon receipt by the assigning Lender of such Notes, the assigning Lender shall return to Borrower any prior Note, if any, held by it.
(iii)Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its offices located in Cincinnati, Ohio, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount and stated interest of the Advances owing to, such Lender pursuant to the terms hereof (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent. It is intended that the Register be maintained such that the Advances are in “registered form” for the purposes of the IRC.
(iv)Notwithstanding the foregoing provisions of this Section 12.6(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(b)Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell to one or more Persons participating interests in its Advances, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender, provided, however, notwithstanding the foregoing, Borrower hereby agrees that each Participant shall be entitled to the benefits of Section 2.10 (subject to the requirements and limitations set forth in Section 2.11) and the requirements under Section 2.9 (it being understood that the documentation required under Section 2.9 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section 12.6; provided, further, a Participant shall not be entitled to receive any greater payment under Section 2.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law, regulation ruling, treaty or other action or doctrine of a Governmental Authority that occurs after the date the Participant acquired the applicable participation. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 12.5 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount

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of its participating interest were owing directly to it as a Lender under this Agreement; provided, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 9.2(d). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(c)Replacement of Lenders. Within 30 days after (i) receipt by Agent of notice and demand from any Lender for payment of additional costs or as provided in Sections 2.5(e) and 2.10, which demand shall not have been revoked, (ii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, (iii) any Lender is a Defaulting Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”), Borrower and/or Agent may, at its option, notify such Affected Lender and, in the case of Borrower’s election, Agent, of such Person’s intention to obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrower or Agent, as applicable, obtains a Replacement Lender within 90 days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Advances and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 12.6(a); provided, that (A) Borrower shall have, as applicable, reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under any of Sections 2.5(e), 2.9 or 2.10, as applicable, of this Agreement through the date of such sale and assignment and (B) Borrower shall pay to Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 12.6(a) within 5 Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 12.6(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 12.6(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 12.6(a), Borrower, shall be effective for purposes of this Section 12.6(c) and Section 12.6(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1.

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(d)Loan Party Assignments. No Loan Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Loan Document without the prior written consent of Agent and each Lender.
12.7Headings. Headings and captions used in the Loan Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.
12.8Confidentiality. Agent and each Lender shall hold all non-public information regarding the Loan Parties and their respective businesses obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, auditors, professional consultants, advisors and representatives of such Person and of such Person’s Affiliates (collectively, the “Related Parties” of such Person) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to rating agencies, insurance industry associations and portfolio management services, (iii) to prospective transferees or purchasers of or participants in any interest in the Advances and, as applicable, the Loan Documents, to prospective contractual counterparties (or the professional advisors thereto) in Rate Contracts permitted hereby and to prospective providers of Bank Products, provided, that any such Persons shall have agreed to be bound by the provisions of this Section 12.8, (iv) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties, including any self-regulatory authority, (v) to any other Party hereto, (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vii) as required by Law, subpoena, judicial order or similar order and in connection with any Litigation, (viii) as may be required in connection with the examination, audit or similar investigation of such Person, (ix) with the consent of Borrower, (x) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties, and (xi) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of Stock or debt securities which represent an interest in, or which are collateralized, in whole or in part, by the Advances. Confidential information shall not include information that either (A) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (B) is disclosed to such Person by a Person other than a Loan Party, provided, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 12.8 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.
12.9Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No

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Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
12.10Reinstatement. Notwithstanding any prior revocation, termination, surrender, or discharge of this Agreement in whole or in part, the effectiveness of this Agreement shall automatically continue or be reinstated in the event that any payment, proceeds received or credit given by Agent or any other Secured Party in respect of the Obligations is returned, disgorged, or rescinded under any applicable state, provincial, territorial or federal law, including laws pertaining to bankruptcy or insolvency (including any Debtor Relief Law), in which case, this Agreement shall be enforceable against Borrower and the other Loan Parties as if the returned, disgorged, or rescinded payment, proceeds or credit had not been received or given by Agent or such other Secured Party, and whether or not Agent or any such other Secured Party relied upon this payment, proceeds or credit or changed its position as a consequence of it. In the event of continuation or reinstatement of this Agreement, Borrower and each other Loan Party agrees upon demand by Agent or any other Secured Party to execute and deliver to Agent or such other Secured Party those documents which Agent or such other Secured Party determines are appropriate to further evidence (in the public records or otherwise) this continuation or reinstatement, although the failure of Borrower or any other Loan Party to do so shall not affect in any way such continuation or reinstatement.
12.11Marshaling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Loan Party makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.
12.12GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT, EACH NOTE AND EACH OTHER LOAN DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH LOAN PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY AND COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH LOAN PARTY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON EACH SUCH LOAN PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH LOAN PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE 10 DAYS AFTER THE SAME HAS BEEN POSTED. NOTWITHSTANDING THE FOREGOING,

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AGENT AND LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION AS AGENT OR SUCH LENDER DEEMS NECESSARY OR APPROPRIATE IN ORDER TO EXERCISE REMEDIES UNDER ANY LOAN DOCUMENT AND/OR WITH RESPECT TO ANY COLLATERAL.
12.13WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY, AGENT AND LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH LOAN PARTY, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
12.14Publication; Advertisement.
(a)Publication. No Loan Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Fifth Third or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) solely with respect to the name of Fifth Third, customary disclosures to the SEC or otherwise, in each case, in the Ordinary Course of Business, (ii) as required by Law, subpoena or judicial or similar order, in which case the applicable Loan Party shall give Agent prior written notice of such publication or other disclosure or (iii) with Fifth Third’s prior written consent.
(b)Advertisement. Each Lender and each Loan Party hereby authorizes Fifth Third to publish the name of such Lender and Loan Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Fifth Third elects to submit for publication. In addition, each Lender and each Loan Party agrees that Fifth Third may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, Fifth Third shall provide Borrower with an opportunity to review and confer with Fifth Third regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, Fifth Third may, from time to time, publish such information in any media form desired by Fifth Third, until such time that Borrower shall have requested Fifth Third cease any such further publication.
12.15Counterparts; Integration. This Agreement and the other Loan Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures

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thereto and hereto were upon the same instrument. Signatures by facsimile or other electronic transmission (including “pdf” or “tif” format) shall bind the parties hereto. This Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
12.16No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any other Loan Document.
12.17USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies such Loan Party, which information includes the name and address of each Loan Party and such other information that will allow Agent or such Lender, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. The Loan Parties agree to, promptly following a request by Agent or any Lender, provide all such other documentation and information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable Anti-Terrorism Laws, and the Beneficial Ownership Regulation.
12.18Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.
12.19Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Rate Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States, or the laws of Canada and/or any province or territory of Canada), and in the event a Covered Party that is party to a Supported QFC (each, a “Covered Party”) becomes subject to

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a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
12.20Judgment Currency. If for the purpose of obtaining a judgment in any court it is necessary to convert any amount owing or payable to Agent or any other Secured Party under this Agreement from the currency in which it is due (the “Agreed Currency”) into a particular currency (the “Judgment Currency”), the rate of exchange applied in that conversion shall be that at which such Secured Party, in accordance with its normal procedures, could purchase the Agreed Currency with the Judgment Currency at or about noon on the Business Day immediately preceding the date on which judgment is given. The obligation of Borrower and the other Loan Parties in respect of any amount owing or payable under this Agreement to any Secured Party in the Agreed Currency shall, notwithstanding any judgment and payment in the Judgment Currency, be satisfied only to the extent that such Secured party, in accordance with its normal procedures, could purchase the Agreed Currency with the amount of the Judgment Currency so paid at or about noon on the next Business Day following that payment; and if the amount of the Agreed Currency which Secured Party could so purchase is less than the amount originally due in the Agreed Currency, Borrower and the other Loan Parties shall, as a separate obligation and notwithstanding the judgment or payment, indemnify such Secured Party against any loss.
[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
MAMMOTH ENERGY SERVICES, INC., as Borrower

By: /s/ Mark Layton
Name:    Mark Layton
Title:    Chief Financial Officer

Address for Notices to any Loan Party:

14201 Caliber Drive, Suite 300
Oklahoma City, Oklahoma 73134
Attention: Mark Layton, Chief Financial Officer
Email: [***]

with a copy, not constituting notice, to:

Akin Gump Strauss Hauer & Feld LLP
2300 North Field Street, Suite 1800
Dallas, TX 75201
Attention: Carlos Villota
Email: [***]

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OTHER LOAN PARTIES:

5 STAR ELECTRIC, LLC
ANACONDA MANUFACTURING LLC
ANACONDA RENTALS LLC
AQUAHAWK ENERGY LLC
AQUAWOLF LLC
BARRACUDA LOGISTICS LLC
BISON DRILLING AND FIELD SERVICES LLC
BISON SAND LOGISTICS LLC
BISON TRUCKING LLC
BLACK MAMBA ENERGY LLC
COBRA ACQUISITIONS LLC
COBRA AVIATION SERVICES LLC
DIRE WOLF ENERGY SERVICES LLC
FALCON FIBER SOLUTIONS LLC
GREAT WHITE SAND TIGER LODGING LTD.
HIGHER POWER ELECTRICAL, LLC
IFX TRANSPORT LLC
IVORY FREIGHT SOLUTIONS LLC
LEOPARD AVIATION LLC
LION POWER SERVICES LLC
MAKO ACQUISITIONS LLC
MAMMOTH ENERGY INC.
MAMMOTH ENERGY PARTNERS LLC
MAMMOTH EQUIPMENT LEASING II LLC
MAMMOTH EQUIPMENT LEASING LLC
MR. INSPECTIONS LLC
MUSKIE PROPPANT LLC
ORCA ENERGY SERVICES LLC
PANTHER DRILLING SYSTEMS LLC
PIRANHA PROPPANT LLC
PREDATOR AVIATION LLC
PYTHON EQUIPMENT LLC
REDBACK COIL TUBING LLC
REDBACK ENERGY SERVICES LLC
REDBACK PUMPDOWN SERVICES LLC
SAND TIGER HOLDINGS INC.
SEAWOLF ENERGY SERVICES LLC
SILVERBACK ENERGY LLC
SILVERBACK LOGISTICS LLC
SOUTH RIVER ROAD, LLC
STINGRAY CEMENTING AND ACIDIZING LLC
STINGRAY CEMENTING LLC

By: /s/ Mark Layton
Name:    Mark Layton
Title:    Chief Financial Officer
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STINGRAY ENERGY SERVICES LLC
STINGRAY PRESSURE PUMPING LLC
STURGEON ACQUISITIONS LLC
TAYLOR FRAC, LLC
TAYLOR REAL ESTATE INVESTMENTS, LLC
TIGER SHARK LOGISTICS LLC
WOLVERINE SAND LLC
WTL OIL, LLC

By: /s/ Mark Layton
Name:    Mark Layton
Title:    Chief Financial Officer

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FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Agent, L/C Issuer, Swing Line Lender and a Lender

By:/s/ James G. Zamborsky
Name:    James G. Zamborsky
Title:    Duly Authorized Signatory

Address for Notices:

Fifth Third Bank, National Association
38 Fountain Square Plaza
Cincinnati, Ohio 45202
Attention: Jacob Osterman and James Zamborsky
Email:    [***]

with a copy, not constituting notice, to:

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, GA 30309-3424
Attention: Mike Parisi and Chris Underwood
Email: [***]
53/Mammoth – Credit Agreement

ANNEX A TO
CREDIT AGREEMENT
LETTERS OF CREDIT
(a)Issuance.
(i)Subject to the terms and conditions of this Agreement, Agent and Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower and for Borrower’s or any Subsidiary’s account, Letter of Credit Obligations with respect to Letters of Credit issued by L/C Issuer for Borrower’s or any Subsidiary’s account. Borrower shall give Agent at least five Business Days prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by a completed Letter of Credit application. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower and communications by Agent and L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and between Borrower and L/C Issuer. Borrower hereby authorizes L/C Issuer and Agent to accept, act upon, and treat as genuine and original (but without any obligation of L/C Issuer or Agent to do any of the foregoing) applications, authorizations, and other requests regardless of the manner communicated, including those sent or communicated via overnight courier, certified or non-certified mail, fax, email, electronic code, or phone, so long as L/C Issuer does not have actual knowledge that a particular application, authorization, or other request is not authorized by Borrower.
(ii)Letters of Credit issued hereunder shall constitute utilization of the Revolving Loan Commitments. A Letter of Credit shall be issued, extended, reinstated, or otherwise amended only if (and, upon issuance, extension, reinstatement or other amendment of each Letter of Credit, Borrower shall be deemed to represent and warrant that) after giving effect to such issuance, extension, reinstatement or other amendment (i) the aggregate amount of Letter of Credit Obligations shall not at any time exceed $15,000,000 (the “L/C Sublimit”); (ii) no Lender will exceed its individual Revolving Loan Commitment; (iii) the aggregate amount of all borrowings and Letter of Credit Obligations incurred under this Agreement shall not exceed the total Revolving Loan Commitments; and (iv) the aggregate amount of all borrowings and Letter of Credit Obligations incurred under this Agreement shall not exceed the Borrowing Base.
(iii)Borrower is responsible for preparing or approving the text of each Letter of Credit as submitted to and as issued by L/C Issuer and as received by the beneficiary, notwithstanding any drafting recommendations or forms provided by L/C Issuer. L/C Issuer’s recommendation or drafting of text or L/C Issuer’s use or non-use or refusal to use text submitted by Borrower shall not affect Borrower’s ultimate responsibility. Borrower is responsible for L/C Issuer’s failure to apply, or to observe standard practice as applied to, Letter of Credit terms or conditions, and for terms or conditions that (A) are erroneous, ambiguous, inconsistent, insufficient, ineffective, or illegal, (B) require L/C Issuer to respond to a demand in fewer than three Business Days, or (C) require or allow Borrower to sign, issue, or present a document. Notwithstanding anything to the contrary in this Agreement, L/C Issuer’s obligation to issue, amend, or extend the expiration date of a Letter of Credit is subject to its review and approval of the proposed terms of the Letter of Credit (and any amendment thereof) in its sole discretion. Borrower represents and warrants to L/C Issuer that Borrower is familiar with, and understands, applicable Law and letter of credit practice. If requested by L/C Issuer, Borrower will execute,

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deliver, and submit a letter of credit application and reimbursement agreement on L/C Issuer’s standard forms in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any such letter of credit application or reimbursement agreement, the terms and conditions of this Agreement will control, for so long as Borrower and L/C Issuer are subject thereto. Notwithstanding anything to the contrary in this Agreement but subject to Borrower’s ultimate responsibility as set forth above in this paragraph (a), L/C Issuer’s obligation to issue, amend, or extend the expiration date of a Letter of Credit is subject to its review and approval of the proposed terms of the Letter of Credit (and any amendment thereof) in its sole discretion.
(iv)Borrower will notify L/C Issuer in writing no later than three Business Days after Borrower first becomes aware of any objection Borrower may have to L/C Issuer’s issuance or amendment of a Letter of Credit, L/C Issuer’s acceptance or rejection of a presentation under any Letter of Credit, or any other action or inaction taken or proposed to be taken by L/C Issuer under or in connection with this Agreement or any other agreement, document, or instrument relating hereto; provided, however, that if L/C Issuer reasonably believes that it is obligated to take any action, including, but not limited to, the payment on a Letter of Credit in a period of time less than three Business Days, L/C Issuer is allowed to take such action without liability to Borrower. Borrower’s failure to give timely and specific notice of objection shall automatically waive Borrower’s objection, authorize or ratify L/C Issuer’s action or inaction, and absolutely preclude Borrower from raising the objection as a defense or claim against L/C Issuer (or any Indemnitee). If L/C Issuer approaches Borrower for a waiver of discrepancies in a presentation, then Borrower must respond within three Business Days. L/C Issuer may treat Borrower’s failure to respond as a waiver of the indicated discrepancies, but need not itself accept Borrower’s implied or express waiver of discrepancies as binding on L/C Issuer. Borrower’s acceptance or retention of any documents presented under or in connection with a Letter of Credit (including, but not limited to, originals or copies of documents sent directly to Borrower) or of any property for which payment is supported by any Letter of Credit shall ratify L/C Issuer’s honor of the relevant presentation and absolutely preclude Borrower from raising a defense or claim against L/C Issuer (or any Indemnitee) with respect to such honor.
(b)Expiration Date. Except for Evergreen Letters of Credit that are subject to the terms and conditions set forth in this paragraph, no Letter of Credit shall have an expiration date that is later than the earlier of (i) one year following the date of issuance thereof (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, one year after the then-current expiration date of such Letter of Credit) unless otherwise permitted by L/C Issuer (subject to the other provisions of this Agreement) and (ii) the date that is five Business Days before the Commitment Termination Date, and neither Agent nor Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase or acquire participations in, any Letter of Credit having an expiration date that is later than the Commitment Termination Date. If Borrower so requests in any notice requesting the issuance of a Letter of Credit (or the amendment of an outstanding Letter of Credit), L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”), provided, that any such Evergreen Letter of Credit shall permit L/C Issuer to prevent any such extension at least once in each one-year period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such one-year period to be agreed upon by Borrower and L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by L/C Issuer, Borrower shall not be required to make a specific request to L/C Issuer for any such extension. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) L/C

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Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the expiration date permitted under this paragraph.
(c)Participations.
(i)By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of L/C Issuer or the Lenders, L/C Issuer hereby grants to each Lender, and each Lender hereby acquires from L/C Issuer, a participation in such Letter of Credit and the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph is absolute, unconditional, and irrevocable and shall not be affected by any circumstance whatsoever, including any extension, reinstatement or other amendment of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Loan Commitments.
(ii)In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally, and irrevocably agrees to pay to Agent, for account of L/C Issuer, such Lender’s Pro Rata Share of each payment made by L/C Issuer promptly upon the request of L/C Issuer at any time from the time of such payment until such payment is reimbursed by Borrower or at any time after any reimbursement payment is required to be refunded to Borrower for any reason, including after the Commitment Termination Date. Such payment by each Lender shall be made without any offset, abatement, withholding, or reduction whatsoever (including any offset, abatement, withholding or reduction relating to or arising out of those matters set forth in paragraph (h) below), and shall be made in the same manner as provided in this Agreement with respect to Revolving Credit Advances (and such provisions shall apply, mutatis mutandis, to the payment obligations of the Lenders under this paragraph). Agent shall promptly pay to L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by Agent of any payment from Borrower pursuant to paragraph (d) below, Agent shall distribute such payment to L/C Issuer or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse L/C Issuer, to such Lenders and L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse L/C Issuer for any payment under a Letter of Credit shall not constitute an Advance and shall not relieve Borrower of its obligation to reimburse such Letter of Credit payment, unless Borrower has financed such payment with a Base Rate Loan or Swing Line Advance in accordance with the terms of this Agreement.
(iii)Each Lender acknowledges and agrees that its participation in each Letter of Credit and the related Letter of Credit Obligations will be automatically adjusted to reflect adjustments in such Lender’s Pro Rata Share from time to time.
(iv)The obligations of Lenders under the paragraphs above shall be for the benefit of Agent and L/C Issuer and may be enforced by L/C Issuer.
(d)Reimbursement and Interim Interest.
(i)If L/C Issuer shall make any disbursement in respect of a Letter of Credit, Borrower shall reimburse L/C Issuer by paying to Agent an amount equal to such disbursement in immediately available U.S. dollars, without withholding, deduction, or setoff, not later than 1:00 p.m. prevailing local time in New York, NY on (i) the Business Day that Borrower

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receives notice of L/C Issuer’s disbursement, if such notice is received prior to 10:00 a.m. prevailing local time in new York, NY; or (ii) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time, with interest at the rate applicable to Base Rate Loans for the additional calendar day(s) elapsed; provided, that, if such disbursement by L/C Issuer is not less than $7,500,000, Borrower may, subject to the conditions to borrowing set forth in this Agreement, request in accordance with Section 2.1 or 2.3 that such payment be financed with a Base Rate Loan or Swing Line Advance in an equivalent amount, and to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan or Swing Line Advance. L/C Issuer’s records showing the dates and amounts of payments due and disbursements made shall be presumed correct and complete and, if Borrower does not object within five Business Days after receiving the information, shall be final. If Borrower fails to make such payment when due, Agent shall notify each Lender of the applicable payment under the Letter of Credit, the payment then due from Borrower in respect thereof, and such Lender’s Pro Rata Share thereof.
(ii)If Borrower fails to reimburse L/C Issuer for any amount disbursed when due pursuant to paragraph (d)(i) above, then the unpaid amount shall bear interest, for each day from the date such disbursement is made to but excluding the date that Borrower reimburses L/C Issuer for such disbursement, at the Default Rate. Interest accrued pursuant to this paragraph shall be for account of L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (c)(ii) above to reimburse L/C Issuer shall be for account of such Lender to the extent of such payment.
(e)Limitations. L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(i)any order, judgment, or decree of any Governmental Authority or arbitrator shall enjoin or restrain, or purport to enjoin or restrain, L/C Issuer from issuing such Letter of Credit, or request that such L/C Issuer refrain from, or, if in the sole discretion of L/C Issuer, any Law applicable to L/C Issuer shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or Law shall impose upon L/C Issuer with respect to such Letter of Credit any restriction, reserve, capital or liquidity requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon L/C Issuer any unreimbursed loss, cost, or expense that was not applicable on the Closing Date and that L/C Issuer in good faith deems material to it;
(ii)the issuance of such Letter of Credit would violate one or more policies of L/C Issuer;
(iii)except as otherwise agreed by Agent and L/C Issuer, such Letter of Credit is in an initial amount less than $50,000, in the case of a commercial Letter of Credit, or $50,000, in the case of a standby Letter of Credit; or
(iv)any Lender is at that time a Defaulting Lender, unless L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to L/C Issuer (in its sole discretion) with Borrower or such Lender to eliminate L/C Issuer’s actual or potential fronting exposure (after giving effect to any reallocation under Section 2.12) with respect to the Defaulting Lender arising from either such Letter of Credit then proposed to be issued or such

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Letter of Credit and all other L/C Obligations as to which L/C Issuer has actual or potential fronting exposure, as it may elect in its sole discretion.
L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(f)Cash Collateral.
(i)If Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to this Agreement, including Section 9.2, prior to the Commitment Termination Date, Borrower will pay to Agent for the ratable benefit of itself and Lenders cash or Cash Equivalents acceptable to Agent (“Cash Collateral”) in an amount equal to 105% of the Letter of Credit Obligations plus accrued and unpaid interest thereon. Such Cash Collateral shall be held by Agent and pledged to, and subject to the control of, Agent, for the benefit of Agent, Lenders, and L/C Issuer. Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such Cash Collateral and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. This Agreement, including this paragraph (f)(i), shall constitute a security agreement under applicable Law.
(ii)If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrower shall provide Cash Collateral within two Business Days therefor in the manner described, and subject to the terms and conditions as set forth, above.
(iii)From time to time after funds are deposited as Cash Collateral by Borrower, whether before or after the Commitment Termination Date, Agent may apply such funds then held by it to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by Borrower to Agent and Lenders with respect to such Letter of Credit Obligations of Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of Borrower, to any other Obligations then due and payable.
(iv)Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the Cash Collateral, except that upon the termination of all Letter of Credit Obligations (which requires the return of all original Letters of Credit) and the payment of all amounts payable by Borrower to Agent and Lenders in respect thereof, any remaining Cash Collateral shall be applied to other Obligations then due and owing and upon payment in full of such Obligations any remaining amount shall be paid to Borrower or as otherwise required by Law. Interest earned, if any, on Cash Collateral shall be held as additional collateral.
(g)Fees and Expenses. In addition to the Letter of Credit Fees payable pursuant to Section 2.4(e)(iii), Borrower shall pay to L/C Issuer, on demand, such Letter of Credit Fees as are set forth from time to time in L/C Issuer’s Fee schedule for letters of credit. Borrower acknowledges that L/C Issuer may modify such Fee schedule at any time and will communicate such new Fee schedule information to Borrower as required in the notice provision hereunder. Such new Fees will be effective 30 days after such notice and shall apply as of such date to all existing and future Letters of Credit issued

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by L/C Issuer. In the event of any inconsistency between the Fees set forth in this Agreement and the Fees set forth in such Fee schedule, the Fees set forth in this Agreement will control.
(h)Obligations Absolute. The obligation of Borrower to reimburse L/C Issuer, Agent, and Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional, and irrevocable, and not subject to abatement, reduction, withholding, deduction, deferment, interruption, recoupment, or other right (whether legal, equitable, or otherwise) for any reason whatsoever, without necessity of presentment, demand, protest, or other formalities, and the obligations of each Lender to make payments to Agent with respect to Letters of Credit shall be absolute, unconditional, and irrevocable. Such obligations of Borrower and Lenders shall be paid strictly in accordance with the terms hereof under all circumstances, including and/or despite any of the following:
(i)any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Loan Documents or any other agreement;
(ii)the existence of any claim, setoff, defense (including suretyship), or other right that Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein, or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);
(iii)any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect;
(iv)payment by Agent or L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft, certificate, or other document that does not comply with the terms of such Letter of Credit or such guaranty;
(v)the fact that a Default or an Event of Default has occurred and is continuing;
(vi)any bankruptcy, insolvency, receivership, reorganization, or similar proceeding discharging or otherwise affecting Borrower or any of its Affiliates;
(vii)Agent’s, L/C Issuer’s, or any other Lender’s rights and remedies with respect to any collateral;
(viii)Borrower’s claims, rights, or remedies against any of its Affiliates;
(ix)Agent’s, L/C Issuer’s, or any other Lender’s waiver or release of any obligation of Borrower;
(x)any amendment, supplement, restatement, or renewal of this Agreement or any other agreement, document, or instrument relating hereto;
(xi)any loss or damage to any collateral;

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(xii)the failure of any lien or security interest in favor of Agent (for the benefit of the Lenders) to attach, be perfected or recorded, or remain perfected or recorded;
(xiii)Agent’s release of any collateral, or taking of additional collateral, and Borrower waives any and all rights with respect to all of the foregoing; or
(xiv)any other circumstance or event whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Annex A, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder, and Borrower waives any and all rights with respect to all of the foregoing.
(i)L/C Issuer Discretion.
(i)For Borrower’s account, L/C Issuer may at any time provide in a Letter of Credit or otherwise agree to do or do the following:
(A)send the Letter of Credit via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) network and bind Borrower directly and as an indemnifier to the rules applicable to SWIFT messages (including, but not limited to, rules obligating Borrower or L/C Issuer to pay bank charges);
(B)assert, waive, or, with any necessary consent from the beneficiary or other person or entity, amend any provision in the Letter of Credit or applicable practice that primarily concerns issuer operations including, but not limited to, (A) identification of the Letter of Credit in any presentation, (B) marking of the Letter of Credit to reflect a transfer, payment, or other action, (C) specification of the business days and hours, manner, and place for L/C Issuer receiving a presentation, effecting honor, and giving notice of dishonor under the Letter of Credit, (D) duration of the period(s) for examination, approaching Borrower for a waiver, or sending a notice of refusal, (E) disposition of the beneficiary’s documents after dishonor or while approaching Borrower for a waiver, and (F) replacement of a lost Letter of Credit or recognition of a successor beneficiary;
(C)discount an accepted draft or deferred payment undertaking incurred under the Letter of Credit, at the request of the beneficiary or other third party, without affecting the amount or due date of Borrower’s obligations to reimburse or pay fees to L/C Issuer;
(D)select any branch, bank office, or L/C Issuer affiliate or any other bank or financial institution or affiliate for issuing, advising, transferring, confirming, and/or nominating bank or person or entity under the law and practice of the place where it acts (if the Letter of Credit permits advice, transfer, confirmation, and/or nomination) to act under contract with L/C Issuer as a letter of credit processing agent for L/C Issuer in L/C Issuer’s issuance of the Letter of Credit or processing of demands or in any other action that L/C Issuer is required or permitted to take under the Letter of Credit;
(E)accept documents that appear on their face to be in substantial compliance with the terms and conditions of a Letter of Credit without responsibility for further investigation and disregarding any information or data outside of the face of the documents, regardless of any notice or information to the contrary, and may honor and make payment upon any presentation that appears on its face to substantially comply with the terms and conditions of a Letter of Credit, whether or not the Letter of Credit requires strict compliance and without

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regard to any non-documentary condition in such Letter of Credit (including, but not limited to, honor of a draft that is non-negotiable or informal, honor up to the amount available under the Letter of Credit of a demand claiming more than that amount, honor of a draft or other document that lacks a reference to the Letter of Credit, honor of a presentation of documents that include inconsistent extraneous data, and allowance of a grace period of one business day for timing requirements under the Letter of Credit);
(F)decline to accept any documents and make payment if such documents are not in strict compliance with the terms and conditions of a Letter of Credit;
(G)provide for or submit to arbitration, mediation, DOCDEX (the ICC Banking Commission’s informal dispute resolution service), or the like for the resolution of some or all disputes with the beneficiary or other person or entity; and
(H)replace a purportedly lost, stolen, or destroyed original Letter of Credit or amendment thereto with a replacement marked as such or waive a requirement for its presentation
(ii)Unless specifically committed to do so in a writing signed by L/C Issuer, L/C Issuer is not required to issue any Letter of Credit amendment. If the Letter of Credit may be extended or terminated by a notice given or other action taken by L/C Issuer (with or without the passage of time), then, whether or not requested to do so by Borrower, L/C Issuer shall have the right to give such notice or take such action, to fail or refuse to do so, or to fail to retain proof of doing so. If L/C Issuer gives such notice or takes such action at Borrower’s request, then Borrower shall obtain the beneficiary’s acknowledgement and, in the case of Letter of Credit termination, return the original Letter of Credit. If L/C Issuer fails or refuses to give notice of non-extension or termination at Borrower’s timely written request, then L/C Issuer’s Letter of Credit Fees shall be calculated as if L/C Issuer had given such notice or taken such action.
(iii)If the beneficiary or another person or entity claims that L/C Issuer has wrongfully repudiated or dishonored a Letter of Credit, then L/C Issuer shall have the right to defend or settle the claim, with or without joining Borrower in any proceeding or negotiation and without regard to whether the claimant asserts that L/C Issuer is precluded from relying on a valid defense. Borrower shall have the obligation to mitigate damages and, if L/C Issuer pays or settles a claim then Borrower will reimburse, indemnify, account for any benefits, and cooperate with L/C Issuer as subrogee.
(iv)L/C Issuer’s actions in one or more instances shall not waive its right, with or without notice to Borrower, to use its discretion differently in other similar instances and shall not establish a course of conduct on which Borrower may rely in any other instances under the same or other Letter of Credit.
(j)Indemnification; Nature of Duties.
(i)In addition to amounts payable as elsewhere provided in this Agreement, Borrower hereby agrees to pay and to protect, indemnify, and save harmless Agent, L/C Issuer, and each Lender, and each other Indemnitee, from and against any and all claims, demands, liabilities, damages, losses, costs, charges, and expenses (including reasonable attorneys’ fees and allocated costs of internal and external counsel) that Agent, L/C Issuer, or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or

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guaranty thereof, (B) the failure of Agent or any Lender seeking indemnification or of L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, (C) arising from or incurred in connection with any breach of a representation, warranty, or covenant by Borrower; (D) arising out of or resulting from any suit, action, claim, proceeding, or governmental investigation, pending or threatened, whether based on statute, regulation, or order, or tort, or contract, or otherwise, before any court or governmental authority (and irrespective of who may be the prevailing party); (E) arising out of or in connection with any payment or action taken in connection with any Letter of Credit, including any action or proceeding seeking to restrain any drawing under a Letter of Credit or to compel or restrain any payment or any other action under a Letter of Credit or this Agreement (and irrespective of who may be the prevailing party); or (F) arising out of or in connection with any act or omission of any governmental authority or other cause beyond the Indemnitee’s reasonable control; except in each case to the extent such claim, liability, loss, damage, tax, penalty, interest, judgment, cost, or expense is found to have resulted from the gross negligence or willful misconduct of an Indemnitee (as finally determined by a court of competent jurisdiction in a non-appealable matter).
(ii)As between Agent, L/C Issuer, and any Lender and Borrower, Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by Law, none of Agent, L/C Issuer, or any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully and strictly with the conditions required in order to demand payment under such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent, L/C Issuer, or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent’s, L/C Issuer’s, or any Lender’s rights or powers hereunder or under this Agreement.
(iii)Limitations on Remedies.
(A)Nothing contained herein shall be deemed to limit or to expand any waivers, covenants, or indemnities made by Borrower in favor of L/C Issuer in any letter of credit application, reimbursement agreement, or similar document, instrument, or agreement between Borrower and L/C Issuer.
(B)EXCEPT AS MAY BE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER L/C ISSUER (NOR ANY OTHER INDEMNITEE) SHALL BE

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LIABLE TO BORROWER IN CONTRACT, TORT, OR OTHERWISE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES.
(C)Borrower must take action to avoid and reduce the amount of damages claimed against L/C Issuer (or other Indemnitee, as applicable).
(D)Borrower’s aggregate remedies against L/C Issuer for honoring a presentation or retaining honored documents in breach of L/C Issuer’s obligations to Borrower (whether arising under this Agreement, any other agreement, document, or instrument relating hereto, applicable letter of credit practice or law, or any other applicable law) are limited to the aggregate amounts paid by Borrower to L/C Issuer with respect to the honored presentation.
(E)In any dispute or litigation between Borrower and L/C Issuer, Borrower shall pay L/C Issuer’s reasonable attorneys’ fees, expert witness fees, and other expenses of litigation or dispute resolution, unless Borrower obtains a non-appealable award for damages against L/C Issuer, as so ordered by a court of competent jurisdiction. If Borrower prevails in an action based on forgery or fraud of the beneficiary or other presenter, this does not relieve Borrower from its obligation to pay L/C Issuer’s fees and expenses in contesting the entry or maintenance of injunctive relief.
(iv)L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (A) provided to Agent in Section 11.6 of this Agreement with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Letter of Credit documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Section 11.6 of this Agreement included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.
(v)Borrower, Agent, and Lenders each agree that, in the absence of gross negligence or willful misconduct on the part of L/C Issuer (as finally determined by a court of competent jurisdiction), L/C Issuer will be deemed to have exercised care in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
(k)Letters of Credit Issued for account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated as a primary obligor as set forth herein for any and all drawings under such Letter of Credit, and irrevocably waives any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary of Borrower, Borrower agrees that (i) such Subsidiary shall have no rights against L/C Issuer, Agent, or any Lender and Borrower shall hold L/C Issuer, Agent and any such Lender harmless with respect to any claim or other attempted exercise of rights by such Subsidiary against any of them, (ii) Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement and any application or reimbursement agreement, (iii) Borrower shall have the sole right to give instructions and make agreements with respect to this Agreement and the Letter of Credit, and the disposition of documents related thereto, and (iv) Borrower shall have all powers and rights in respect of any security

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arising in connection with the Letter of Credit and the transactions related thereto. Borrower shall, at the request of L/C Issuer, cause such Subsidiary to execute and deliver an agreement confirming the terms specified in the immediately preceding sentence and acknowledging that it is bound thereby.
(l)Rules of Practice. Unless otherwise expressly agreed by L/C Issuer and Borrower when a Letter of Credit is issued by it, (i) the rules of the International Standby Practices, ICC Publication No. 590 (as amended, supplemented, restated, and/or republished from time to time, the “ISP”) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (as amended, supplemented, restated, and/or republished from time to time, the “UCP”) shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, L/C Issuer shall not be responsible to Borrower for, and L/C Issuer’s rights and remedies against Borrower shall not be impaired by, any action or inaction of L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where L/C Issuer, the beneficiary, or any advising, transferring, confirming, or nominated bank or person or entity is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade, or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.
(m)Survival. The provisions of this Annex A shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively), any termination of this Agreement, and the assignment of any rights hereunder.

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ANNEX B TO
CREDIT AGREEMENT
CASH MANAGEMENT SYSTEMS
Each Loan Party shall, and shall cause its Subsidiaries to, establish and maintain the Cash Management Systems described below:
(a)Borrower shall (i) on or before the Closing Date, establish and thereafter maintain at Fifth Third (A) the Collection Account, (B) the Disbursement Account and (C) one or more post office boxes at the U.S. Post Office at such address or addresses as Agent may notify Borrower from time to time upon reasonable advance written notice (collectively, “Lock Boxes”), and (ii) no later than 30 days after the Closing Date (or such longer period that Agent may agree to in its Permitted Discretion), (A) request in writing and take such reasonable steps to ensure that all Account Debtors forward payment directly to the Collection Account in the case of electronic Remittances and to the Lock Boxes in the case of paper Remittances, and (B) utilize Agent’s electronic deposit and cash management system (i.e., to scan and create an electronic file containing an electronic image of the Remittance data) to deposit, on each Business Day, all paper Remittances received by Borrower or any Subsidiary directly into the applicable Collection Account. No Loan Party and no Subsidiary shall notify any customer or Account Debtor to pay any Remittance to any other place or address other than the Collection Account (in the case of electronic Remittances) and the Lock Boxes (in the case of paper Remittances), in each case, without Agent’s prior written consent. Upon collection into a Lock Box and subject to, and in accordance with, the terms and conditions of the Bank Products provided by Agent to the Loan Parties, all Remittances received in the applicable Lock Box shall be deposited by Agent into the Collection Account.
(b)Notwithstanding anything to the contrary this Annex B, no later than two Business Days after the date any Loan Party receives collections with respect to any Bonded Accounts, Borrower shall establish and thereafter maintain at Fifth Third one or more segregated Collection Accounts which have no other collections or funds other than those derived from such Bonded Accounts, all collections derived from any Bonded Accounts shall be deposited into such segregated Collection Accounts.
(c)During a Cash Dominion Period, (i) all available funds in the Collection Account in excess of $250,000 will be automatically swept each Business Day from the Collection Account and immediately applied to the outstanding balance of the Revolving Loans, without the need for any further notice by Agent to Borrower; (ii) no Loan Party shall, and no Loan Party shall cause or permit any Subsidiary to, accumulate or maintain cash in the Disbursement Account or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements; (iii) the Collection Account will be subject only to the signing authority designated from time to time by Agent, and neither Borrower nor any Person other than Agent shall have any control over such deposits or funds; and (iv) Agent shall have sole access to the Collection Account.
(d)The Lock Boxes, the Disbursement Account and the Collection Account shall be cash collateral accounts, with all Remittances in such accounts securing payment of the Advances and all other Obligations, and in which each Loan Party and each Subsidiary thereof shall have granted a Lien to Agent pursuant to the Guaranty and Security Agreement.
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(e)All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 2.7 and shall be applied (and allocated) by Agent in accordance with this Agreement. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.
(f)Each Loan Party shall, and shall cause its Related Persons to, (i) hold in trust for Agent all Remittances received by such Loan Party or Related Person, and (ii) within one Business Day after receipt by any such Loan Party or any such Related Person of any Remittance, deposit the same into the Collection Account. Each Loan Party on behalf of itself and each Related Person acknowledges and agrees that all Remittances are part of the Collateral. All proceeds of the sale or other disposition of any Collateral shall be deposited directly into the Collection Account.
(g)Agent will have sole access to each Lock Box, and at no time shall Borrower remove any item from any Lock Box without Agent’s prior written consent.
(h)Each Business Day, each applicable Loan Party will cause all available funds in its Deposit Accounts with the Prior Lender in excess of $1,000,000 to be transferred, at the Loan Parties’ expense, to the Collection Account. During a Cash Dominion Period, Agent, in its sole discretion, may, among other things, require the Loan Parties to transfer all collected funds (if any) in their Deposit Accounts with the Prior Lender to the Collection Account at any time notwithstanding the foregoing.
(i)From and after the Closing Date, the Loan Parties shall not conduct any disbursement activity in their respective Deposit Accounts with the Prior Lender other than weekly sweeps (or more frequent sweeps as may be required pursuant to clause (h) above) to the Collection Account, which, with respect to weekly sweeps, shall occur no less frequently than Wednesday of each week, or if Wednesday of any such week is not a Business Day, the next succeeding Business Day.
(j)No later than 120 days after the Closing Date (or such later date as Agent may agree in its sole discretion), the Loan Parties shall cause each of their respective Deposit Accounts (other than Excluded Accounts) to become subject to a Deposit Account Control Agreement or closed.
(k)Except with respect to any Excluded Accounts and any Permitted Private Securities Accounts, no Loan Party shall open, acquire or maintain any Deposit Account or Securities Account (i) with any financial institution or securities intermediary other than Fifth Third Bank, N.A. and/or its Affiliates and (ii) without making such Deposit Account or Securities Account subject to a Deposit Account Control Agreement or a Securities Account Control Agreement, as applicable, within 120 days (or such later date as Agent may agree in its sole discretion), after the opening or acquisition thereof.
(l)On any date the aggregate amount of unrestricted cash of the Loan Parties is equal to or less than $10,000,000, all Marketable Securities shall be liquidated within five Business Days after such date, and the proceeds thereof shall be deposited into the Disbursement Account.
(m)
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ANNEX C TO
CREDIT AGREEMENT
FINANCIAL STATEMENTS, PROJECTIONS AND OTHER REPORTING
Borrower shall deliver or cause to be delivered to Agent and the Lenders, the following:
(a)Monthly Financials. Within 30 days after the end of each Fiscal Month, financial information regarding the Loan Parties and their Subsidiaries, certified by the Chief Financial Officer of the Loan Parties, consisting of consolidated and Consolidating (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; (ii) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnote disclosures); and (iii) a summary of the outstanding balance of all Intercompany Notes as of the last day of that Fiscal Month. Such financial information shall be accompanied by a Compliance Certificate showing the calculations used in determining compliance with the Financial Covenant (whether or not a Financial Covenant Period is then in effect) and a certification of the Chief Financial Officer of the Loan Parties that (A) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments and the absence of footnote disclosures) the financial position and results of operations of the Loan Parties on a consolidated and Consolidating basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and (B) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.
(b)Quarterly Financials. Within the later of (x) 45 days after the end of the first three Fiscal Quarters of each Fiscal Year and (y) the date Borrower is required to file its Form 10-Q with the SEC for each of the first three Fiscal Quarters of each Fiscal Year, consolidated and Consolidating financial information regarding the Loan Parties, certified by the Chief Financial Officer of the Loan Parties, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnote disclosures).Such financial information shall be accompanied by the certification of the Chief Financial Officer of the Loan Parties that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments and the absence of footnote disclosures) the financial position, results of operations and statements of cash flows of the Loan Parties, on both a consolidated and Consolidating basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrower shall deliver to Agent and Lenders, within 45 days after the end of each Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

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(c)Projections. To Agent and Lenders, as soon as available, but not later than 30 days after the end of each Fiscal Year, annual operating Projections for the Loan Parties, approved by the board of directors (or applicable governing body) of Borrower, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets and a monthly budget for the following year, and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Excess Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.
(d)Annual Audited Financials. To Agent and Lenders, within the earlier of (x) the date Borrower is required to file its Form 10-K with the SEC for any Fiscal Year and (y) 120 days after the end of each Fiscal Year, audited Financial Statements for the Borrower on a consolidated and (unaudited) Consolidating basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing acceptable to Agent. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with Financial Covenant (whether or not a Financial Covenant Period is then in effect), (ii) any annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iii) a Compliance Certificate certifying that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of the Loan Parties on a consolidated and Consolidating basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.
(e)Management Letters. To Agent and Lenders, within 5 Business Days after receipt thereof by any Loan Party, copies of all management letters, exception reports or similar letters or reports received by such Loan Party from its independent certified public accountants.
(f)Default Notices. To Agent and Lenders, as soon as practicable, and in any event within 5 Business Days after an executive officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, written notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof.
(g)Stockholder Deliveries and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Loan Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Loan Party with any securities exchange or with the SEC or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Loan Party to the public concerning material changes or developments in the business of any such Person.
(h)Subordinated Debt and Equity Notices. To Agent, as soon as practicable, copies of all material written notices given or received by any Loan Party with respect to any Subordinated Debt

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or Stock of such Person, and, within 5 Business Days after any Loan Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default.
(i)Supplemental Schedules. To Agent, supplemental disclosures, if any, required by Section 4.6.
(j)Litigation. To Agent in writing, promptly upon learning thereof, (i) notice of any Litigation commenced or threatened against any Loan Party in writing that (A) seeks damages in excess of $7,500,000, (B) seeks injunctive relief that would reasonably be expected to have a Material Adverse Effect on the Loan Parties, (C) is asserted or instituted against any ERISA Plan, its fiduciaries or its assets or against any Loan Party or ERISA Affiliate in connection with any ERISA Plan, (D) alleges criminal misconduct by any Loan Party, (E) alleges the violation of any Law regarding, or seeks remedies in connection with, any Environmental Liabilities and could reasonably be expected to result in Environmental Liabilities in excess of $1,000,000, (F) involves any product recall, or (G) is in connection with or provides notice of the occurrence of any Canadian Pension Termination Event, or (ii) any material developments in any respect of any Litigation described in the immediately preceding clause (i).
(k)Insurance Notices. To Agent, disclosure of losses or casualties required by Section 4.4.
(l)Lease Default Notices. To Agent, (i) within 5 Business Days after receipt thereof, copies of any and all default notices received under or with respect to any leased location, public warehouse or processor location where Collateral is located, (ii) monthly within 5 Business Days after payment thereof, evidence of payment of lease or rental payments as to each leased or rented location for which a landlord, bailee waiver or processor waiver has not been obtained, and (iii) such other notices or documents as Agent may reasonably request.
(m)Rate Contracts. To Agent within 2 Business Days after entering into such agreement or amendment, copies of all interest rate, commodity or currency hedging agreements or amendments thereto entered into by any Loan Party and a counterparty other than Fifth Third.
(n)[Reserved].
(o)Other Documents. Promptly following any request therefor, such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Loan Party’s or any of its Subsidiaries’ business or financial condition as Agent or any Lender (through Agent) shall, from time to time, reasonably request.
(p)Bonded Accounts. To Agent within 5 Business Days of the issuance of any Surety Bond or any amendment to any Surety Bond (including any amendment to the Closing Date Surety Bond), written notice which shall include: (i) a copy of such Surety Bond or amendment thereto, (ii) a description of the project or projects related to such Surety Bond or such amendment (if applicable), (iii) the name and address of the obligee under such Surety Bond or such amendment (if applicable), and (iv) a certification by an Responsible Officer of Borrower that (A) the information contained in such notice is true and correct and (B) no Account included in the Borrowing Base at the time of such notice would become a Bonded Account, or Bonded Inventory, as applicable, upon the issuance of such proposed Surety Bond; provided if any Account included in the Borrowing Base at the time of the issuance of such Surety Bond would become a Bonded Account or Bonded Inventory, as applicable, then, in lieu of providing the certification described in clause (iv)(B) above and prior to or concurrently with the issuance

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of any such Surety Bond, such Responsible Officer of Borrower may provide an updated Borrowing Base Certificate that reflects the exclusion of such Account from the Borrowing Base and certifying that the sum of all outstanding Advances at the time of such notice does not exceed the Borrowing Base as calculated pursuant to such updated Borrowing Base Certificate.

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ANNEX D TO
CREDIT AGREEMENT
COLLATERAL REPORTS
Borrower shall deliver or cause to be delivered the following:
(a)To Agent, upon its request, and in any event no less frequently than noon (New York, NY time) 15 days after the end of each Fiscal Month or, during an Increased Reporting Period, not later than Wednesday of each week, or if Wednesday of any such week is not a Business Day, the next succeeding Business Day (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), each of the following reports, each of which shall be prepared by Borrower as of the last day of the immediately preceding Fiscal Month or week, as applicable, or the date two days prior to the date of any such request:
(i)a Borrowing Base Certificate, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
(ii)a summary of Inventory of the Loan Parties by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and
(iii)a monthly trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.
(b)To Agent, together with each Borrowing Base Certificate, collateral reports with respect to the Loan Parties, including all additions and reductions (cash and non-cash) with respect to Accounts, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by Borrower as of the last day of the immediately preceding week or the date two days prior to the date of any request.
(c)To Agent, at the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex C:
(i)a reconciliation of the most recent monthly trial balance of Accounts delivered pursuant to this Annex D to the most recent Borrowing Base Certificate and general ledger, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
(ii)a reconciliation of the perpetual inventory by location to the most recent Borrowing Base Certificate, general ledger and monthly Financial Statements, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
(iii)an aging of accounts payable and a reconciliation of that accounts payable aging to Borrower’s general ledger and monthly Financial Statements, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and
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(iv)a reconciliation of the outstanding Advances as set forth in the monthly Loan Account statement provided by Agent to the general ledger and monthly Financial Statements, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.
(d)To Agent, at the time of delivery of each of the Financial Statements delivered pursuant to Annex C, (i) a listing of government contracts of the Loan Parties subject to the Federal Assignment of Claims Act of 1940 or the Financial Administration Act (Canada); and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Loan Party with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office or any similar office or agency in the prior Fiscal Quarter.
(e)Each Loan Party shall, at its own expense, deliver to Agent the results of each physical verification, if any, that such Loan Party may in its discretion have made, or caused any other Person to have made on its behalf, of all or any portion of its Inventory (and, if a Default or an Event of Default has occurred and is continuing, each Loan Party shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require).
(f)Each Loan Party, at its own expense, shall deliver to Agent such appraisals of its assets as Agent may request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to Agent.
(g)Such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral or Obligations of any or all Loan Parties as Agent shall from time to time request in its reasonable discretion.
(h)At any time Borrower desires to transfer Qualified Cash from the Borrowing Base Cash Collateral Account to the Collection Account, Borrower shall deliver to Agent, at least five Business Days prior to the date of the requested transfer, (i) a written request specifying the amount of Qualified Cash to be transferred (the “Requested Amount”) and (ii) a pro forma Borrowing Base Certificate calculating the Borrowing Base, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion, evidencing that, immediately after giving effect to the transfer of the Requested Amount, Revolving Exposure is less than or equal to Availability. So long as (A) no Default or Event of Default has occurred and is continuing and (B) immediately after giving effect to such transfer Revolving Exposure is less than or equal to Availability, Agent shall transfer the Requested Amount from the Borrowing Base Cash Collateral Account to the Collection Account.
(i)No later than monthly, the Borrower shall deliver, or cause to be delivered, statements in respect of the Marketable Securities included in the Borrowing Base.
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ANNEX E TO
CREDIT AGREEMENT
REVOLVING LOAN COMMITMENTS

Lender: Fifth Third Bank, National Association
Revolving Loan Commitment (including a Swing Line Maximum Amount of $7,500,000):	$75,000,000

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